 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-222596
JERASH HOLDINGS (US), INC.
Up to 1,430,000 Shares of Common Stock
This is an initial public offering of Jerash Holdings (US), Inc. common stock.
We are offering a minimum of 715,000 and up to 1,430,000 shares of our common stock, par value $0.001 per share.
Prior to this offering, there has been no public market for our common stock. The initial public offering price per share will be $7.00. On January 26, 2018, we applied to list our common stock on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “JRSH” and we have received conditional approval from Nasdaq for such listing. Trading of our common stock on the Nasdaq is expected to begin within five days after the initial closing of this offering. No assurance can be given that our application will receive final approval. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq, we will not complete this offering.
We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” and, as such, have elected to comply with reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Network 1 Financial Securities, Inc., or Network 1 or the Underwriter, is the underwriter for our initial public offering. The Underwriter in this offering is selling our shares of common stock on a “best efforts” basis and is not required to sell any specific number or dollar amount of common stock. This offering will terminate on May 31, 2018, or the Offering Termination Date, unless we sell the maximum amount of common stock set forth below before that date or we decide to terminate this offering prior to that date. The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company, in an escrow account established by us, until we have sold a minimum of 715,000 shares of common stock and we otherwise satisfy the listing conditions to trade our common stock on the Nasdaq. Once we satisfy the minimum stock sale and listing conditions, the funds will be released to us. In the event we do not sell a minimum of 715,000 shares of common stock or satisfy Nasdaq’s conditions by the Offering Termination Date, all funds received will be promptly returned to investors without interest or offset.
	Per Share	Total Minimum Offering	Total Maximum Offering
Public offering price	$7.00	$5,005,000	$10,010,000
Underwriting commissions(1)	$0.53	$375,375	$750,750
Non-Accountable Expense Allowance	$0.14	$100,100	$200,200
Proceeds, before out-of-pocket expenses, to us(2)	$6.34	$4,529,525	$9,059,050

(1)
We have also agreed to issue warrants to Network 1 in connection with this offering and to reimburse the Underwriters for certain expenses incurred by them. See “Underwriting” for a description of compensation payable to the Underwriters.

(2)
We estimate the total expenses of this offering, excluding the underwriting commissions, will be $618,979. Because this is a “best efforts” offering, the actual public offering amount, underwriting commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.

In connection with this offering, we have also agreed to issue to Network 1 a warrant to purchase shares of our common stock in an amount up to 4% of the shares of common stock sold in the public offering, with an exercise price equal to 125% of the per-share public offering price.
Prospectus dated March 14, 2018

You should rely only on the information contained in this prospectus and any prospectus supplement prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since these dates.
Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Jerash,” the “Company,” “we,” “us,” “our” and similar references refer to Jerash Holdings (US), Inc., which is the parent holding company of our wholly owned operating subsidiaries, Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”), which is an entity formed under the laws of the Hashemite Kingdom of Jordan (“Jordan”), Treasure Success International Limited (“Treasure Success”), which is an entity formed under the laws of Hong Kong, and Chinese Garments and Fashions Manufacturing Company Limited (“Chinese Garments”) and Jerash for Industrial Embroidery Company Limited (“Jerash Embroidery”), both entities formed under the laws of Jordan.
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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read and carefully consider the following summary together with the entire prospectus, including our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.
Our Company
Through our wholly owned operating subsidiaries, we are principally engaged in the manufacturing and exporting of customized, ready-made outerwear from knitted fabric produced in our facilities in Jordan.
We are a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Our production facilities are made up of three factory units and two warehouses and employ approximately 2,700 people. Our employees include local Jordanian workers as well as import workers from Bangladesh, Sri Lanka, India, Myanmar and Nepal. The total annual capacity at our facilities is approximately 6.5 million pieces.
Our Strategy
We are continuously focused on growing our operations by expanding existing production facilities and establishing beneficial relationships with neighboring factories; diversifying our range of products to include additional pieces, such as trousers and urban styling outerwear and different types of natural and synthetic materials; and expanding our workforce of import workers from countries other than Jordan. We also seek to diversify our sales geographically by exploring acquisition opportunities to further diversify our product range and export locations. We continue to focus on increasing customer diversification by introducing new customers as a result of our increased product and geographical offerings described above.
Nasdaq Listing Application and Proposed Symbol
On January 26, 2018, we filed an application to have our common stock listed on the Nasdaq under the symbol “JRSH.” While such application has been conditionally approved by Nasdaq, no assurance can be given that our application will receive final approval. Listing our common stock on the Nasdaq is a condition to consummating this offering.
Risks Associated with Our Business
Before you invest in our securities, you should carefully consider all the information in this prospectus, including the following risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects, as described more fully in the section entitled “Risk Factors”:
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We may require additional financing to fund our operations and capital expenditures; if we are unable to obtain such additional financing our business operations may be harmed;

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Future sales and issuances of our capital stock or rights to purchase capital stock could result in substantial dilution to our stockholders;

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We rely on one key customer for substantially all of our revenue;

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We are dependent on a single production segment comprised of a limited number of products;

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Our customers are in the clothing retail industry, which is subject to substantial cyclical variations;

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We face intense competition in the worldwide apparel manufacturing industry;

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All of our manufacturing facilities are located in Amman, Jordan, and we are subject to the risks of doing business abroad;

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Becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner; we estimate that we may incur approximately $735,000 in costs during the fiscal years ending March 31, 2018 and 2019 in connection with becoming a public company; and

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There is no current trading market for our securities, and if a trading market does not develop, you may be unable to resell your securities.

Organizational Structure
We have the following wholly owned subsidiaries: (i) Jerash Garments, an entity formed under the laws of Jordan, (ii) Treasure Success, an entity formed under the laws of Hong Kong, (iii) Chinese Garments, a wholly owned subsidiary of Jerash Garments, and (iv) Jerash Embroidery, a wholly owned subsidiary of Jerash Garments.
This table reflects our organizational structure:
Jerash Garments was established in Jordan in November 2000 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Jerash Garments’ principal activities are to house management offices and to operate production lines and sewing, ironing, packing and quality control units, as well as house our trims and finished products warehouses.
Chinese Garments was established in Jordan in June 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Chinese Garments’ principal activities are to house administration, human resources, finance and management offices and to operate additional production lines and sewing, ironing, and packing units, as well as house our trims warehouse.
Jerash Embroidery was established in Jordan in March 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan. Jerash Embroidery’s principal activities are to perform the cutting and embroidery for our products.

Treasure Success was established in Hong Kong in July 2016 and operates in Hong Kong. Treasure Success’s primary activities are to employ sales and merchandising staff and supporting personnel in Hong Kong to support the business of Jerash Garments and its subsidiaries.
Our Corporate Information
Jerash Holdings (US), Inc. is a holding company incorporated in the state of Delaware on January 19, 2016. On May 11, 2017, we implemented two transactions, the first being an equity contribution whereby the shareholders of Global Trend Investments Limited, a limited company incorporated in the British Virgin Islands (“Global Trend”), contributed 100% of the outstanding capital stock of Global Trend to Jerash Holdings (US), Inc. in exchange for an aggregate of 8,787,500 shares of our common stock, with Global Trend becoming a wholly owned subsidiary of the Company. In the second transaction, Global Trend merged with and into Jerash Holdings (US), Inc., with Jerash Holdings (US), Inc. being the surviving entity, as a result of which Jerash Holdings (US), Inc. became the direct parent of Global Trend’s wholly owned operating subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success. The transactions described above are collectively referred to in this prospectus as the “Merger.”
Our principal executive offices are located at 147 W. 35th Street, Room #1603, New York, NY 10001, and our telephone number is (212) 575-9085. Our website address is www.jerashholdings.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our common stock.
On October 10, 2017, the Company filed a registration statement on Form S-1 (File No. 333-218991) (the “Resale Registration Statement”) seeking to register 1,591,750 shares of common stock on behalf of certain selling security holders named therein (the “Selling Security Holders”). On October 27, 2017, the Resale Registration Statement was declared effective by the Securities and Exchange Commission. The Company has not and will not receive any proceeds from the sale of the common stock by the Selling Security Holders pursuant to the Resale Registration Statement. There are no selling security holders in this offering.
Accounting Treatment of Merger
For accounting purposes, Global Trend is recognized as the accounting acquirer, and Jerash Holdings (US), Inc. is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of Global Trend are treated as the historical financial statements of the combined company. Accordingly, the financial results presented in this prospectus reflect the operations of Global Trend, its subsidiaries and its affiliate, which includes as a variable interest entity Victory Apparel (Jordan) Manufacturing Company Limited, an entity formed under the laws of Jordan (“Victory Apparel”). Victory Apparel was incorporated in Jordan in 2005 and it is a wholly owned subsidiary of Wealth Choice Limited (“WCL”), a BVI corporation and the former sole shareholder of Global Trend. WCL acquired Global Trend and Jerash Garments from two third party individuals on March 21, 2012. On March 31, 2006, Victory Apparel purchased all of the property and equipment of Jerash Garments at an industrial building in Al Tajamouat Industrial City purchased by Jerash Garments on July 31, 2000. The land and building were not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel does not currently have any material assets or operations of its own, and Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw, our significant stockholders who together indirectly own 100% of Victory Apparel through WCL, intend to dissolve the entity. See the section titled “Related Party Transactions.”

Implications of Being an Emerging Growth Company
We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
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A requirement to have only two years of audited financial statements and only two years of related MD&A;

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Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; and

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Reduced disclosure about the emerging growth company’s executive compensation arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Exchange Act.
We could remain an emerging growth company for up to five years, or until the earliest of  (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.
In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering
Issuer
Jerash Holdings (US), Inc.
Securities offered
A minimum of 715,000 shares of common stock and up to a maximum of 1,430,000 shares of common stock
Offering price
$7.00 per share
Common stock outstanding immediately before this offering(1)
9,895,000 shares
Common stock to be outstanding following this offering
10,610,000 shares if the minimum is sold, 12,330,060 on a fully-diluted basis 11,325,000 shares if the maximum is sold, 13,073,660 on a fully-diluted basis.
Best efforts offering
Network 1 Financial Securities, Inc. is the underwriter of the securities in this offering. The Underwriter is selling the shares of our common stock offered in this prospectus on a “best efforts” basis and is not required to sell any specific number or dollar amount of shares offered by this prospectus, but will use its best efforts to sell such shares. However, one of the conditions to our obligation to sell any of the shares is that, upon the closing of the offering, our common stock will be approved for listing on the Nasdaq.
Use of proceeds
We intend to use the proceeds of this offering to fund development of new and current projects and facilities, for potential acquisitions, and for general corporate purposes and working capital. See “Use of Proceeds.”
Risk factors
You should read the section of this prospectus entitled “Risk Factors” starting on page 7 for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.
Description of the Underwriter Compensation
In connection with this offering, the Underwriter will receive a selling commission computed at the rate of 7.5% of the gross proceeds of the securities sold in the offering. The Underwriter will also receive a non-accountable expense allowance equal to 2% of the gross proceeds received at the closing of this offering and an accountable expense reimbursement which shall not exceed $75,000 in the aggregate.
Description of the Underwriter Warrants
In connection with this offering, the Underwriter will receive warrants to purchase an amount of shares equal to 4% of the shares sold in this offering for a price equal to $8.75 per share (125% of the offering price of the securities in this offering), subject to adjustments as set forth therein. The Underwriter Warrants are non-exercisable for a period of six months following the closing date of this offering and expire on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part.

Lock-Up
We, our directors, executive officers, and stockholders of 5% or greater of our outstanding common stock have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities with certain exceptions, for a period of 180 days following the closing of the offering of the shares. Stockholders of less than 5% of our outstanding common stock have agreed to similar limitations for a period of 90 days following the closing of the offering of the shares.
Nasdaq Listing Application and Proposed Symbol
On January 26, 2018, we filed an application to have our common stock listed on the Nasdaq under the symbol “JRSH.” While such application has been conditionally approved by Nasdaq, no assurance can be given that our application will receive final approval. Listing of our common stock on the Nasdaq is a condition to consummation of the offering.
Dividends
We do not anticipate paying dividends on our common stock for the foreseeable future.

(1)
The number of shares of our common stock outstanding prior to this offering is based on 9,895,000 shares outstanding as of March 9, 2018, and excludes the following:

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79,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of  $6.25;

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50,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of  $5.00;

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common stock underlying warrants to purchase 71,100 units, with each unit consisting of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1∕10th) of one share of common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date), at an exercise price of  $5.50 per unit; and

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1,484,250 shares of common stock that the Company intends to reserve for issuance pursuant to the Company’s 2018 Stock Incentive Plan.

RISK FACTORS
An investment in the securities offered hereby is speculative in nature, involves a high degree of risk, and should not be made by an investor who cannot bear the economic risk of its investment for an indefinite period of time and who cannot afford the loss of its entire investment. Each prospective investor should carefully consider the following risk factors, as well as other information contained elsewhere in this prospectus, before making an investment. If any of the following issues actually materializes, our operating results, financial condition and liquidity could be adversely affected, and you could lose part or all of your investment. The risks below are not the only ones we face. Additional risks presently unknown to us, and risks that are known to us that we currently consider immaterial, could also adversely affect our operating results, financial condition and liquidity.
Risks Related to Our Business and Our Industry
We may require additional financing to fund our operations and capital expenditures.
On December 14, 2016, we paid a dividend in an amount equal to $5,307,500 to our shareholders. As of December 31, 2017, we had cash and cash equivalents of approximately $14.3 million and restricted cash of approximately $3.5 million. There can be no assurance that our available cash, together with resources from our operations, will be sufficient to fund our operations and capital expenditures. In addition, our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. Treasure Success has entered into a secured credit facility with Hong Kong Shanghai Banking Corporation (“HSBC”) for up to a minimum of  $20,000,000 (the “Secured Credit Facility”) to finance the working capital needs of the Company. The Secured Credit Facility consists of  (i) an $8,000,000 import credit facility with HSBC entered into on May 29, 2017, and (ii) a $12,000,000 invoice discounting/factoring facility entered into on August 21, 2017. On December 31, 2017, we had incurred $947,655 of indebtedness under the Secured Credit Facility. In addition, we may be required to seek additional debt or equity financing in order to support our growing operations. We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders. If we cannot obtain additional financing, we may not be able to achieve our desired sales growth, and our results of operations would be negatively affected. See “Secured Credit Facility” on page 32 for additional details on the Secured Credit Facility.
Defaults under the Secured Credit Facility could result in a foreclosure on our assets by our lender which may result in a loss of your investment.
The Secured Credit Facility is guaranteed by us and Jerash Garments, as well as by our significant stockholders Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, and Mr. Ng Tsze Lun, a significant stockholder, whose interests may differ from the other stockholders of the Company as a result of their personal guarantees. The Secured Credit Facility is collateralized by a blanket security interest and include various financial and other covenants. If in the future we default under the Secured Credit Facility, our lender could, among other things, declare our debt to be immediately due and payable. If this were to occur, we would be unable to repay our bank debt in full unless we could sell sufficient assets or obtain new financing through a replacement credit facility or equity transaction. If a new credit facility could be obtained, it is likely that it would have higher interest rates and impose significant additional restrictions and requirements on us. There is no assurance that we would be able to obtain a waiver or amendment from our lender or obtain replacement debt financing or issue sufficient equity securities to refinance these facilities. If we are unable to pay off the facility, our lender could foreclose on our assets, which may result in a loss of your investment.
We rely on one key customer for substantially all of our revenue. We cannot assure you that this customer or any other customer will continue to buy our products in the same volumes or on the same terms.
Our sales to VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee and Jansport), directly and indirectly, accounted for approximately 85% of our total sales in the fiscal year ended March 31, 2016, which we refer to as “fiscal 2016,” approximately 79% of our total sales in the fiscal year ended March 31, 2017, which we refer to as “fiscal 2017,” and 77% of our total sales during the first nine months of the year ended March 31, 2018, which we referred to as “fiscal 2018.” From an accounting perspective, we are considered the primary obligor in our relationship with VF Corporation. We bear the credit and inventory risk, and we have the right to determine the price and to change our product. Therefore, we present the sales and related manufacturing activities on a gross basis.
We are not party to any long-term contracts with VF Corporation or our other customers, and our sales arrangements with our customers do not have minimum purchase requirements. As is common in our industry, VF Corporation and our other customers place purchase orders with us after we complete detailed sample development and approval processes. It is through these sample development and approval processes that we and VF Corporation agree to the purchase and manufacture of the garments in question. From April 1, 2017 to March 1, 2018, VF Corporation issued approximately 5,100 purchase orders to us in amounts ranging from approximately $10 to $570,000. We are not substantially dependent on any particular order from VF Corporation.
We cannot assure you that our customers will continue to buy our products at all or in the same volumes or on the same terms as they have in the past. The failure of VF Corporation to continue to buy our products in the same volumes and on the same terms as in the past may significantly reduce our sales and our earnings.
A material decrease in the quantity of sales made to our principal customers, a material adverse change in the terms of such sales or a material adverse change in the financial condition of our principal customers could significantly reduce our sales and our earnings.
We cannot assure you that VF Corporation will continue to purchase our merchandise at the same historical rate, or at all, in the future, or that we will be able to attract new customers. In addition, because of our reliance on VF Corporation as our key customer and their bargaining power with us, VF Corporation has the ability to exert significant control over our business decisions, including prices.
Any adverse change in our relationship with VF Corporation and its The North Face brand, or with their strategies and/or reputation, would have a material adverse effect on our results of operations.
Substantially all of our products are sold under The North Face brand that is owned by VF Corporation. Any adverse change in our relationship with VF Corporation would have a material adverse effect on our results of operations. In addition, our sales of those products could be materially and adversely affected if either VF Corporation’s or The North Face brand’s images, reputations or popularity were to be negatively impacted.
If we lose our key customer and are unable to attract new customers, then our business, results of operations and financial condition would be adversely affected.
If our key customer, VF Corporation, fails to purchase our merchandise at the same historical rate, or at all, we will need to attract new customers and we cannot assure you that we will be able to do so. We do not currently invest significant resources in marketing our products, and we cannot assure you that any new investments in sales and marketing will lead to the acquisition of additional customers or increased sales or profitability consistent with prior periods. If we are unable to attract new customers or customers that generate comparable profit margins to VF Corporation, then our results of operations and financial condition could be materially and adversely affected.
We have historically depended on a related party for substantially all of our sales.
Until August 2016, substantially all of our sales were made to a related party, Ford Glory International Limited (“Ford Glory”), who then sold our products to the end customers. Ford Glory is 49% owned by Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, through his wholly owned entity Merlotte Enterprise Limited (“Merlotte”). Pursuant to the terms of a sale and purchase agreement, dated July 13, 2016, between Lee Kian Tjiauw, a significant stockholder of ours, and Victory City Investments Limited (“Victory City”), which at that time was the ultimate 51% shareholder of our predecessor entity, Global Trend (the “Sale and Purchase Agreement”), Victory City sold its 51% interest in RS International Holdings Limited, an investment holding company to Mr. Lee. Pursuant to the Sale and Purchase Agreement, and effective August 1, 2016, all rights, interests and benefits of any contracts entered into with or sale/purchase orders made by any subsidiary of Victory City International

Holdings Limited, the parent of Victory City, on or prior to August 1, 2016 in respect of the sale and purchase of garment products manufactured or to be manufactured by the Company or one of our subsidiaries, together with the costs and obligations relating to those contracts, were transferred to the relevant subsidiary. Thereafter, we began conducting business directly with our customers and no longer through our affiliate, Ford Glory. Following August 1, 2016, there was a transition period for orders placed directly with Ford Glory during fiscal 2017. For the fiscal year ended March 31, 2017 and for the first nine months of fiscal 2018, approximately 37.6% and 0%, respectively, of our net sales were made to Ford Glory, who then sold our products to our customers. Approximately 52.6% and 72.8% of our net sales for the fiscal year ended March 31, 2017 and for the first nine months of fiscal 2018, respectively, were made directly to our customers with the support of Ford Glory.
During fiscal 2017, for sales orders received before customers successfully changed their vendor registrations to issue orders directly to us, we fulfilled the order for customers on behalf of Ford Glory, including inventory purchases and manufacturing. As customers now issue sales orders to us directly, support from Ford Glory is expected to continue to fade during the final three months of fiscal 2018. We no longer rely on Ford Glory to receive sales order for us, and we intend in the future to continue to sell all of our products directly to our customers, and our merchandising personnel now receive orders directly from our customers through our wholly owned subsidiaries, Treasure Success and Jerash Garments. While we intend in the future to continue to sell our products directly to our customers, there can be no guaranty that we will effectively make such a transition or that our customers will continue to purchase merchandise from us at the same rate as they have historically purchased from Ford Glory, or at all.
We may have conflicts of interest with our affiliates and related parties, and in the past, we have engaged in transactions and entered into agreements with affiliates that were not negotiated at arms’ length.
We have engaged, and may in the future engage, in transactions with affiliates and other related parties. These transactions may not have been on terms as favorable to us as could have been obtained from non-affiliated persons. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms as favorable as would be charged by others, there will always be an inherent conflict of interest between our interests and those of our affiliates and related parties. Through his wholly owned entity Merlotte, Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, has an indirect ownership interest in certain of the companies, including Ford Glory and Value Plus, with which we have, or in the future may have, such agreements or arrangements. In addition, we have entered into agreements with Victory Apparel, which is wholly owned by Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw, a significant stockholder. Our majority stockholders may economically benefit from our arrangements with related parties. If we engage in related party transactions on unfavorable terms, the Company’s operating results will be negatively impacted.
If we lose our larger brand and retail nominations or customers, or the customers fail to purchase our products at anticipated levels, our sales and operating results will be adversely affected.
Our results of operations depend to a significant extent upon the commercial success of our larger brand name customers. If we lose our significant brand nominations, our customers fail to purchase our products at anticipated levels, or our relationship with these customers or the brands and retailers they serve diminishes, it may have an adverse effect on our results and we may lose a primary source of revenue. In addition, we may not be able to recoup development and inventory costs associated with these customers and we may not be able to collect our receivables from them, which would negatively impact our financial condition and results of operations.
Our revenues and cash requirements are affected by the seasonal nature of our business.
A significant portion of our revenues are received during the first six months of our fiscal year. A majority of our VF Corporation orders are derived from winter season fashions, the sales of which occur in the Spring and Summer and are merchandized by VF Corporation during the Autumn months (September through November). As such, the second half of our fiscal years reflect lower sales in anticipation of the spring and summer seasons.
If the market share of our customers declines, our sales and earnings may decline.
Our sales can be adversely affected in the event that our direct and indirect customers do not successfully compete in the markets in which they operate. In the event that the sales of one of our major customers decline for any reason, regardless of whether it is related to us or to our products, our sales to that customer may also decline, which could reduce our overall sales and our earnings.
We are dependent on a single product segment comprised of a limited number of products.
Presently, our product offering is limited primarily to outerwear from knitted fabric. A shift in demand from such products may reduce the growth of new business for our products, as well as reduce existing business in those products. If demand in outerwear made from knitted fabric were to decline, we may endeavor to expand or transition our product offerings to other segments of the clothing retail industry. There can be no assurance that we would be able to successfully make such an expansion or transition, or that our sales and margins would not decline in the event we made such an expansion or transition.
Our direct and indirect customers are in the clothing retail industry, which is subject to substantial cyclical variations and could have a material adverse effect on our results of operations.
Our direct and indirect customers are in the clothing retail industry, which is subject to substantial cyclical variations and is strongly affected by any downturn or slowdown in the general economy. Factors in the clothing retail industry that may influence our operating results from quarter to quarter include:
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the volume and timing of customer orders we receive during the quarter;

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the timing and magnitude of our customers’ marketing campaigns;

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the loss or addition of a major customer or of a major retailer nomination;

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the availability and pricing of materials for our products;

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the increased expenses incurred in connection with introducing new products;

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currency fluctuations;

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political factors that may affect the expected flow of commerce; and

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delays caused by third parties.

In addition, uncertainty over future economic prospects could have a material adverse effect on our results of operations. Many factors affect the level of consumer spending in the clothing retail industry, including, among others:
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general business conditions;

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interest rates;

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the availability of consumer credit;

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taxation; and

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consumer confidence in future economic conditions.

Consumer purchases of discretionary items, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. Consequently, our customers may have larger inventories of our products than expected, and to compensation for any downturn they may reduce the size of their orders, change the payment terms, limit their purchases to a lower price range and try to change their purchase terms, all of which may have a material adverse effect on our financial condition and results of operations.
The clothing retail industry is subject to changes in fashion preferences. If our customers misjudge a fashion trend or the price which consumers are willing to pay for our products, our revenues could be adversely affected.
The clothing retail industry is subject to changes in fashion preferences. We design and manufacture products based on our customers’ judgment as to what products will appeal to consumers and what price consumers would be willing to pay for our products. Our customers may not be successful in accurately anticipating consumer preferences and the prices that consumers would be willing to pay for our products. Our revenues will be reduced if our customers are not successful, particularly if our customers reduce the volume of their purchases from us or require us to reduce the prices at which we sell our products.
If we experience product quality or late delivery problems, or if we experience financial problems, our business will be negatively affected.
We may from time to time experience difficulties in making timely delivery of products of acceptable quality. Such difficulties may result in cancellation of orders, customer refusal to accept deliveries or reductions in purchase prices, any of which could have a material adverse effect on our financial condition and results of operations. There can be no assurance that we will not experience difficulties with manufacturing our products.
We face intense competition in the worldwide apparel manufacturing industry.
We compete directly with a number of manufacturers of sport and outerwear from knitted fabric. Some of these manufacturers have a lower cost base than us, longer operating histories, larger customer bases, greater geographical proximity to customers and greater financial and marketing resources than we do. Increased competition, direct or indirect, could reduce our revenues and profitability through pricing pressure, loss of market share and other factors. We cannot assure you that we will be able to compete successfully with existing or new competitors, as the market for our products evolves and the level of competition increases. We believe that our business will depend upon our ability to provide apparel products of good quality and meeting our customers’ pricing and delivery requirements, as well as our ability to maintain relationships with our major customers. There can be no assurance that we will be successful in this regard.
In addition, our customers operate in an intensely competitive retail environment. In the event that any of our customers’ sales decline for any reason, whether or not related to us or to our products, our sales to such customers could be materially reduced, which will have a negative impact on our financial condition and results of operations.
We have previously experienced material weaknesses in our internal control over financial reporting. If we fail to establish and maintain a system of internal control over financial reporting, we may not be able to accurately and timely disclose information about our financial results or prevent fraud. Any inability to accurately and timely disclose financial results could harm our business and reputation and cause the value of our securities to decline.
A system of financial controls and procedures is necessary to ensure that information about our financial results is recorded, processed, summarized and reported, in an accurate and timely fashion. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. If we cannot disclose required information or provide reliable financial reports, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Our independent registered public accounting firm previously identified that we had a material weakness because we lacked sufficient personnel with an appropriate level of knowledge of accounting principles generally accepted by the United States of America (“U.S. GAAP”) and financial reporting. Although we have taken certain steps to address this deficiency, we may have a material weakness identified in the future if the controls and procedures we have implemented are inadequate.
Our results of operations are subject to fluctuations in currency exchange rates.
Exchange rate fluctuations between the U.S. dollar and the Jordanian dinar or Hong Kong dollar, as well as inflation in Jordan or Hong Kong may negatively affect our earnings. A substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars. However, a significant portion of the expenses associated with our Jordanian or Hong Kong operations, including personnel and facilities-related expenses, are incurred in Jordanian dinar or Hong Kong dollars, respectively. Consequently, inflation in Jordan or Hong Kong will have the effect of increasing the dollar cost of our operations in Jordan and Hong Kong, respectively, unless it is offset on a timely basis by a devaluation of the Jordanian dinar or Hong Kong dollar, as applicable, relative to the U.S. dollar. We cannot predict any future trends in the rate of inflation in Jordan or Hong Kong or the rate of devaluation of the Jordanian dinar or Hong Kong dollar, as applicable, against the U.S. dollar. In addition, we are exposed to the risk of fluctuation in the value of the Jordanian dinar and Hong Kong dollar vis-a-vis the U.S. dollar. There can be no assurance that the Jordanian dinar and Hong Kong dollar will remain effectively pegged to the U.S. dollar. Any significant appreciation of the Jordanian dinar or Hong Kong dollar against the U.S. dollar would cause an increase in our Jordanian dinar or Hong Kong dollar expenses, as applicable, as recorded in our U.S. dollar denominated financial reports, even though the expenses denominated in Jordanian dinar or Hong Kong dollars, as applicable, will remain unchanged. In addition, exchange rate fluctuations in currency exchange rates in countries other than Jordan where we operate and do business may also negatively affect our earnings.
We are subject to the risks of doing business abroad.
All of our products are manufactured outside the United States, at our subsidiaries’ production facilities in Jordan. Foreign manufacturing is subject to a number of risks, including work stoppages, transportation delays and interruptions, political instability, foreign currency fluctuations, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies (including U.S. policy toward these countries) and other factors which could have an adverse effect on our business. In addition, we may be subject to risks associated with the availability of and time required for the transportation of products from foreign countries. The occurrence of certain of these factors may delay or prevent the delivery of goods ordered by customers, and such delay or inability to meet delivery requirements would have a severe adverse impact on our results of operations and could have an adverse effect on our relationships with our customers.
Our ability to benefit from the lower labor costs in Jordan will depend on the political, social and economic stability of Jordan and in the Middle East in general. We cannot assure you that the political, economic or social situation in Jordan or in the Middle East in general will not have a material adverse effect on our operations, especially in light of the potential for hostilities in the Middle East. The success of the production facilities also will depend on the quality of the workmanship of laborers and our ability to maintain good relations with such laborers in these countries. We cannot guarantee that our operations in Jordan or any new locations outside of Jordan will be cost-efficient or successful.
U.S. Federal Income Tax Reforms could adversely affect us.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”). The 2017 Tax Act makes broad and complex changes to the U.S. corporate income tax system and includes a Transition Toll Tax (the “Toll Charge”), which is a one-time mandatory deemed repatriation tax on accumulated foreign subsidiaries’ previously untaxed foreign earnings. The Toll Charge will be paid over an eight-year period, starting in 2018, and will not accrue interest. The 2017 Tax Act also imposed a global intangible low-taxed income tax (“GILTI”), which is a new tax on certain off-shore earnings at an effective rate of 10.5% for tax years beginning after December 31, 2017 (increasing to 13.125% for tax years beginning after December 31, 2025) with a partial offset for foreign tax credits. We haven’t historically accrued for income taxes, and our preliminary estimate of the Toll Charge, which we anticipate will be accrued during the fourth quarter of fiscal 2018 and GILTI, which we don’t anticipate accruing until fiscal 2019, are subject to the finalization of management’s analysis related to certain matters, such as developing interpretations of the provisions of the 2017 Tax Act, changes to certain estimates and amounts related to the earnings and profits of certain subsidiaries, and the filing of our tax returns. U.S. Treasury regulations, administrative interpretations or court decisions interpreting the 2017 Tax Act may require further adjustments and changes in our estimates, which could have a material adverse effect on our business, results of operations or financial conditions. The Toll Charge is based on the Company’s post-May 2017 earnings & profits (“E&P”) of U.S.-owned foreign subsidiaries. The Company has not yet finalized its calculation of the total post-May 2017 foreign E&P for the respective foreign subsidiaries. Further, the Toll Charge is based in part on the amount of earnings held in cash and other specific assets at March 31, 2018, which is not yet known. The amount that we accrue for the Toll Charge in the fourth quarter of fiscal 2018 may be material and may have a material impact on our financial results for fiscal 2018. While we do not anticipate that the GILTI will have a material impact on our financial results, we may have to accrue for GILTI in fiscal 2019, which will have an impact on our financial results for fiscal 2019.
Our business could suffer if we violate labor laws or fail to conform to generally accepted labor standards or the ethical standards of our customers.
We are subject to labor laws issued by the Jordanian Ministry of Labor for our facilities in Jordan. In addition, many of our customers require their manufacturing suppliers to meet their standards for working conditions and other matters. If we violate applicable labor laws or generally accepted labor standards or the ethical standards of our customers by, for example, using forced or indentured labor or child labor, failing to pay compensation in accordance with local law, failing to operate our factories in compliance with local safety regulations, or diverging from other labor practices generally accepted as ethical, we could suffer a loss of sales or customers. In addition, such actions could result in negative publicity and may damage our reputation and discourage retail customers and consumers from buying our products.
Our products may not comply with various industry and governmental regulations and our customers may incur losses in their products or operations as a consequence of our non-compliance.
Our products are produced under strict supervision and controls to ensure that all materials and manufacturing processes comply with the industry and governmental regulations governing the markets in which these products are sold. However, if our controls fail to detect or prevent non-compliant materials from entering the manufacturing process, our products could cause damages to our customers’ products or processes and could also result in fines being incurred. The possible damages, replacement costs and fines could significantly exceed the value of our products and these risks may not be covered by our insurance policies.
We depend on our suppliers for machinery and maintenance of machinery. We may experience delays or additional costs satisfying our production requirements due to our reliance on these suppliers.
We purchase machinery and equipment used in our manufacturing process from third party suppliers. If our suppliers are not able to provide us with maintenance, additional machinery or equipment as needed, we might not be able to maintain or increase our production to meet any demand for our products, which would negatively impact our financial condition and results of operations.
We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.
We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our operating subsidiaries to meet our obligations. The deterioration of income from, or other available assets of, our operating subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us, which in turn could adversely affect our financial condition and results of operations.
Periods of sustained economic adversity and uncertainty could negatively affect our business, results of operations and financial condition.
Disruptions in the financial markets, such as what occurred in the global markets in 2008, may adversely impact the availability and cost of credit for our customers and prospective customers, which could result in the delay or cancellation of customer purchases. In addition, disruptions in the financial markets may have an adverse impact on regional and world economies and credit markets, which could negatively impact the availability and cost of capital for us and our customers. These conditions may reduce the willingness or ability of our customers and prospective customers to commit funds to purchase our services or products, or their ability to pay for our services after purchase. These conditions could result in bankruptcy or insolvency for some customers, which would impact our revenue and cash collections. These conditions could also result in pricing pressure and less favorable financial terms to us and our ability to access capital to fund our operations.

Risks Related to Operations in Jordan
We are affected by conditions to, and possible reduction of, free trade agreements.
We benefit from exemptions from customs duties and import quotas due to our location in Al Tajamouat Industrial City, a Qualifying Industrial Zone in Amman, Jordan, and the free trade agreements with the United States. Qualifying Industrial Zones (“QIZ”) are industrial parks that house manufacturing operations in Jordan and Egypt. They are special free trade zones established in collaboration with Israel to take advantage of the free trade agreements between the United States and Israel. Under the trade agreement between Jordan and the U.S., goods produced in QIZ areas can directly access U.S. markets without tariff or quota restrictions if they satisfy certain criteria. If there is a change in such benefits or if any such agreements were terminated, our profitability may be reduced.
President Donald Trump expresses antipathy towards existing and proposed trade agreements, has called for greater restrictions on free trade generally and significant increases on tariffs on goods imported into the United States, and has withdrawn the United States from certain trade agreements including the Trans-Pacific Partnership. It remains unclear what specifically President Trump would or would not do with respect to trade agreements, tariffs and duties relating to products manufactured in Jordan. If President Trump takes action or publicly speaks out about the need to terminate or re-negotiate existing free trade agreements on which we rely, or in favor of restricting free trade or increasing tariffs and duties applicable to our products, such actions may adversely affect our sales and have a material adverse impact on our business, results of operations and cash flows.
Our results of operations would be materially and adversely affected in the event we are unable to operate our principal production facilities in Amman, Jordan.
All of our manufacturing process is performed in a complex of production facilities located in Amman, the capital of Jordan. We have no effective back-up for these operations and, in the event that we are unable to use the production facilities located in Amman, Jordan as a result of damage or for any other reason, our ability to manufacture a major portion of our products and our relationships with customers could be significantly impaired, which would materially and adversely affect our results of operation.
Our operations in Jordan may be adversely affected by social and political uncertainties or change, military activity, health-related risks or acts of terrorism.
From time to time Jordan has experienced instances of civil unrest, terrorism and hostilities among neighboring countries, including Syria and Israel. A peace agreement between Israel and Jordan was signed in 1994. Terrorist attacks, military activity, rioting, or civil or political unrest in the future could influence the Jordanian economy and our operations by disrupting operations and communications and making travel within Jordan more difficult and less desirable. Political or social tensions also could create a greater perception that investments in companies with Jordanian operations involve a high degree of risk, which could adversely affect the value of your investment. We do not have insurance for losses and interruptions caused by terrorist attacks, military conflicts and wars, which could subject us to significant financial losses. The realization of any of these risks could cause a material adverse effect on our business, financial condition, results of operations and cash flows.
We may face interruption of production and services due to increased security measures in response to terrorism.
Our business depends on the free flow of products and services through the channels of commerce. In response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services may be slowed or stopped altogether. Extensive delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential delays. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities. The United States economy in general may be adversely affected by terrorist activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

We are subject to regulatory and political uncertainties in Jordan.
We conduct substantially all of our business and operations in Jordan. Consequently, government policies and regulations, including tax policies, in Jordan will impact our financial performance and the market price of our common stock.
Jordan is a constitutional monarchy, but the King holds wide executive and legislative powers. The ruling family has taken initiatives that support the economic growth of the country. However, there is no assurance that such initiatives will be successful or will continue. The rate of economic liberalization could change, and specific laws and policies affecting manufacturing companies, foreign investments, currency exchange rates and other matters affecting investments in Jordan could change as well. A significant change in Jordan’s economic policy or any social or political uncertainties could adversely affect business and economic conditions in Jordan generally and our business and prospects.
If we violate applicable anti-corruption laws or our internal policies designed to ensure ethical business practices, we could face financial penalties and reputational harm that would negatively impact our financial condition and results of operations.
We are subject to anti-corruption and anti-bribery laws in the United States and Jordan. Jordan’s reputation for potential corruption and the challenges presented by Jordan’s complex business environment, including high levels of bureaucracy, red tape, and vague regulations, may increase our risk of violating applicable anti-corruption laws. We face the risk that we, our employees or any third parties such as our sales agents and distributors that we engage to do work on our behalf may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business, including the Foreign Corrupt Practices Act of 1977 (“FCPA”). Any violation of the FCPA or any similar anti-corruption law or regulation could result in substantial fines, sanctions, civil or criminal penalties and curtailment of operations that might harm our business, financial condition or results of operations.
You may face difficulties in protecting your interests and exercising your rights as a stockholder of ours since we conduct substantially all of our operations in Jordan and certain of our officers and directors reside outside of the United States.
Certain of our officers and directors reside outside the United States. Therefore, investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in any of these jurisdictions based upon U.S. laws, including the federal securities laws or other foreign laws against us, our officers and directors. Furthermore, we conduct substantially all of our operations in Jordan through our operating subsidiaries. Because the majority of our assets are located outside the United States, any judgment obtained in the United States against us or certain of our directors and officers may not be collectible within the United States.
Risk Factors Relating to this Offering and Ownership of our Securities
There currently is no trading market for our securities and one may never develop.
There is currently no active trading market or public market for our securities, and our securities will not be traded in the open market prior to this offering. Although we intend to list our securities on the Nasdaq in connection with this offering, an adequate trading market for the securities may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and our board of directors and may not be representative of the market price at which our securities may trade after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price in this offering.
We have filed an application to have our securities listed on the Nasdaq. We can provide no assurance that our securities will be listed, and if listed, that our securities will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of the Nasdaq, our securities could be delisted.
On January 26, 2018, we filed an application to have our securities listed on the Nasdaq. Listing of our securities on the Nasdaq is a condition to consummating this offering. Our application has received conditional approval and we anticipate that our securities will be eligible to be listed on the Nasdaq, subject to actions which may be required to meet the exchange’s listing requirements. However, we can provide no assurance that our application will receive final approval, and, if approved, that an active trading market for our securities will develop and continue. As a result, you may find it more difficult to purchase and dispose of our securities and to obtain accurate quotations as to the value of our securities. For our securities to be listed on the Nasdaq, we must meet the current Nasdaq initial and continued listing requirements. If we were unable to meet these requirements, our securities could be delisted from the Nasdaq. Any such delisting of our securities could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.
The best efforts structure of this offering may yield insufficient gross proceeds to fully execute on our business plan.
The Underwriter is offering shares of our common stock in this offering on a best efforts basis. The Underwriter is not required to sell any specific number or dollar amount of our securities, but will use its best efforts to sell the shares offered by us. It is a condition to this offering that, upon the closing of the offering, our common stock qualifies for listing on the Nasdaq. In order to list, the Nasdaq requires that the company meet certain quantitative minimum thresholds for its market value of public float, stockholders’ equity, number of public shareholders, and public float in shares. As a “best efforts” offering, there can be no assurance that we will successfully raise this minimum amount, that the offering will satisfy the listing conditions required to trade our securities on the Nasdaq or that the offering will ultimately be completed or will result in any proceeds being made available to us. If we sell only the minimum number of shares yielding insufficient gross proceeds, we may be unable to sufficiently fund our operations or fully execute on our business plan. This could potentially result in a material adverse effect on our business, prospects, financial conditions and results of operations.
Our majority stockholders will control the Company for the foreseeable future, including the outcome of matters requiring stockholder approval.
Immediately prior to this offering, three of our stockholders beneficially own approximately 81.8% of our outstanding common stock, and even after this offering, assuming the maximum amount is sold, the three stockholders will beneficially own 71.5% of our outstanding common stock, assuming they do not participate in this offering. Therefore, you will not have any ability to exercise control over our Company, and such entities and individuals will have the ability, acting together, to elect all of our directors and to substantially influence the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of the Company, (ii) a sale of all or substantially all of our assets; and (iii) amendments to our corporate documents. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals.
Your ownership interest in us may be diluted by exercises of currently outstanding or committed warrants.
We have granted warrants to purchase up to 71,100 units to designees of the placement agent in connection with a private placement offering that we initially closed on May 15, 2017 and had subsequent closings on August 18, 2017 and September 27, 2017 (the “Private Placement”). Each unit consists of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1∕10th) of one share of common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date). The private placement agent warrants are exercisable with respect to 48,600 units beginning on July 15, 2017 and expiring on May 15, 2022, 18,000 units beginning on October 18, 2017 and expiring on August 18, 2022, and 4,500 units beginning on November 27, 2017 expiring on September 27, 2022. The private placement agent’s warrants are exercisable at a price per unit equal to $5.50.
Also in connection with the Private Placement, we issued five-year warrants to purchase up to 79,000 shares of our common stock to various accredited investors at an exercise price of  $6.25 per share. Such warrants expire on May 15, 2022 with respect to 54,000 warrants, August 18, 2022 with respect to 20,000 warrants, and September 27, 2022 with respect to 5,000 warrants. We have also issued a five-year warrant to one of our board advisors to purchase up to 50,000 shares of common stock. The warrant has an exercise price of  $5.00 per share and may be converted by means of a cashless exercise during the term of the warrant. This warrant may be exercised any time until May 15, 2022.
Finally, in connection with this offering, we have agreed to issue the Underwriter Warrants to purchase the amount of shares equal to 4% of the shares sold in this offering for 125% of the offering price of the shares sold in this offering. The warrants will be non-exercisable for a period of six months following the closing date of this offering, and expire five years from the date the registration statement, of which this prospectus is a part, is declared effective by the SEC.
To the extent any of the foregoing warrants are exercised, our shareholders’ ownership interest in us will be diluted, which will reduce the value of an investment in us.
Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause the market price of our securities to decline.
We may issue additional securities in the future. We intend to establish a 2018 Stock Incentive Plan (the “Plan”) and reserve 1,484,250 shares of common stock equal to 15% of the total number of shares of common stock outstanding prior to this offering, for issuance to certain members of management and key employees of the Company pursuant to the Plan. Shares to be issued under the Plan will be registered pursuant to a Registration Statement on Form S-8.
Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our stockholders may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.
Sales of a substantial number of our securities in the public market could cause our stock price to fall.
If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our securities in the public market after the lock-up and other legal restrictions on sale discussed in this prospectus lapse, the market price of our securities could decline. Based upon the number of shares of common stock, on an as-converted basis, outstanding as of March 9, 2018, upon the closing of this offering, we will have outstanding a total of 11,325,000 shares of common stock, assuming the maximum number of shares is issued in this offering. Of these shares, as of the closing date of this offering, approximately 1,430,000 shares of our common stock will be freely tradeable, without restriction, in the public market immediately following this offering, assuming that current stockholders do not purchase shares in this offering. Our Underwriter, however, may, in its sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.
The lock-up agreements pertaining to this offering will expire 90 days from the date of the closing of the offering for shareholders owning less than 5% of our outstanding common stock, and 180 days from the date of the closing of the offering for our officers, directors and shareholders of 5% or greater of our outstanding common stock. After the lock-up agreements expire, based upon the number of shares of common stock, on an as-converted basis, outstanding as of March 9, 2018, up to an additional 9,895,000 shares of common stock will be eligible for sale in the public market, subject to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).
We do not expect to pay dividends for the foreseeable future.
We do not expect to pay dividends on our common stock for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends from his or her investment should not purchase our common stock.

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.
The allocation of net proceeds of the offering set forth in the section entitled “Use of Proceeds” represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our projects’ future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including success of our management’s initiatives, cash generated by our operations and project acquisition and development. We may find it necessary or advisable to use portions of the proceeds from the offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purpose for which the proceeds may be used are discussed in the section entitled “Use of Proceeds.” You may not have an opportunity to evaluate the information on which we base our decisions on how to use the proceeds and may not agree with the decisions made.
If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
We are required to comply with the laws, regulations, requirements and certain corporate governance provisions under the Exchange Act and the Sarbanes-Oxley Act. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management, and will significantly increase our costs and expenses and will make some activities more time-consuming and costly. In connection with becoming a reporting company, we will need to continue or begin:
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Instituting a more comprehensive compliance function;

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Preparing and distributing periodic and current reports under the federal securities laws;

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Establishing new internal policies, such as those related to insider trading; and

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Involving and retaining outside counsel and accountants to a greater degree than before we became a reporting company.

Our ongoing compliance efforts will increase general and administrative expenses and may divert management’s time and attention from the development of our business, which may adversely affect our financial condition and results of operations. We estimate that we may incur approximately $735,000 in costs during the fiscal years ending March 31, 2018 and 2019 in connection with becoming a public company.
Our lack of experienced accounting staff may impact our ability to report our future financial results on a timely and accurate basis, and we need to retain the services of additional accountants and consultants with required accounting experience and expertise.
With the exception of our chief financial officer, our accounting and finance staff lacks depth and skill in the application of U.S. GAAP with respect to external financial reporting for Exchange Act reporting companies. We intend to engage the services of additional accounting personnel and expert consultants to assist with our financial accounting and reporting requirements to develop our internal control over financial reporting and to produce timely financial reports. Until we do so, we may experience difficulty producing reliable and timely financial statements, which could cause investors to lose confidence in our reported financial information, the market price of our stock to decline significantly, reduce the likelihood that we would be able to obtain additional financing on acceptable terms, and harm our business and financial condition.
We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until the end of the second fiscal year reported on our second annual report on Form 10-K.
We will not be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until our annual report on Form 10-K for the fiscal year ending March 31, 2019. In addition, as a smaller reporting company, we will not be required to obtain an auditor attestation of management’s evaluation of internal controls over financial reporting once such internal controls are in place. As a result, we may fail to identify and remediate a material weakness or deficiency in our internal control over financial reporting, which may cause our financial statements and related disclosure to contain material misstatements and could cause delays in filing required financial statements and related reports. Furthermore, the process of designing and implementing internal controls over financial reporting may divert our internal resources and take a significant amount of time and expense to complete. The actual or perceived risk associated with our lack of internal controls could cause investors lose confidence in our reported financial information, which could negatively impact the market for our common stock and cause us to be unable to obtain additional financing on acceptable terms or at all, which could cause harm to our business and financial condition.
The reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, which may lead to volatility and a decrease in the price of our common stock.
For as long as we continue to be an emerging growth company, we may take advantage of exemptions from reporting requirements that apply to other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we may rely on these exemptions, which include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to opt out of the extended transition period for complying with the revised accounting standards. This election is irrevocable. If investors find our common stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for our common stock and our stock price may be more volatile or may decrease.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements estimating the impacts of U.S. tax reform; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” among other places in this prospectus.
Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We do not intend, and undertake no obligation, to update any forward-looking statement, except as required by law.
Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Accordingly, the safe harbor for forward looking statements under the PSLRA is not currently available to the Company because we may be considered to be an issuer of penny stock. Upon our listing on the Nasdaq, we will no longer be an issuer of penny stock and the safe harbor under the PSLRA will be available to the Company.

DETERMINATION OF OFFERING PRICE
Prior to this offering, there has been no public market for our common stock. The public offering price was determined through negotiations between us and the representative of the Underwriter, and does not necessarily bear any relationship to the value of our assets, our net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the securities. In addition to prevailing market conditions, the factors considered in determining the public offering price of our common stock included the following:
•
the information included in this prospectus;

•
the valuation multiples of publicly traded companies that we or the Underwriter believes to be comparable to us;

•
our financial information;

•
our prospects and the history and prospects of the industry in which we compete;

•
an assessment of our management, its past and present operations, and the prospects for, and timing of, our projects’ future revenues;

•
the present state of our development; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

USE OF PROCEEDS
Assuming we raise the minimum amount under this offering, we estimate that net proceeds from our issuance and sale of the minimum number of shares of common stock in this offering will be approximately $4,110,746, based on the initial public offering price of  $7.00 per share, after deducting placement commissions and estimated offering expenses payable by us in connection with the offering. This amount does not include the proceeds that we may receive in connection with any exercise of the Underwriter Warrants issued to the Underwriter in connection with this offering. However, we cannot predict when or if the Underwriter Warrants will be exercised, and it is possible that the Underwriter Warrants may expire and never be exercised.
Below is our estimate of how we expect the proceeds to us from this offering to be used:
Use of Proceeds	Minimum	Maximum
Gross Proceeds	$5,005,000	$10,010,000
Offering expenses, fees and commissions	$894,254	$1,369,729
Net Proceeds	$4,110,746	$8,640,271
Development of new and current projects and facilities*	$1,000,000	$1,000,000
Potential project acquisitions	$1,000,000	$3,000,000
General corporate purposes and working capital	$2,110,746	$4,640,271

*
Our development of new and current projects and facilities includes the hiring of approximately 300 additional import workers and the establishment of a printing section within our facilities that will provide us with multicolor screen printing capabilities.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual use of net proceeds may vary depending on numerous factors, including general business conditions, order quantities, and timing of potential acquisitions. In addition, we might decide to postpone or not pursue certain projects if, among other factors, the net proceeds from this offering and our other sources of cash are less than expected. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in interest-bearing investment-grade securities or deposits.

MARKET FOR OUR COMMON STOCK AND SHARES ELIGIBLE FOR FUTURE SALE
There is currently no active trading market or public market for our securities, and our securities will not be traded in the open market prior to this offering. We intend to list our securities on the Nasdaq in connection with this offering. See the section titled “Risk Factors Relating to this Offering and Ownership of Our Securities.”
DILUTION
If you invest in our securities in this offering, your investment will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the as-adjusted net tangible book value per share of our common stock after giving effect to the offering.
Our net tangible book value as of December 31, 2017 was $35,027,524, or approximately $3.54 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.
Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in the offering and the as-adjusted net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the offering and our sale of the minimum number of 715,000 shares of common stock in the offering at a public offering price of  $7.00 per combination of share of common stock, and after deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2017 would have been $39,138,270, or $3.69 per share of common stock. This represents an immediate increase in pro forma as-adjusted net tangible book value of  $0.15 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of  $3.31 per share of common stock to investors of the offering, as illustrated in the following table, based on shares outstanding as of December 31, 2017.
Offering price per share of common stock		$7.00
Actual net tangible book value per share before this offering, as of December 31, 2017(1)	$3.54
Increase in net tangible book value per share attributable to new investors(2)	$0.15
Pro forma net tangible book value per share of common stock after this offering, as of December 31, 2017(3)		$3.69
Dilution in net tangible book value per share of common stock to new investors in the offering		$3.31

(1)
Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of common shares (9,895,000) issued and outstanding prior to the offering

(2)
Represents the difference between (i) pro forma net tangible book value per share after this offering and (ii) net tangible book value per share as of December 31, 2017.

(3)
Determined by dividing (i) pro forma adjusted net tangible book value, which is our net tangible book value plus the cash proceeds of this offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of our common shares to be outstanding following this offering.

After giving effect to the offering and our sale of the maximum number of 1,430,000 shares of common stock in the offering at a public offering price of  $7.00 per combination of share of common stock, and after deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2017 would have been $43,667,795, or $3.86 per share of common stock. This represents an immediate increase in pro forma as-adjusted net tangible book value of  $0.32 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of  $3.14 per share of common stock to investors of the offering, as illustrated in the following table, based on shares outstanding as of December 31, 2017.
Offering price per share of common stock		$7.00
Actual net tangible book value per share before this offering, as of December 31, 2017(1)	$3.54
Increase in net tangible book value per share attributable to new investors(2)	$0.32
Pro forma net tangible book value per share of common stock after this offering, as of December 31, 2017(3)		$3.86
Dilution in net tangible book value per share of common stock to new investors in the offering		$3.14

(1)
Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of common shares (9,895,000) issued and outstanding prior to the offering

(2)
Represents the difference between (i) pro forma net tangible book value per share after this offering and (ii) net tangible book value per share as of December 31, 2017.

(3)
Determined by dividing (i) pro forma adjusted net tangible book value, which is our net tangible book value plus the cash proceeds of this offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of our common shares to be outstanding following this offering.

DIVIDEND POLICY
On December 14, 2016, we paid a dividend in an amount equal to $5,307,500 to our shareholders. The payment of dividends on our common stock in the future will depend on our earnings, capital requirements, operating and financial condition and such other factors as our board of directors may consider appropriate. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.
CAPITALIZATION
The following tables summarize, on a pro forma basis as of December 31, 2017, the total number of shares of common stock issued by us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in the offering at the public offering price of  $7.00 per share of common stock, before deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by the Company. As the tables show, new investors purchasing the offered securities will pay an average price per share substantially higher than our existing stockholders paid.

MINIMUM OFFERING (715,000 Shares)
	Actual	Pro forma
Assets
Current Assets	32,483,107	36,593,853
Other Assets	6,460,792	6,460,792
Total Assets	38,943,899	43,054,645
Liabilities
Current Liabilities	3,916,375	3,916,375
Other Liabilities	—	—
Total Liabilities	3,916,375	3,916,375
Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 per value; 15,000,000 shares authorized; 9,895,000 issued and outstanding as of December 31, 2017 actual and 15,000,000 shares authorized, 10,610,000 shares issued and outstanding, pro forma(1)	9,895	10,610
Additional paid in capital	2,742,158	7,746,443
Statutory reserve	71,699	71,699
Retained earnings	31,928,688	31,034,434
Accumulated other comprehensive loss	(38,378)	(38,378)
Total Shareholder’s Equity	34,714,062	38,824,808
Noncontrolling interest	313,462	313,462
Total Equity	35,027,524	39,138,270
Total Liabilities and Shareholder’s Equity	38,943,899	43,054,645

(1)
The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of December 31, 2017, assumes the minimum offering amount (715,000 shares) has been sold assuming a public offering price of  $7.00, which is set forth on the cover page of this prospectus, and after deducting estimated underwriting commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Avg. Price Per Share
	Number	Percentage	Amount	Percentage	Amount
Existing stockholders	9,895,000	93.3%	$1,975,000	28.3%	$0.20
New investors	715,000	6.7%	$5,005,000	71.3%	$7.00
Total**	10,610,000	100.00%	$6,968,000	100.00%	$0.66

**
Average Price Per Share Amount in Total reflects an average.

The table above is based on 9,895,000 shares of common stock issued and outstanding as of December 31, 2017, per the listing of stockholders maintained by the Company’s transfer agent, VStock Transfer, LLC.
The table above excludes, as of December 31, 2017, 207,210 shares of our common stock that were issuable upon exercise of our then-outstanding warrants as well as the shares of common stock issuable upon exercise of the Underwriter Warrants.

MAXIMUM OFFERING (1,430,000 Shares)
	Actual	Pro forma
Assets
Current Assets	32,483,107	41,123,378
Other Assets	6,460,792	6,460,792
Total Assets	38,943,899	47,584,170
Liabilities
Current Liabilities	3,916,375	3,916,375
Other Liabilities	—	—
Total Liabilities	3,916,375	3,916,375
Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 per value; 15,000,000 shares authorized; 9,895,000 issued and outstanding as of December 31, 2017 actual and 15,000,000 shares authorized, 11,325,000 shares issued and outstanding, pro forma(1)	9,895	11,325
Additional paid in capital	2,742,158	12,750,728
Statutory reserve	71,699	71,699
Retained earnings	31,928,688	30,558,959
Accumulated other comprehensive loss	(38,378)	(38,378)
Total Shareholder’s Equity	34,714,062	43,354,333
Noncontrolling interest	313,462	313,462
Total Equity	35,027,524	43,667,795
Total Liabilities and Shareholder’s Equity	38,943,899	47,584,170

(1)
The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of December 31, 2017, assumes the maximum offering amount (1,430,000 shares) has been sold assuming a public offering price of  $7.00, which is set forth on the cover page of this prospectus, and after deducting estimated underwriting commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Avg. Price Per Share
	Number	Percentage	Amount	Percentage	Amount
Existing stockholders	9,895,000	87.4%	$1,975,000	16.5%	$0.20
New investors	1,430,000	12.6%	$10,010,000	83.5%	$7.00
Total**	11,325,000	100.00%	$11,985,000	100.00%	$1.06

**
Average Price Per Share Amount in Total reflects an average.

The table above is based on 9,895,000 shares of common stock issued and outstanding as of December 31, 2017, per the listing of stockholders maintained by the Company’s transfer agent, VStock Transfer, LLC.
The table above excludes, as of December 31, 2017, 207,210 shares of our common stock that were issuable upon exercise of our then-outstanding warrants as well as the shares of common stock issuable upon exercise of the Underwriter Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following management’s discussion and analysis in conjunction with the consolidated financial statements of Jerash Holdings (US), Inc., its subsidiaries and its affiliate and the related notes thereto appearing elsewhere in this prospectus.
The information contained below may be subject to risk factors. We urge you to review carefully the section of this prospectus entitled “Risk Factors” for a more complete discussion of the risks associated with an investment in our common stock. See “Special Note Regarding Forward-Looking Statements.”
Overview
Jerash Holdings (US), Inc. is a holding company organized as a corporation in Delaware in January 2016 with nominal or no assets or operations. Through our operating subsidiaries, we are principally engaged in the manufacturing and exporting of customized, ready-made sport and outerwear from knitted fabric produced in our facilities in Jordan.
We are an approved manufacturer by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Our production facilities are made up of three factory units and two warehouses and employing approximately 2,700 people. Our employees include local Jordanian workers as well as migrant workers from Bangladesh, Sri Lanka, India, Myanmar and Nepal. The total annual capacity at our facilities is approximately 6.5 million pieces (average for product categories including t-shirts, polos and jackets).
Merger
On May 11, 2017, we implemented the Merger via two transactions, the first being an equity contribution whereby the shareholders of Global Trend, contributed 100% of the outstanding capital stock of Global Trend to Jerash Holdings (US), Inc. in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings (US), Inc., with Global Trend becoming the wholly owned subsidiary of Jerash Holdings (US), Inc. In the second transaction, Global Trend merged with and into Jerash Holdings (US), Inc., with Jerash Holdings (US), Inc. being the surviving entity, as a result of which Jerash Holdings (US), Inc. became the direct parent of Global Trend’s wholly owned operating subsidiaries, Jerash Garments, and Treasure Success.
Accounting Treatment of Merger
For accounting purposes, Global Trend is recognized as the accounting acquirer, and Jerash Holdings (US), Inc. is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of Global Trend are treated as the historical financial statements of the combined company. Accordingly, the financial information in this prospectus, including management’s discussion and analysis of financial condition and results of operations and the consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus, reflect the consolidated financial statements of Global Trend, its subsidiaries and its affiliate, which includes as a variable interest entity Victory Apparel. Victory Apparel was incorporated in Jordan in 2005 and it is a wholly owned subsidiary of WCL. WCL acquired Global Trend and Jerash Garments from two third party individuals on March 21, 2012. On March 31, 2006, Victory Apparel purchased all of the property and equipment of Jerash Garments at an industrial building in Al Tajamouat Industrial City purchased by Jerash Garments on July 31, 2000. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel does not currently have any material assets or operations of its own, and Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw, our significant stockholders who together indirectly own 100% of Victory Apparel through WCL, intend to dissolve the entity. See the section titled “Related Party Transactions.”

Seasonality of Sales
A significant portion of our revenues are received during the first six months of our fiscal year. A majority of our VF Corporation orders are derived from winter season fashions, the sales of which occur in the Spring and Summer and are merchandized by VF Corporation during the Autumn months (September through November). As such, the second half of our fiscal years reflect lower sales in anticipation of the spring and summer seasons. One of our strategies is to increase capacity with other customers where clothing lines are stronger during the spring months. This strategy also reflects our current plan to increase our number of customers to address our current concentration risk with VF Corporation.
Results of Operations
Three months ended December 31, 2017 and December 31, 2016
The following table summarizes the results of our operations during the three month periods ended December 31, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.
(All amounts, other than percentages, in thousands of U.S. dollars)
	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016		Period over Period Increase (Decrease)
Statement of Income Data:	Amount	As % of Sales	Amount	As % of Sales	Amount	%
Revenue	$11,544	100%	$12,616	100%	$(1,072)	(8)%
Cost of goods sold	7,792	67%	8,874	70%	(1,082)	(12)%
Gross profit	3,752	33%	3,742	30%	10	0%
Selling, general and administrative expenses	1,557	14%	1,348	11%	209	16%
Other expense (income), net	(12)	0%	4	0%	(16)	(400)%
Net income	$2,207	19%	$2,390	19%	$(183)	(8)%

Revenue.    Revenue decreased by approximately $1.1 million or 8%, to $11.5 million, for the three months ended December 31, 2017 from approximately $12.6 million for the same period in fiscal 2017. The decrease was mainly the result of expedited shipments of Fall/Winter outerwear driven by customer demands in August 2017 and September 2017, causing an increase of approximately 31% in revenue to $27.5 million for the three months ended September 30, 2017, against the same period in fiscal 2017, and a lower sales for the three months ended December 31, 2017.
Revenue by Geographic Area
(All amounts, other than percentages, in thousands of U.S. dollars)
	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016		Period over Period Increase (decrease)
Region	Amount	%	Amount	%	Amount	%
United States	$8,496	74%	$11,452	91%	$(2,956)	(26)%
Jordan	2,519	22%	949	8%	1,570	165%
Others	529	4%	215	1%	314	146%
Total	$11,544	100%	$12,616	100%	$(1,072)	(8)%

According to the U.S. Customs and Border Protection Jordan Free Trade Treaty, which became effective December 2001, all apparel manufactured in Jordan can be exported to the U.S. with free duty. This treaty provides substantial benefits to us by allowing us to compete and to expand our garment export business in the U.S. Due to the reason mentioned above, some Fall/Winter season shipments were expedited and shipped prior to September 30, 2017, resulting in a decrease in sales to the U.S. by approximately 26% for the three months ended December 31, 2017. Revenue from Jordan and other locations increased by approximately 165% and 146%, respectively, as we managed to capture the increased demands from Jordan and other locations to narrow the decrease in total revenue to approximately 8% for the three months ended December 31, 2017.

Cost of goods sold.    Following the decrease in sales revenue, our cost of goods sold decreased by approximately $1.1 million or 12%, to approximately $7.8 million, for the three months ended December 31, 2017 compared to approximately $8.9 million for the same period in fiscal 2017. As a percentage of revenues, the cost of goods sold decreased by approximately 3% to 67% for the three months ended December 31, 2017 compared to 70% for the same period in fiscal 2017. The decrease in cost of goods sold as a percentage of revenues was primarily attributable to improved production efficiency and a higher proportion of local consignment orders received, which caused no raw material cost to be incurred.
Gross profit margin.   Gross profit margin was approximately 33% for the three months ended December 31, 2017, an increase of approximately 3% from 30% for the same period in fiscal 2017. The increase in gross profit margin was attributable to improved production efficiency and a higher proportion of local consignment orders received, which cause no raw material cost to be incurred.
Selling, general and administrative expenses.    Selling, general and administrative expenses increased by approximately 16% from approximately $1.3 million for the three months ended December 31, 2016 to approximately $1.6 million for the same period in fiscal 2018. The increase was primarily due to increases in expenses to expand merchandising in the Hong Kong office, expenses relating to banking and finance functions, and legal and professional fees relating to the private placement offering, compliance costs and the preparation for a potential public offering.
Other income/expense, net.   Other income, net was approximately $12,000 for the three months ended December 31, 2017, as compared to other expense, net of approximately $4,000 for the same period in fiscal 2017. This increase was primarily due to the foreign currency exchange gain from converting Jordanian Dinars to U.S. Dollars for financial reporting.
Net income.    Net income for the three months ended December 31, 2017 decreased by approximately 8% to $2.2 million from approximately $2.4 million. The decrease was mainly attributable to increases in expenses to expand merchandising in the Hong Kong office, expenses relating to banking and finance functions, and legal and professional fees relating to the private placement offering, compliance costs and the preparation for a potential public offering.
Nine months ended December 31, 2017 and December 31, 2016
The following table summarizes the results of our operations during the nine months ended December 31, 2017 and 2016 and provides information regarding the dollar and percentage increase or (decrease) during such periods.
(All amounts, other than percentages, in thousands of U.S. dollars)
	Nine Months Ended December 31, 2017		Nine Months Ended December 31, 2016		Period over Period Increase (Decrease)
Statement of Income Data:	Amount	As % of Sales	Amount	As % of Sales	Amount	%
Revenue	$60,443	100%	$49,869	100%	$10,574	21%
Cost of goods sold	44,623	74%	38,673	78%	5,950	15%
Gross profit	15,820	26%	11,196	22%	4,624	41%
Selling, general and administrative expenses	4,433	7%	3,294	7%	1,139	35%
Other expense (income), net	(1)	0%	29	0%	(30)	(103)%
Net income	$11,388	19%	$7,873	16%	$3,515	45%

Revenue.    Revenue increased by approximately $10.5 million or 21%, to approximately $60.4 million for the nine months ended December 31, 2017 from approximately $49.9 million for the same period in fiscal 2017. The increase was mainly the result of expanding our business with one of our major customers and the economic recovery of the U.S., which remains our major export destination. Approximately 91% and 93% of our products were exported to the U.S. in the nine months ended December 31, 2017 and 2016, respectively.
Revenue by Geographic Area
(All amounts, other than percentages, in thousands of U.S. dollars)
	Nine Months Ended December 31, 2017		Nine Months Ended December 31, 2016		Period over Period Increase
Region	Amount	%	Amount	%	Amount	%
United States	$54,835	91%	$46,618	93%	$8,217	18%
Jordan	4,826	8%	2,958	6%	1,868	63%
Others	782	1%	293	1%	489	167%
Total	$60,443	100%	$49,869	100%	$10,574	21%

According to the U.S. Customs and Border Protection Jordan Free Trade Treaty, which became effective in December 2001, all apparel manufactured in Jordan can be exported to the U.S. with free duty. This treaty provides substantial benefits to us by allowing us to compete and to expand our garment export business in the U.S. Our sales to the U.S. increased by approximately 18% for the nine months ended December 31, 2017 as compared to the same period in fiscal 2017. According to the Major Shippers Report issued by the Office of Textiles and Apparel under the U.S. Department of Commerce, U.S. global apparel import recorded a decrease of approximately 0.5% to $80.3 billion in the twelve month period ended December 31, 2017 from approximately $80.7 billion in 2016. On the other hand, U.S. apparel import from Jordan increased by approximately 8% to approximately $1.4 billion in the twelve month period ended December 31, 2017 from approximately $1.3 billion in 2016. Our sales growth ratio has been exceeding industrial average growth ratios, and we believe we still have the ability to expand our garment export business in the U.S.
Cost of goods sold.    Following the growth in sales revenue, our cost of goods sold increased by approximately $5.9 million or 15%, to approximately $44.6 million for the nine months ended December 31, 2017 from approximately $38.7 million for the same period in fiscal 2017. As a percentage of revenues, the cost of goods sold decreased by approximately 4% to 74% for the nine months ended December 31, 2017 from 78% for the same period in fiscal 2017. The decrease in cost of goods sold as a percentage of revenues was primarily attributable to the lower fixed cost per unit, reflecting increases in production volume and efficiency.
Gross profit margin.   Gross profit margin was approximately 26% for the nine months ended December 31, 2017, reflecting an increase of approximately 4% from 22% for the same period in fiscal 2017. The increase in gross profit margin was primarily driven by higher selling price, the economies of scale in general, and improved production efficiency.
Selling, general and administrative expenses.    Selling, general and administrative expenses increased by approximately 35% from approximately $3.3 million for the nine months ended December 31, 2016 to approximately $4.4 million for the same period in fiscal 2018. The increase was mainly attributable to the establishment of a sales and merchandising office in Hong Kong in October 2016 and the increase in legal and professional fees relating to the private placement offering, compliance costs and the preparation for a potential public offering.
Other income/expense, net.    Other income, net was approximately $1,300 for the nine months ended December 31, 2017, mainly due to the conversion of Jordanian Dinars to U.S. Dollars for financial reporting purposes, as compared to other expense, net of approximately $28,500 for the same period in fiscal 2017.
Net income.    Net income for the nine months ended December 31, 2017 increased approximately 45% to $11.4 million as compared to $7.9 million for the same period in fiscal 2017. The increase was mainly attributable to the 21% increase in revenue and the improvement in gross profit margin from approximately 22% for the nine months ended December 31, 2016 to approximately 26% in the same period in fiscal 2018, for the reasons mentioned above.
Fiscal Years ended March 31, 2017 and 2016
The following table summarizes the results of our operations during the fiscal years ended March 31, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.
(All amounts, other than percentages, in thousands of U.S. dollars)
	Years Ended Mar 31,
	2017		2016		Amount Increase (Decrease)	Percentage Increase (Decrease)
Statement of Income Data:	Amount	As % of Sales	Amount	As % of Sales
Revenue	$62,041	100%	$52,557	100%	$9,484	18%
Cost of goods sold	46,637	75%	39,912	76%	6,725	17%
Gross profit	15,404	25%	12,645	24%	2,759	22%
Selling, general and administrative expenses	4,706	8%	3,570	7%	1,136	32%
Other expense, net	50	0%	65	0%	(15)	(23)%
Net income	$10,648	17%	$9,010	17%	$1,638	18%

Revenue.   Revenue increased by approximately $9.5 million or 18%, to approximately $62.0 million in fiscal 2017 from approximately $52.6 million in fiscal 2016. The growth was mainly the result of the expansion of our business with our major customer, and recovery in the U.S., which continues to be our major export destination. Approximately 90% and 95% of our products were exported to the U.S. in fiscal 2017 and 2016 respectively.
As a garment manufacturing group specializing in manufacturing outerwear, we derive most of our revenue from the manufacturing and sales of outerwear. Therefore, there was only one segment in terms of product type.
Revenue by Geographic Area
(All amounts, other than percentages, in thousands of U.S. dollars)
	Years Ended March 31,
	2017		2016		Year over Year
Region	Amount	%	Amount	%	Amount	%
United States	$55,779	90%	$49,989	95%	$5,790	12%
Jordan	5,969	10%	2,362	4%	3,607	153%
Others	293	0%	206	1%	87	42%
Total	$62,041	100%	$52,557	100%	$9,484	18%

According to the U.S. Customs and Border Protection Jordan Free Trade Treaty which was effective since December 2001, all apparels manufactured in Jordan could be exported to the U.S. with free duty. This treaty provides substantial competitiveness and benefit for us to expand our garment export business in the U.S. Our sales to the U.S. increased by approximately 12% in fiscal 2017 compared to fiscal 2016. According to the Major Shippers Report issued by the Office of Textiles and Apparel under the U.S. Department of Commerce, U.S. apparel import from Jordan increased by approximately 5.4% from $1.23 billion in the fiscal year ended March 31, 2016 to approximately $1.30 billion in the fiscal year ended March 31, 2017. Our sales growth ratio has been exceeding the industrial average growth ratio, and we still have plenty of room to expand our garment export business in the U.S.

Cost of goods sold.   Consistent with the growth in revenue, our cost of goods sold increased by approximately $6.7 million or 17%, to approximately $46.6 million in fiscal 2017 compared to approximately $39.9 million in fiscal 2016. As a percentage of revenues, the cost of goods sold decreased by approximately 1% to 75% in fiscal 2017 from 76% in fiscal 2016. The slight decrease in cost of goods sold as a percentage of revenues was primarily attributable to higher selling price and lower fixed cost per unit due to the increase of production volume.
Gross profit margin.   Gross profit margin was approximately 25% in fiscal 2017, an increase of approximately 1% from approximately 24% in fiscal 2016. The increase in gross profit margin was primarily driven by higher selling price, economies of scale in general, and improved production efficiency.
Selling, general and administrative expenses.   Selling, general and administrative expenses increased by approximately 32% from approximately $3.6 million in the fiscal 2016 to approximately $4.7 million in fiscal 2017. The increase was mainly attributable to the establishment of a sales and merchandising office in Hong Kong in October 2016 and the increase in legal and professional fees related to the Private Placement.
Other expense, net.   Other expense, net was approximately $50,000 and $65,000 in fiscal 2017 and 2016, respectively. Other expense, net consists of bank charges and foreign currency transaction gain or loss. The decrease of other expense, net in fiscal 2017 was primarily because of the decrease in bank charges.
Net income.   Net income in fiscal 2017 increased by approximately 18% to approximately $10.6 million from approximately $9.0 million in fiscal 2016. The increase was mainly attributable to the increase in revenue by approximately 18% and the improvement in gross profit margin from approximately 24% in fiscal 2016 to approximately 25% in fiscal 2017 due to the reasons mentioned above.
Liquidity and Capital Resources
We are a holding company incorporated in the U.S. We may need dividends and other distributions on equity from our Jordanian subsidiaries to satisfy our liquidity requirements. Current Jordanian regulations permit our Jordanian subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Jordanian accounting standards and regulations. In addition, our Jordanian subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. We have relied on direct payments of expenses by our subsidiaries (which generate revenues), to meet our obligations to date. To the extent payments are due in U.S. dollars, we have occasionally paid such amounts in Jordanian Dinar (“JOD”) to an entity controlled by our management capable of paying such amounts in U.S. dollars. Such transactions have been made at prevailing exchange rates and have resulted in immaterial losses or gains on currency exchange.
We completed a private placement exempt from registration under the Securities Act and issued shares of our common stock and warrants to various accredited investors, with closings of such private placement taking place on May 15, August 18, and September 27, 2017. The aggregate purchase price associated with such private placement closings was $1,352,700, $501,000, and $125,250, respectively.
As of December 31, 2017, we had cash of approximately $14.3 million and restricted cash of approximately $3.5 million, which is the security deposit for obtaining the Senior Credit Facility from HSBC.
Our current assets as of December 31, 2017 were approximately $32.5 million, and our current liabilities were approximately $3.9 million, which resulted in a current ratio of approximately 8.3:1. Total equity as of December 31, 2017 was approximately $35 million.
We had net working capital of approximately $28.6 million at December 31, 2017. Based on our current operating plan, we believe that our cash on hand and cash generated from operations will be sufficient to support our working capital needs for the next twelve months.
We have funded our working capital needs from operations. Our working capital requirements are influenced by the level of our operations, the numerical and dollar volume of our sales contracts, the progress of execution on our customer contracts, and the timing of accounts receivable collections.

Secured Credit Facility
On May 29, 2017, our wholly owned subsidiary, Treasure Success, entered into a facility letter (“Facility Letter”) with HSBC to provide credit to us. Under the terms of the Facility Letter, we have a total credit limit of  $8,000,000. The Facility Letter provides us with various credit facilities for importing and settling goods from our suppliers. The available credit facilities as described in greater detail below includes an import facility, import facilities with loan against import, trust receipts, clean import loan, and advances to us against purchase orders. HSBC charges an interest rate of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit related to the release of goods immediately on our documentary credit.
HSBC charges a commission of: (i) 0.25% for the first $50,000, (ii) 0.125% for the balance in excess of $50,000 and up to $100,000 and (iii) 0.0625% for balance in excess of  $100,000 and an interest rate of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit related to trust receipts whereby HSBC has title to the goods or merchandise released immediately to us. HSBC has approved certain of our suppliers that are eligible to use clean import loans. HSBC charges a commission of: (i) 0.25% for the first $50,000, (ii) 0.125% for the balance in excess of  $50,000 and up to $100,000 and (iii) 0.0625% for balance in excess of $100,000 and an interest of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit services related to clean import loans or release of the goods or merchandise based on evidence of delivery or invoice. HSBC will advance up to 70% of the purchase order value in our favor. HSBC charges a handling fee of 0.25% and an interest rate of 1.5% per annum over LIBOR or HIBOR, as applicable, for credit services related to advances.
The Facility Letter is collateralized by the guarantees of us and Jerash Garments, and the personal guarantees by Mr. Choi Lin Hung, our chairman, chief executive officer, president and significant stockholder, and Mr. Ng Tsze Lun, a significant stockholder. Jerash Garments is also required to maintain an account at HSBC for receiving payments from VF Sourcing Asia S.A.R.L. and its related companies. In addition, to secure the Facility Letter, we granted HSBC a charge of  $3,000,000 over the Company’s deposits.
The Facility Letter is subject to review at any time and valid until May 1, 2018. HSBC has discretion on whether to renew the Facility Letter prior to expiration. As of December 31, 2017, $947,655 was outstanding under the Facility Letter. Borrowings under the Facility Letter are due within 120 days of each borrowing date or upon demand by HSBC.
On June 5, 2017, Treasure Success entered into an Offer Letter — Invoice Discounting/Factoring Agreement and on August 21, 2017, Treasure Success entered into the Invoice Discounting/Factoring Agreement (together, the “Factoring Agreement”) with HSBC for certain debt purchase services related to our accounts receivables. Under the terms of the Factoring Agreement, we may borrow up to $12,000,000. In exchange for advances on eligible invoices from HSBC for our approved customers, HSBC charges a fee to advance such payments at a discounting charge of 1.5% per annum over 1 month LIBOR or HIBOR, as applicable. Such fee accrues on a daily basis on the amount of funds in use. HSBC has final determination of the percentage amount available for prepayment from each of our approved customers. We may not prepay an amount from a customer in excess of 85% of the funds available for borrowing.
HSBC also provides credit protection and debt services related to each of our preapproved customers. For any approved debts or collections assigned to HSBC, HSBC charges a flat fee of 0.35% on the face value of the invoice for such debt or collection. We may assign debtor payments that are to be paid to HSBC within 90 days, defined as the maximum terms of payment. We may receive advances on invoices that are due within 30 days of the delivery of our goods, defined as the maximum invoicing period.
The advances made by HSBC are collateralized by the guarantees of us and Jerash Garments, and the personal guarantees by Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, and Mr. Ng Tsze Lun, a significant stockholder. In addition, to secure the Factoring Agreement, we granted HSBC a charge of  $3,000,000 over our deposits. If we fail to pay any sum due to HSBC, HSBC may charge a default interest at the rate of 8.5% per annum over the best lending rate quoted by HSBC on such defaulted amount.
The Factoring Agreement is subject to the review by HSBC at any time, and valid until May 1, 2018. Either party may terminate the agreement subject to a 30 days’ notice period. As of December 31, 2017, there was $596,127 outstanding under the Factoring Agreement. Amounts borrowed under the Factoring Agreement are due within 120 days of each borrowing date or upon demand by HSBC.

Nine months ended December 31, 2017 and 2016
The following table sets forth a summary of our cash flows for the periods indicated:
(All in amounts in thousands of U.S. dollars)
	Nine months ended December 31,
	2017	2016
Net cash provided by operating activities	$10,678	$6,545
Net cash (used in) investing activities	(393)	(373)
Net cash provided by (used in) financing activities	417	(6,000)
Effect of exchange rate changes on cash	(11)	11
Net increase in cash	10,691	183
Cash, beginning of nine month period	3,654	2,824
Cash, end of nine month period	$14,345	$3,007
Operating Activities
Net cash provided by operating activities was approximately $10.7 million for the nine months ended December 31, 2017, compared to cash provided by operating activities of approximately $6.5 million for the same period in fiscal 2017. The increase in net cash provided by operating activities was primarily attributable to the following factors:
•
Net profit of approximately $11.4 million for reasons mentioned above;

•
A decrease in inventory of approximately $12.4 million as of December 31, 2017 compared to March 31, 2017 due to an increase in sales; and

•
A decrease in accounts payable of approximately $8.8 million as of December 31, 2017 as compared to March 31, 2017 due to settlement for purchases in earlier months.

Investing Activities
Net cash used in investing activities was approximately $0.4 million for both the nine months ended December 31, 2017 and 2016. The net cash provided in investing activities remained flat and was mainly attributable to purchases of property, plant and equipment of  $0.7 million and the settlement of other receivables with a related party of  $0.3 million.
Financing Activities
Net cash provided in financing activities was approximately $0.4 million for the nine months ended December 31, 2017. The cash outflow mainly resulted from a fixed deposit of  $3.0 million in a bank as collateral for bank facilities granted to Treasure Success International Limited, the net proceeds from the private placement of  $1.8 million, and a short-term bank loan of approximately $0.9 million under the bank facilities given to Treasure Success International Limited.
Statutory Reserves
In accordance with the Corporate Law in Jordan, the subsidiaries in Jordan are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles in Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As our subsidiaries have already reserved the maximum required by law, they did not reserve any additional amounts during the nine months ended December 31, 2017 and 2016.

The following table provides the amount of our statutory reserves, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of December 31, 2017 and 2016.
	As of December 31,
	2017	2016
Statutory Reserves	$72	$72
Total Restricted Net Assets	$72	$72
Consolidated Net Assets	$35,028	$22,018
Restricted Net Assets as Percentage of Consolidated Net Assets	0.21%	0.33%
Total restricted net assets accounted for approximately 0.21% of our consolidated net assets as of December 31, 2017. As discussed above, our subsidiaries in Jordan are required to reserve 10% of net profits until the reserve is equal to 100% of the subsidiary’s share capital. Our subsidiaries have already reserved the maximum amount required. We believe the potential impact of such restricted net assets on our liquidity is limited.
Impact of Tax Reform Legislation
On December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted in the United States. The 2017 Tax Act significantly revises the U.S. corporate income tax by, among other things, lowering the corporate income tax rate to 21%, implementing a modified territorial tax system and imposing a tax on previously untaxed accumulated earnings and profits (“E&P”) of our foreign subsidiaries (the “Toll Charge”). The Toll Charge is based in part on the amount of E&P held in cash and other specific assets, at March 31, 2018. The Toll Charge will be paid over an eight-year period, starting in 2018, and will not accrue interest based upon an election we expect to make. The 2017 Tax Act also imposed a global intangible low-taxed income tax (“GILTI”), which is a new tax on certain off-shore earnings at an effective rate of 10.5% for tax years beginning after December 31, 2017 (increasing to 13.125% for tax years beginning after December 31, 2025) with a partial offset for foreign tax credits. As a fiscal-year taxpayer, certain provisions of the 2017 Tax Act impact the Company in fiscal 2018, including the Toll Charge, while other provisions, including the GILTI, will be effective starting at the beginning of fiscal 2019.
On December 22, 2017, the Securities and Exchange Commission Staff issued Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which provides guidance on accounting for the tax effects of the 2017 Tax Act. SAB 118 provides a measurement period that extends beyond one year from the 2017 Tax Act’s enactment date for registrants to complete the accounting under ASC 740. In accordance with SAB 118, a registrant must reflect the income tax effects of those aspects of the 2017 Tax Act. To the extent that a registrant’s accounting for certain income tax effects of the 2017 Tax Act is incomplete, but the registrant is able to determine a reasonable estimate, the registrant must record a provisional estimate to be included in its financial statements. If a registrant is unable to determine a reasonable estimate and record a provisional estimate, the registrant should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the 2017 Tax Act.
Given the amount and complexity of the changes in tax law resulting from the 2017 Tax Act, the Company has not finalized the accounting for the income tax effects of the 2017 Tax Act. The Company has not been able to reasonably estimate the amount of the Toll Charge and the Company has therefore not recorded a provisional estimate in its financial statements for the quarter ended December 31, 2017. The Toll Charge is based in part on the amount of E&P held in cash and other specific assets, at March 31, 2018, which is not yet known. The Company was unable to reasonably estimate the amount of the Toll Charge due to the seasonal nature of the Company’s business, which causes significant changes in its cash and working capital positions and due to its limited operating history. The Company will preliminarily estimate the effects of the 2017 Tax Act, which is expected to result in a charge to income tax expense in the fourth quarter of fiscal 2018, related to the estimated Toll Charge. The total estimated Toll Charge is expected to be recognized in the fourth quarter of fiscal 2018 related to cumulative E&P through the end of the fourth quarter of fiscal 2018.

Due to the complexity of the new provisions of the 2017 Tax Act, the Company is also still evaluating whether it will recognize the U.S. tax effects of GILTI as a component of income tax expense in the period the tax arises (the “period cost method”) or account for GILTI in the measurement of deferred taxes (the “deferred method”). The Company has not yet elected a method and will only do so after its completion of the analysis of the GILTI provisions.
Capital Expenditures
We had capital expenditures of approximately $0.7 million and $0.4 million for the nine months ended December 31, 2017 and 2016, respectively, for purchases of equipment in connection with our business activities and increase of capacity. Additions in plant and machinery amounted to approximately $463,000 and approximately $73,000 for the nine months ended December 31, 2017 and 2016, respectively, and additions to leasehold improvements amounted to approximately $135,000 and $224,000 for the nine months ended December 31, 2017 and 2016, respectively.
In 2015, we commenced a project to build a 450 square meter workshop in the Tafilah Governorate of Jordan, which will primarily be used as a sewing workshop for Jerash Garments. This project is expected to cost $230,000 and is expected to be completed in the middle of calendar year 2018.
We project that we will use an aggregate of approximately $3.1 million to fund our capital expenditures for fiscal 2018 and fiscal 2019 for further enhancement of production capacity to meet future sales growth. We expect that our capital expenditures will increase in the future as our business continues to develop and expand. We have used cash generated from our subsidiaries’ operations to fund our capital commitments in the past and anticipate using such funds and proceeds received from our expected initial public offering to fund capital expenditure commitments in the future.
Fiscal Years ended March 31, 2017 and 2016
The following table sets forth a summary of our cash flows for the periods indicated:
(All in amounts in thousands of U.S. dollars)
	2017	2016
Net cash provided by operating activities	$7,677	$2,314
Net cash used in investing activities	(829)	(2,363)
Net cash used in financing activities	(6,000)	—
Effect of exchange rate changes on cash	(18)	6
Net increase (decrease) in cash	830	(43)
Cash, beginning of year	2,824	2,867
Cash, end of year	$3,654	$2,824

Operating Activities
Net cash provided by operating activities was approximately $7.7 million in fiscal 2017, compared to cash provided by operating activities of approximately $2.3 million in fiscal 2016. The increase in net cash provided by operating activities was primarily attributable to the following factors:
•
Accounts payable increased by approximately $10.0 million during the year ended March 31, 2017 as compared to $0.2 million during the year ended from March 31, 2016, which was primarily attributable to the Company conducting business directly with its vendors rather than through its affiliates.

•
Accounts payable — related party decreased by $5.9 million during the year ended March 31, 2017 as compared to $4.8 million during the year ended March 31, 2016 which was primarily attributable to the Company conducting business directly with its vendors rather than through its affiliates.

•
The increase in accounts receivable — related party balance by approximately $2.3 million to approximately $2.3 million as of March 31, 2017 from $-0- as of March 31, 2016 relating to amounts due from the Company’s affiliate for the collection of receivables on behalf of the Company pursuant to the support arrangement with that affiliate in the fiscal year ending March 31, 2017.

•
The increase in accounts receivable balance by approximately $2.8 million to approximately $2.8 million as of March 31, 2017 from $-0- as of March 31, 2016, which was primarily attributable to the Company starting to sell directly to its customers subsequent to the sale and purchase agreement, which was effective as of August 1, 2016.

Investing Activities
Net cash used in investing activities was approximately $0.8 million and $2.4 million for fiscal years 2017 and 2016, respectively. The decrease in net cash used in investing activities was mainly due to a decrease in spending on machinery and equipment for fiscal 2017 compared with fiscal 2016 as the investment in fiscal 2016 had already taken into account the increase in sales volume during fiscal 2017.
Financing Activities
Net cash used in financing activities was $6.0 million and $0 for fiscal years 2017 and 2016 respectively. On November 29, 2016, the Board of Directors of Jerash Garments declared and approved a cash dividend of  $6,000,000 to its parent company, Global Trend. On November 30, 2016, the Board of Directors of Global Trend declared and approved a cash dividend of  $5,307,500 to its shareholders. Jerash Garments paid the dividend of  $6,000,000 directly to Global Trend’s shareholders on December 14, 2016. The overpaid amount had been treated as due from shareholders and was fully collected from shareholders on May 8, 2017. The amounted due from shareholders was interest-free.
Statutory Reserves
In accordance with the Corporate Law in Jordan, our subsidiaries in Jordan are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As the statutory reserve balance had already reached the cap before fiscal 2015, there was no additional appropriation into the statutory reserve in fiscal 2017 and 2016.
The following table provides the amount of our statutory reserves, the amount of restricted net assets, consolidated net assets, and the amount of restricted net assets as a percentage of consolidated net assets, as of March 31, 2017 and 2016.
	As of March 31,
	2017	2016
Statutory Reserves	$72	$72
Total Restricted Net Assets	$72	$72
Consolidated Net Assets	$22,018	$16,717
Restricted Net Assets as Percentage of Consolidated Net Assets	0.33%	0.43%
Total restricted net assets accounted for approximately 0.3% of our consolidated net assets as of March 31, 2017. As our subsidiaries in Jordan is only required to set aside 10% of net profits to fund the statutory reserves and it has reached maximum amount could be appropriated, we believe the potential impact of such restricted net assets on our liquidity is limited.
Capital Expenditures
We had capital expenditures of approximately $0.5 million and $2.4 million in fiscal 2017 and 2016, respectively, for and purchases of equipment in connection with our business activities and increase of capacity. Additions in plant and machinery were amounted to approximately $0.2 million and approximately $1.5 million in fiscal 2017 and 2016, respectively, and additions to leasehold improvements amounted to approximately $0.3 million and $0.9 million in fiscal 2017 and 2016, respectively.

Off-balance Sheet Commitments and Arrangements
We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements.
Critical Accounting Policies
We prepare our financial statements in conformity with U.S. GAAP, which require us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past three years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.
We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.
Revenue recognition
Revenue from product sales is recognized, net of estimated provisions for sales allowances and returns, when the merchandise is shipped and title is transferred. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); (ii) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; (iii) the sales price is both fixed and determinable, and (iv) collectability is reasonably assured. Most of the Company’s products are custom-made for large brand-name retailers. Historically, sales returns have been minimal.
Accounts receivable
Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was considered necessary as of December 31, 2017 and March 31, 2017.
Recent Accounting Pronouncements
The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued.
New Accounting Pronouncements Recently Adopted
In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim reporting periods within those fiscal years. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018 using a prospective application. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” This update addresses several aspects of the accounting for share-based compensation transactions including: (a) income tax consequences when awards vest or are settled, (b) classification of awards as either equity or liabilities, (c) a policy election to account for forfeitures as they occur rather than on an estimated basis and (d) classification of excess tax impacts on the statement of cash flows. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018, which did not have a material impact to the unaudited condensed consolidated financial statements and related disclosures. The amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement will be applied prospectively. The Company does not expect the impact to be material to the consolidated results of operations; however, such determination is subject to change based on facts and circumstances at the time when awards vest or settle.
New Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. Preliminarily, the Company plans to adopt Topic 606 using the retrospective transition method, and is continuing to evaluate the impact its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.
In February 2016, the FASB issued ASU No. 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 creates a new ASC 842 “Leases” to replace the previous ASC 840 “Leases.” ASU 2016-02 affects both lessees and lessors, although for the latter the provisions are similar to the previous model, but updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASU 2014-09. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting,” which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

BUSINESS
Overview
Through our operating subsidiaries, we are principally engaged in the manufacturing and exporting of customized, ready-made sport and outerwear from knitted fabric produced in our facilities in Jordan.
We are a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Sears, Hanes, Columbia, Land’s End, VF Corporation (which owns brands such as The North Face, Nautica, Timberland, Wrangler, Lee, Jansport, etc.), and Philip-Van Heusen (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Our production facilities are made up of three factory units and two warehouses and employ approximately 2,700 people. Our employees include local Jordanian workers as well as migrant workers from Bangladesh, Sri Lanka, India, Myanmar and Nepal. The total annual capacity at our facilities is approximately 6.5 million pieces (average for product categories including t-shirts, polos and jackets).
Merger
Jerash Holdings (US), Inc. is a holding company organized in Delaware in January 2016 with nominal or no assets or operations. On May 11, 2017, we implemented the Merger via two transactions, the first being an equity contribution whereby the shareholders of Global Trend contributed 100% of the outstanding capital stock of Global Trend to Jerash Holdings (US), Inc. in exchange for an aggregate of 8,787,500 shares of our common stock, with Global Trend becoming a wholly owned subsidiary of Jerash Holdings (US), Inc. In the second transaction, Global Trend merged with and into Jerash Holdings (US), Inc., with Jerash Holdings (US), Inc. being the surviving entity, as a result of which Jerash Holdings (US), Inc. became the direct parent of Global Trend’s wholly owned operating subsidiaries, Jerash Garments and Treasure Success.
Organizational Structure
We have the following wholly owned subsidiaries: (i) Jerash Garments, an entity formed under the laws of Jordan, (ii) Treasure Success, an entity formed under the laws of Hong Kong, (iii) Chinese Garments, an entity formed under the laws of Jordan and a wholly owned subsidiary of Jerash Garments, and (iv) Jerash Embroidery, an entity formed under the laws of Jordan and a wholly owned subsidiary of Jerash Garments.
This table reflects our organizational structure:
Jerash Garments was established in Jordan in November 2000 and operates out of our factory unit in Al Tajamouat Industrial City, a QIZ in Amman, Jordan. Jerash Garments’ principal activities are to house management offices and to operate production lines and sewing, ironing, packing and quality control units, as well as house our trims and finished products warehouses.

Chinese Garments was established in Jordan in June 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a QIZ in Amman, Jordan. Chinese Garments’ principal activities are to house administration, HR, finance and management offices and to operate additional production lines and sewing, ironing, and packing units, as well as house our trims warehouse.
Jerash Embroidery was established in Jordan in March 2013 and operates out of our factory unit in Al Tajamouat Industrial City, a QIZ in Amman, Jordan. Jerash Embroidery’s principal activities are to perform the cutting and embroidery for our products.
Treasure Success was established in Hong Kong in July 2016 and operates in Hong Kong. Treasure Success’s primary activities are to employ sales and merchandising staff and supporting personnel in Hong Kong to support the business of Jerash Garments and its subsidiaries.
Products
Our products are in the customized, ready-made sport and outerwear segment, and we derive all of our revenue from the manufacturing and sales of sport and outerwear. Our product offering consists of jackets, polo shirts, crew neck shirts, pants and shorts made from knitted fabric. Our primary product offering is jackets, and in the fiscal years ended March 31, 2017 and 2016, approximately 58% and 69%, respectively, of our total shipped pieces were jackets.
Manufacturing and Production
Our production facilities are located in Al Tajamouat Industrial City, a QIZ in Amman, Jordan, and are comprised of three factory units and two warehouses. The first factory unit, which we own, employs approximately 1,200 people. Its primary functions are to house our management offices, as well as production lines, our trims warehouse, and sewing, ironing, and packaging units. The second factory unit, which we lease, employs approximately 1,100 people. Its primary functions are to house our administrative and human resources personnel, as well as merchandising and accounting departments, as well as additional production lines, our trims and finished products warehouses, and sewing, ironing, packing and quality control units. The third factory unit, which we lease, employs approximately 300 people. Its primary functions are to perform the cutting and embroidery for our products.
In 2015, we commenced a project to build a 450 square meter workshop in the Tafilah Governorate of Jordan, which will primarily be used as a sewing workshop for Jerash Garments. This project is expected to cost approximately $230,000 to construct and is estimated to be completed by the middle of calendar year 2018.
The total annual capacity at our facilities is approximately 6.5 million pieces (average for product categories including t-shirts, polos and jackets). Our production flow begins in our third factory unit in the cutting department. From there, the product moves to either our first or second factory unit for processing by the sewing unit, finishing department, quality control, and finally the ironing and packing units. If applicable during this process, the product is sent back to the embroidery department at our third factory unit for embroidery.
We do not have long term supply contracts or arrangements with our suppliers. Most of our ultimate suppliers for raw materials, such as fabric, zippers and labels, are designated by customers and we purchase such materials on a purchase order basis.
Employees
As of January 31, 2018, we had an aggregate of approximately 2,700 employees located in Jordan and in Hong Kong, all of which are full-time employees.

Customers
The following table outlines the dollar amount and percentage of total sales to our customers for fiscal 2017 and 2016 and for the first nine months of fiscal 2018:
Customer	Fiscal Year 2017		Fiscal Year 2016		Nine Months Ended December 31, 2017
	Sales (USD, in thousands)%		Sales (USD, in thousands)%		Sales (USD, in thousands)%
VF Corporation(1)	$29,690	47.8%	$—	—	$49,203	81.4%
Ford Glory International Limited(2)	23,351	37.6%	50,195	95.5%	—	—
Classic Fashion Apparel Industry Ltd.	3,354	5.4%	303	0.6%	3,131	5.2%
Columbia	2,161	3.5%	—	—	4,892	8.1%
Dynamic Sourcing Ent, Inc.	2,011	3.2%	—	—	—	—
Philip-Van Heusen	795	1.3%	—	—	1,522	2.5%
United Creations LLC	1	0%	1,959	3.7%	1,458	2.4%
Others	678	1.2%	100	0.2%	237	0.4%
Total	$62,041	100.0%	$52,557	100.0%	$60,443	100%

(1)
Substantially all of our products are sold under The North Face brand that is owned by VF Corporation.

(2)
Until August 2016, substantially all of our sales were to Ford Glory, which Ford Glory then sold to the end customers. Ford Glory is 49% owned by Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, through his wholly owned entity Merlotte. Pursuant to the terms of the Sale and Purchase Agreement, Victory City sold its 51% interest in RS International Holdings Limited, an investment holding company to Mr. Lee. Pursuant to the Sale and Purchase Agreement, and effective since August 1, 2016, all rights, interests and benefits of any contracts entered into with or sale/purchase orders made by any subsidiary of Victory City International Holdings Limited, the parent of Victory City, on or prior to August 1, 2016 in respect of the sale and purchase of garment products manufactured or to be manufactured by us or one of our subsidiaries, together with the costs and obligations relating to those contracts, were transferred to the relevant subsidiary. Thereafter, we began conducting business directly with our customers and no longer through our affiliate, Ford Glory. Following August 1, 2016, there was a transition period for orders placed directly with Ford Glory during the remainder of fiscal 2017. For the fiscal year ended March 31, 2017 and for the first nine months of fiscal 2018, approximately 37.6% and 0%, respectively, of our net sales were made to Ford Glory, which Ford Glory then sold to the end customers, and approximately 52.6% and 72.8% of our net sales for the fiscal year ended March 31, 2017 and for the first nine months of fiscal 2018, respectively, were made directly to our customers with the support of Ford Glory. During fiscal 2017, for sales orders received before customers successfully changed their vendor registrations to issue orders directly to us, we fulfilled the order for customers on behalf of Ford Glory, including inventory purchases and manufacturing. As customers now issue sales orders to us directly, support from Ford Glory is expected to continue to fade during the final three months of fiscal 2018. We no longer rely on Ford Glory to receive sales orders, and we intend in the future to continue to sell all of our products directly to our customers, and our merchandising personnel now receive orders directly from our customers through our wholly owned subsidiaries, Treasure Success and Jerash Garments. (See “Risk Factors — We have historically depended on Ford Glory for substantially all of our sales”).

Ford Glory has historically been dependent on one key customer for its sales. Substantially all of Ford Glory’s sales over the last two years have been to VF Corporation. The following table outlines the dollar amount and percentage of Ford Glory’s total sales to its customers for fiscal 2017, fiscal 2016 and for the first nine months of fiscal 2018:
Customer	Fiscal Year 2017		Fiscal Year 2016		Nine Months Ended December 31, 2017
	Sales (USD, in thousands)%		Sales (USD, in thousands)%		Sales (USD, in thousands)%
VF Corporation(1)	$18,957	81.2%	$44,675	89.0%	—	0%
Columbia	2,614	11.2%	3,151	6.3%	—	0%
Philip-Van Heusen	1,780	7.6%	2,369	4.7%	—	0%
Total	$23,351	100.0%	$50,195	100.0%	—	0%

(1)
Substantially all of our products are sold under The North Face brand that is owned by VF Corporation.

We established our relationship with VF Corporation in 2012. Substantially all of our products are sold under The North Face Brand that is owned by VF Corporation. Currently, we manufacture primarily outerwear for The North Face. Approximately 79% and 85% of our sales in fiscal 2017 and 2016, respectively, were derived from the sale of our products to VF Corporation. We are not party to any long-term contracts with VF Corporation or our other customers, and our sales arrangements with our customers do not have minimum purchase requirements. As is common in our industry, VF Corporation and our other customers place purchase orders to us after we complete detailed sample development and approval processes that we and our customers agree to the purchase and manufacture of the garments in question. It is through the sample development and approval processes that we and VF Corporation agree to the purchase and manufacture of the garments in question. From April 1, 2017 to March 1, 2018, VF Corporation issued approximately 5,100 purchase orders to us in amounts ranging from approximately $10 to $570,000. We are not substantially dependent on any particular order from VF Corporation. See “Risk Factors — We rely on one key customer for substantially all of our revenue. We cannot assure that this customer or any other customer will continue to buy our products in the same volumes or on the same terms.”
VF Corporation is in the retail industry, which is subject to substantial cyclical variations. Consequently, there can be no assurance that sales to current customers will continue at the current rate or at all. In addition, our annual and quarterly results may vary, which may cause our profits and/or the market price of our Securities to decline. See “Risk Factors — Our direct and indirect customers are in the clothing retail industry, which is subject to substantial cyclical variations which could have a material adverse effect on our results of operations.”
We continue to seek to expand and strengthen our relationship with our current customers and other brand names. However, we cannot assure that these brands will continue to buy our products in the same volumes or on the same terms as they did in the past.
Competition
The markets for the manufacturing of sport and outerwear are highly competitive. The competition in the fields in which we operate is focused primarily on the price of the product, its quality, and the level of customer service. Our products compete with products of other apparel manufacturers in Israel, Europe, the United States, South and Central America and Asia.
Most competition with other manufacturers in the clothing industry focuses on reducing production costs, reducing supply lead times, design, product quality, and efficiency of supply to the customer. Since production costs depend to a large extent on labor costs, in recent years most production in the industry has been moved to countries where the labor costs are low. Some of our competitors have a lower cost base, longer operating experience, broader customer base and other advantages over us which allow them to compete with us. As described in more detail under “— Conditions in Jordan” below, we are able to sell our products manufactured at our facilities in Jordan to the United States free from customs, duties and import quotas under certain conditions. These favorable terms enable us to remain competitive on the basis of price.
Conditions in Jordan
Our manufacturing facilities are located in Jordan. Accordingly, we are directly affected by political, security and economic conditions in Jordan.
From time to time Jordan has experienced instances of civil unrest, terrorism and hostilities among neighboring countries, including Syria and Israel. A peace agreement between Israel and Jordan was signed in 1994. Terrorist attacks, military activity, rioting, or civil or political unrest in the future could influence the Jordanian economy and our operations by disrupting operations and communications and making travel within Jordan more difficult and less desirable. Political or social tensions also could create a greater perception that investments in companies with Jordanian operations involve a high degree of risk, which could adversely affect the market and price for our common stock.
Jordan is a constitutional monarchy, but the King holds wide executive and legislative powers. The ruling family has taken initiatives that support the economic growth of the country. However, there is no assurance that such initiatives will be successful or will continue. The rate of economic liberalization could change, and specific laws and policies affecting manufacturing companies, foreign investments, currency exchange rates and other matters affecting investments in Jordan could change as well.
Trade Agreements
We benefit from exemptions from customs duties and import quotas due to our location in Al Tajamouat Industrial City, a QIZ in Amman, Jordan, and the free trade agreements with the United States.
QIZs are industrial parks that house manufacturing operations in Jordan and Egypt. They are special free trade zones established in collaboration with Israel to take advantage of the free trade agreements between the United States and Israel. Under the trade agreement between Jordan and the U.S., goods produced in QIZ areas can directly access U.S. markets without tariff or quota restrictions if they satisfy certain criteria.
Income Tax Incentives
The Encouragement of Investment Committee of Jordan resolved that Jerash Garments’ project is an economically approved project in accordance with the Encouragement of Investment Law number 16 of 1995 and accordingly was granted exemptions from customs duties on the plant’s equipment and machinery. Further, in accordance with the Jordanian Income Tax law, all of Jerash Garments’ exports are 100% exempted, provided a specific Declaration in that respect is filed with the Jordanian Customs and Income Tax Departments.
In addition, projects in QIZ areas are exempted from paying income and social services tax, total exemptions from buildings and land tax, and exemptions or reduction on most municipality fees.
Government Regulation
Our manufacturing and other facilities in Jordan are subject to various local regulations relating to the maintenance of safe working conditions and manufacturing practices. Management believes that it is currently in compliance in all material respects with all such regulations. We are not subject to governmental approval of our products or manufacturing process.

PROPERTIES
Jerash Garments owns an industrial building of approximately 8,300 square meters in Al Tajamouat Industrial City. See “Related Party Transactions.” We lease additional space totaling approximately 24,000 square meters in industrial buildings in Al Tajamouat Industrial City. We believe the real property that we own and lease is sufficient to conduct our operations as they are currently conducted. In addition, we lease space for our workers in dormitories located inside and outside of Al Tajamouat Industrial City. Treasure Success leases its office space in Hong Kong from Ford Glory International Limited, pursuant to an agreement dated October 3, 2016 providing for rent in the amount of HK$21,600 (approximately $2,760) per month and having a one-year term with an option to extend the term for an additional year at the same rent. We also lease our headquarters in New York, New York, pursuant to an agreement dated January 1, 2018 providing for rent in the amount of  $720 per month and having a six-month term with an option to extend the term for an additional six months at the same rent.
In 2015, we commenced a project to build a 450 square meter workshop in the Tafilah Governorate of Jordan, which will primarily be used as a sewing workshop for Jerash Garments. This project is expected to cost approximately $230,000 to construct and is estimated to be completed by the middle of calendar year 2018.
LEGAL PROCEEDINGS
We are not currently involved in any material legal proceedings. From time-to-time we are, and we anticipate that we will be, involved in legal proceedings, claims and litigation arising in the ordinary course of our business and otherwise. The ultimate costs to resolve any such matters could have a material adverse effect on our financial statements. We could be forced to incur material expenses with respect to these legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.
MANAGEMENT
Directors and Executive Officers
The following table sets forth the name, age and position of each of our directors and executive officers as of March 9, 2018.
Name	Age	Position
Choi Lin Hung	55	Chairman, Chief Executive Officer, President and Treasurer
Wei (“Kitty”) Yang	35	Vice President, Secretary and Director
Richard J. Shaw	50	Chief Financial Officer
Directors are elected at each annual meeting of our stockholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors, absent an employment agreement.
The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus.
Choi Lin Hung has served as our President, Treasurer and a director since May 2017. Mr. Choi was appointed a director of Global Trend on March 21, 2012, and became our President, Treasurer and director upon consummation of the Merger. He was appointed as Chairman of our Board of Directors and Chief Executive Officer in March 2018. Mr. Choi has held the position of director of Jerash Garments since 2012, the position of general manager of Chinese Garments and Jerash Embroidery since 2015, and the position of director of Treasure Success since 2016. He is also an indirect substantial shareholder of the Company through his wholly owned entity Merlotte.
Mr. Choi obtained a master’s degree with distinction in Business Administration from the University of Sheffield, the United Kingdom, in 1987, after being awarded the professional diploma in company secretaryship and administration from the Hong Kong Polytechnic, the predecessor of the Hong Kong Polytechnic University, in 1985.

Mr. Choi worked at Deutsche Bank and First Pacific Bank from 1987 to 1995 and has extensive experience in the banking industry. Mr. Choi began his work in the garment and textile industry in 1995, and, since 2001, Mr. Choi has been a director of Victory City International Holdings Ltd., a textile and fabric manufacturing group listed on the Stock Exchange of Hong Kong since 1996 and a director of Jiangmen V-Apparel Manufacturing Ltd. since May 2010.
The Board of Directors believes that Mr. Choi’s financial and treasury expertise, his knowledge in fabric manufacturing and trading, coupled with his over 22 years of experience in the garment industry and his experience in managing the business of Jerash Garments and its subsidiaries, are crucial to growing our business.
Wei (“Kitty”) Yang has served as our Vice President, Secretary and a director since May 2017. Ms. Yang has served as deputy general manager of Jerash Garments since 2014, and became our Vice President, Secretary and director upon consummation of the Merger. Prior to joining us, Ms. Yang was deputy operations officer for Martino Holding Limited from 2010 until 2014, handling the operation of a business with global clientele and suppliers where her duties included liaison with customers and suppliers and human resources management. Ms. Yang was a partner at Eternity Travel Agency from 2008 until 2010, and human resources chief at Jordan Dragon Garment Co. Ltd., a listed company in Taiwan with over 4,000 employees and major customers, e.g. JC Penny, Philip Van Heusen, Liz Claiborne etc. Ms. Yang was responsible for the establishment and implementation of human resources policies and processes. Ms. Yang is fluent in English, Arabic and Chinese.
The Board of Directors believes that as a result of Ms. Yang’s experience in both Martino Holding Limited and Jordan Dragon Garment Co. Ltd, specifically in the areas of human resources management, and liaison with overseas customers and suppliers, supported by her previous exposure in a manufacturing environment in the factory in Jordan under Dragon Garment Co. Ltd, and her proficiency in both English and Arabic, Ms. Yang will contribute greatly on the management and development of our Company.
Richard J. Shaw has served as our Chief Financial Officer since May 26, 2017. Mr. Shaw has served as the President of LogiCore Strategies, LLC, a financial and business advisory services firm, since June 2014. Mr. Shaw also has served as Chief Financial Officer of BirchBioMed, Inc., a clinical-stage biomedical company focused on the commercialization, clinical evaluation and development of anti-scarring drugs, autoimmune therapeutics/therapies and novel strategies for transplantation, since March 2016, and as Chief Financial Officer and Treasurer of Tripborn, Inc., an online travel agency that offers travel reservations and related travel services to travel agents in India, since May 2016. Previously, Mr. Shaw served as Chief Operating Officer of Roberts Office Furniture Concepts, a designer, manufacturer and remanufacturer of sustainable office furniture and workplace systems, from September 2013 to June 2016. Mr. Shaw served as Chief Financial Officer of High Peaks Hospitality, LLC, an independent hotel ownership, development construction and management company from June 2012 to August 2013, and Chief Financial Officer of Harden Furniture, Inc., a manufacturer of solid wood furniture and upholstery from May 2008 to June 2012. Mr. Shaw earned a BS in Accounting from LeMoyne College and is a Certified Public Accountant, licensed by the State of New York.
We are not party to any employment agreements or other agreements with Mr. Choi or Ms. Yang that prevent them from providing similar services to other companies in our industry, which could potentially give rise to a conflict of interest if they chose to offer their services to a competitor. However, under Delaware law, as directors, Mr. Choi and Ms. Yang owe a duty of loyalty to our stockholders, which places limits on their ability to enter into transactions that conflict with the interests of our stockholders. In the event that Mr. Choi or Ms. Yang left the Company, they would not be prevented from participating in a venture or business that competes with us.
Board Observer
On July 1, 2017, we granted Theodore Kachris certain observation rights regarding our board of directors. For his services as a board observer, Mr. Kachris will receive $12,500 annually and a warrant to purchase 50,000 shares of our common stock. Mr. Kachris is one of three managers of Shell Creek, LLC and PAT Amicus Investments, LLC, two of the selling stockholders in our Resale Registration Statement.

Family Relationships
There are no family relationships among any of our directors or executive officers.
CORPORATE GOVERNANCE
Board of Directors
We currently have two directors serving on our Board of Directors. A majority of the entire Board of Directors constitutes a quorum for the transaction of business at any meeting of the Board of Directors. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the action.
According to the Company’s Bylaws, the number of directors constituting the entire Board of Directors shall be such number as the Board of Directors or stockholders shall designate from time to time.
Independent Directors
Upon the completion of this offering, we anticipate that our common stock will be listed on the Nasdaq. Under the listing requirements and rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions and phase-in periods following its initial public offering, each member of a listed company’s audit committee must have at least three members and a listed company’s compensation committee must have at least two members. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
We do not intend to rely on the phase-in rules of Nasdaq with respect to the independence of our Board of Directors or the composition of our audit, compensation, and nominating and corporate governance committees. At the closing of this offering, our Board of Directors intends to increase the Board of Directors to five members and appoint the following individuals to fill the vacancies: Gary J. Haseley, Sean Socha, and Mr. Mak. The Board of Directors anticipates that each of Messrs. Haseley, Socha and Mak will be “independent directors” as defined under the rules of Nasdaq at the time of their appointment.
Gary J. Haseley, age 56, served as the senior vice president and general manager of Kaman Automation, Control & Energy, a division of Kaman Corporation, a manufacturer in the aerospace industry and the third largest distributor in the power transmission/motion control market, until his retirement in November 2016. Prior to joining Kaman, from January 2001 to August 2012, Mr. Haseley served as president and chief executive officer of Zeller Corporation, a distributor of electrical and automation components and solutions, which Kaman acquired in 2012. From 1995 until 2001, Mr. Haseley served as Zeller’s vice president of sales. Prior to joining Zeller, Mr. Haseley held various engineering and sales positions. Mr. Haseley also serves on the board of directors of Genesee Regional Bank and Transcat Inc. and has served on the board of several other for profit and not for profit entities. Mr. Haseley earned a BS in Economics from Kettering University.
Mr. Haseley will bring extensive knowledge in the distribution and services markets to our board.
Sean Socha, age 48, has served as Chief Financial Officer of Finger Lakes Technologies Group, Inc. since October 2014. Previously, from June 2011 through October 2014, Mr. Socha served as Chief Financial Officer and Chief Operating Officer of Tech Valley Communications. From May 2009 to June 2011, he was Chief Financial Officer and Senior Vice President of ClearMomentum, Inc. From September 1991 to May 2009, Mr. Socha held various roles in finance, accounting, or operations at firms in the Rochester, New York area. Mr. Socha earned a BS in Accounting from St. John Fisher College.
Mr. Socha will bring a deep understanding of finance and accounting to our board.

Mak Chi Yan, age 54, has served as the Executive Director of Genting Securities Limited since May 2011. Previously, from April 2003 through April 2011, Mr. Mak acted as Associate Director of Uob Kay Hian Hong Kong Limited. From November 2000 through October 2002, he was the Vice President of Institutional Sales at Worldsec International Limited, an affiliate of the Bank of Tokyo-Mitsubishi, Ltd. From June 1999 through October 2000, Mr. Mak served as the Head of International Sales for the Corporate & Institutional Business Group at HLG Securities SDN BHD, and from February 1989 through May 1998, he held various roles in sales, investment banking and portfolio management at Sakura Finance Asia Limited. Mr. Mak earned a BA in Accounting and a Masters in Corporate Finance from Hong Kong Polytechnic University.
Mr. Mak will bring extensive knowledge in finance, business development and operations to our board.
Committees of the Board of Directors
We do not intend to rely on the phase-in rules of Nasdaq with respect to the independence of our board of directors and the audit committee. Instead, we intend to form the audit, compensation, and nominating and corporate governance committees, with each of Messrs. Haseley, Socha and Mak serving as members for each upon the closing of this offering.
Audit Committee
We do not currently have a separately standing audit committee of our board of directors. Currently, our board fulfills the duties otherwise delegated to a separately standing audit committee, including, but not limited to, the following:
•
selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors;

•
evaluating the qualifications, performance and independence of our independent auditors;

•
monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•
reviewing the adequacy and effectiveness of our internal control policies and procedures;

•
discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•
preparing the audit committee report that the SEC requires in our annual proxy statement.

Nasdaq-listed companies must have an Audit Committee with a formal written audit committee charter that is reviewed/revised annually by the Audit Committee. The Charter must set forth:
•
the scope of the committee’s responsibilities and how they are to be carried out, including its structure, processes and membership;

•
the committee’s duty to monitor the independence of the outside auditor;

•
the committee’s purpose of overseeing the accounting and financial reporting process of the company; and

•
specific audit committee responsibilities in order to comply with SEC Rule 10A-3(b)(2)-(5).

The Audit Committee must consist of at least three members, each of whom:
•
is independent as defined in SEC Rule 10A-3(b)(1) (director receives no compensation outside of role as director and is not an affiliate of the company or its subsidiaries);

•
has not participated in the preparation of the company’s (or any subsidiary’s) financial statements during the last three years, and

•
is able to read and understand financial statements.

At least one member must have past employment experience in finance or accounting, professional accounting certification, or other comparable experience or background that results in financial sophistication, including having been a CEO, CFO or other senior officer with financial oversight responsibility. A director that meets the financial expert qualifications of Item 407(d)(5)(ii)-(iii) of Regulation S-K also qualifies as a financially sophisticated audit committee member for Nasdaq purposes.
Under the Nasdaq rules, a newly-listed IPO company must have:
•
an audit committee with at least one independent member at the time of listing;

•
a majority of the audit committee independent within 90 days of listing; and

•
an audit committee entirely independent within one year of listing. (Rule 5615(b)(1) and Rule 10A-3(b)(1)(iv)(A) under the Exchange Act).

If our Nasdaq application is approved, our board will establish an audit committee in compliance with the Nasdaq rules for newly-listed IPO companies. If our Nasdaq application is rejected, our board will continue to fulfill the duties otherwise delegated to a separately standing audit committee.
Compensation Committee
We do not currently have a separately standing compensation committee of our board of directors. Currently, our board fulfills the duties otherwise delegated to a separately standing compensation committee, including, but not limited to, the following:
•
reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•
reviewing the succession planning for our executive officers

•
reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•
preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•
administering, reviewing and making recommendations with respect to our equity compensation plans.

Nasdaq-listed companies must have a compensation committee:
•
With a formal written compensation committee charter, that the compensation committee must review and reassess on an annual basis, setting forth:

◦
the scope of the committee’s responsibilities and how they are to be carried out, including its structure, processes and membership;

◦
the committee’s responsibility for determining (or recommending to the board for determination) the compensation of the CEO and all other executive officers;

◦
that the CEO may not be present during voting or deliberations on his or her compensation; and

◦
the specific committee responsibilities and authority set out in Rule 10C-1(b)(2)-(4)(vi) of the Exchange Act.

•
Consisting of at least two members, each of which must be an independent director;

•
The members of which the board has determined are each independent as compensation committee members, after consideration of all factors specifically relevant to determining whether a member has a relationship with the company which is material to the member’s ability to be independent from management in connection with the work of the compensation committee, including but not limited to:

◦
the source of compensation of the director, including any consulting, advisory or other fees paid to the director, and

◦
whether the director is affiliated with the company, a subsidiary of the company, or an affiliate of a subsidiary.

•
To which it has delegated the specific responsibilities to comply with Rule 10C-1(b)(2)-(4)(vi) of the Exchange Act, including responsibilities related to selection, compensation of and funding for compensation consultants and other advisors, after due consideration of certain factors assessing independence of the consultant, enumerated in Rule 5605(d)(3)(D). (This requirement is not applicable to smaller reporting companies).

Under the Nasdaq rules, a newly-listed IPO company must have:
•
a compensation committee with at least one independent member at the time of listing;

•
a majority of the committee must be independent within 90 days of listing; and

•
the committee must be entirely independent within one year of listing. (Rule 5615(b)(1)).

If our Nasdaq application is approved, our board will establish a compensation committee in compliance with the Nasdaq rules for newly-listed IPO companies. If our Nasdaq application is rejected, our board will continue to fulfill the duties otherwise delegated to a separately standing compensation committee.
Nominating and Corporate Governance Committee
We do not currently have a separately standing nominating and corporate governance committee of our board of directors. Currently, our board fulfills the duties otherwise delegated to a separately standing nominating and corporate governance committee, including, but not limited to, the following:
•
assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the board of directors;

•
reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•
overseeing the evaluation of our board of directors and management; and

•
recommending members for each committee of our board of directors.

Regarding the nomination of directors of Nasdaq-listed companies:
•
the company must have a formal written charter or resolution addressing the nomination process and related matters, as required by federal securities laws; and

•
nominees for director must be selected by (1) a majority of independent directors, or (2) a nomination committee composed solely of independent directors (except where the right to nominate a director legally belongs to a third party or where the company is subject to a binding obligation that requires a different nomination structure established prior to the approval date of Rule 5605(e)).

Under the Nasdaq rules, a newly-listed IPO company that has a nomination committee must have:
•
at least one independent member at the time of listing;

•
a majority of the committee must be independent within 90 days of listing; and

•
the committee must be entirely independent within one year of listing. (Rule 5615(b)(1))

If our Nasdaq application is approved, our board will establish a nominating committee in compliance with the Nasdaq rules for newly-listed IPO companies. If our Nasdaq application is rejected, our board will continue to fulfill the duties otherwise delegated to a separately standing nominating committee.
Role of the Board in Risk Oversight
We intend for the Audit Committee of our Board to be primarily responsible for overseeing our risk management processes on behalf of our board. Once formed, we expect that the Audit Committee will receive reports from management on at least a quarterly basis regarding our assessment of risks. In addition, we intend for the Audit Committee to report regularly to our Board, which also considers our risk profile. The Audit Committee and our Board will focus on the most significant risks we face and our general risk management strategies. While our board oversees our risk management, management is responsible for day-to-day risk management team processes.
Code of Ethics
On January 16, 2018, our Board approved and adopted a code of ethics (the “Code of Ethics”). The Code of Ethics is applicable to all of our directors, officers and employees, including our principal executive officer and our principal financial officer. The Code of Ethics addresses such individuals’ conduct with respect to, among other things, conflicts of interests; compliance with applicable laws, rules and regulations; rules to promote full, fair, accurate, timely and understandable disclosure; use of Company assets and corporate opportunities; confidentiality; fair dealing; and reporting and enforcement. A copy of the Code of Ethics is available on our corporate website at www.jerashholdings.com.

EXECUTIVE COMPENSATION
The following table sets forth the compensation paid by us during the fiscal years ended March 31, 2017 and 2016 for services performed on our behalf with respect to the persons who served as our named executive officers as of March 31, 2017. Our named executive officers are Mr. Choi, Ms. Yang and Timothy G. Murphy. Mr. Choi serves as our Chairman, Chief Executive Officer, President and Treasurer, Ms. Yang serves as our Vice President, Secretary and director and prior to our acquisition by Global Trend in May 2017, Mr. Murphy served as our President, Treasurer, Secretary, and sole director.
Summary Compensation Table
Name and Principal Position	Year Ended March 31,	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Choi Lin Hung	2017	—	—	—	—	—
Chief Executive Officer, President and Treasurer	2016	—	—	—	—	—
Wei (“Kitty”) Yang	2017	33,333	81,442	—	—	114,775
Vice President, Secretary and director	2016	27,119	73,000	—	—	100,119
Timothy G. Murphy	2017	—	—	—	—	—
Former President, Treasurer and sole director	2016	—	—	—	—	—
Both Mr. Choi and Mr. Murphy previously served without any compensation. Effective January 12, 2018, Treasure Success, our wholly owned subsidiary, entered into a consulting agreement with Yukwise Limited, pursuant to which Mr. Choi is compensated for his services as the principal executive officer of the Company. Treasure Success compensates Yukwise Limited for Mr. Choi’s time at a rate of  $25,000 per month. Mr. Choi wholly owns Yukwise Limited.
In her capacity as deputy general manager of Jerash Garments, Ms. Kitty Yang received a base salary of  $33,333, plus a bonus of  $81,442, for total compensation of  $114,775, in the fiscal year ended March 31, 2017, and base salary of  $27,119, plus a bonus of  $73,000, for total compensation of  $100,119, in the fiscal year ended March 31, 2016. In January 2017, Ms. Yang entered into an employment agreement with our subsidiary, Jerash Garments, with respect to her services as deputy general manager. We have not entered into an employment agreement with Ms. Yang to serve as our Vice President or our Secretary. We did not otherwise award or pay, and our named executive officers and directors did not otherwise earn, any compensation with respect to our last two fiscal years ended March 31, 2017 and March 31, 2016.
We entered into a consulting agreement effective May 26, 2017 with LogiCore Strategies, LLC (“LogiCore”), pursuant to which Richard J. Shaw serves as the Company’s Chief Financial Officer. The Company compensates LogiCore for Mr. Shaw’s time at a rate of  $5,000 per month. Mr. Shaw wholly owns LogiCore.
Equity Compensation Plan Information
We intend to establish a 2018 Stock Incentive Plan (the “Plan”) and reserve 1,484,250 of shares of common stock equal to fifteen percent of the total number of shares of common stock outstanding prior to this offering, for issuance to certain members of management and key employees of the Company pursuant to the Plan. Shares to be issued under the Plan will be registered pursuant to a Registration Statement on Form S-8.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
On November 29, 2016, the Board of Directors of Jerash Garments declared and approved a cash dividend of  $6,000,000 to its parent company, Global Trend. On November 30, 2016, the Board of Directors of Global Trend declared and approved a cash dividend of  $5,307,500 to its shareholders. Jerash Garments paid the dividend of  $6,000,000 directly to Global Trend’s shareholders on December 14, 2016. The overpaid amount had been treated as due from shareholders and was fully collected from shareholders on May 8, 2017. The amount due from shareholders was interest-free. As of December 31, 2017, there is no outstanding balance with respect to this overpaid dividend.
Until August 2016, substantially all of our sales were to Ford Glory, which Ford Glory then sold to the end customers. Ford Glory is 49% owned by Mr. Choi Lin Hung, our president, director and a significant stockholder, through his wholly owned entity, Merlotte. Pursuant to the terms of the Sale and Purchase Agreement, Victory City sold its 51% interest in RS International Holdings Limited, an investment holding company to Mr. Lee. Pursuant to the Sale and Purchase Agreement, and effective since August 1, 2016, all rights, interests and benefits of any contracts entered into with or sale/purchase orders made by any subsidiary of Victory City International Holdings Limited, the parent of Victory City, on or prior to August 1, 2016 in respect of the sale and purchase of garment products manufactured or to be manufactured by us or one of our subsidiaries, together with the costs and obligations relating to those contracts, were transferred to the relevant subsidiary. Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, is also a director of Victory City International Holdings Limited. Thereafter, we began conducting business directly with our customers and no longer through our affiliate, Ford Glory. Following August 1, 2016, there was a transition period for orders placed directly with Ford Glory. For the first nine months of fiscal 2018 none of our net sales were made to Ford Glory and $42,185,022, or approximately 86.3%, of our net sales for the first nine months of fiscal 2018, were made directly to our customers with the support of Ford Glory. For fiscal 2016, fiscal 2017 and the nine months ended December 31, 2017, $50,195,342, $23,350,919 and $0, respectively, of our net sales were made to Ford Glory.
We also periodically purchase merchandise or raw materials from certain related party suppliers. For the first nine months of fiscal 2018, we did not purchase any of our raw materials from two related major suppliers, Value Plus and Ford Glory. For fiscal 2016 and fiscal 2017, we purchased $26,360,929 and $6,061,202, respectively, of our raw materials from these two related major suppliers. We had accounts receivable from Ford Glory of  $259,723 and $90,751 as of December 31, 2016 and 2017, respectively. Value Plus and Ford Glory are each 49% owned by Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder through his wholly owned entity, Merlotte.
Historically, we have received working capital advances from certain of our affiliates and related parties to fund operations and capital expenditures. As of December 31, 2017, amounts due to related parties for working capital advances consisted of  $0 to Ford Glory Holdings Limited (“Ford Glory Holdings”), the parent of Ford Glory and the former indirect parent of Global Trend, and $0 to Jiangmen V-Apparel Manufacturing Ltd., a subsidiary of Ford Glory Holdings. Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder, is also a director of Jiangmen V-Apparel Manufacturing Ltd. During fiscal 2016, the largest amount due to Ford Glory Holdings was $309,276, all of which was outstanding at March 31, 2016 as no payments of principal or interest were made during fiscal 2016. During fiscal 2016, the largest amount due to Jiangmen V-Apparel Manufacturing, Ltd. was $37,209, all of which was outstanding at March 31, 2016 as no payments of principal or interest were made during fiscal 2016. During fiscal 2017, the largest amount due to Ford Glory Holdings was $309,276 of which $0 was outstanding at March 31, 2017 as $309,276 in payments of principal were made during fiscal 2017. During fiscal 2017, the largest amount due to Jiangmen V-Apparel Manufacturing, Ltd. was $37,209 of which $0 was outstanding at March 31, 2017 as $37,209 in payments of principal were made during fiscal 2017. There were no amounts outstanding to Ford Glory Holdings or Jiangmen V-Apparel Manufacturing, Ltd at any time during the nine months ended December 31, 2017 and balances due were $0 at December 31, 2017 with no payments of principal made during those nine months. The balances due to related parties are interest-free and due upon demand. Ford Glory Holdings is 49% owned by Mr. Choi Lin Hung, our chairman, chief executive officer, president and a significant stockholder through his wholly owned entity, Merlotte.

Jerash Garments purchased an industrial building in Al Tajamouat Industrial City on July 31, 2000. On March 31, 2006, Victory Apparel purchased all of the property and equipment of Jerash Garments at this industrial building, including machinery, equipment and tools, motor vehicles, software, and the land and building, for 1,996,632.37 Jordanian dinars (approximately USD $2.8 million). Mr. Choi Lin Hung, through his wholly owned entity Merlotte, and Mr. Lee Kian Tjiauw, a significant stockholder, together indirectly own 100% of Victory Apparel through Wealth Choice Limited. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel does not currently have any material assets or operations of its own, and Mr. Choi Lin Hung and Mr. Lee Kian Tjiauw intend to dissolve the entity.
Treasure Success leases its office space in Hong Kong from Ford Glory International Limited, pursuant to an agreement dated October 3, 2016 providing for rent in the amount of HK$21,600 (approximately $2,760) per month and having a one-year term with an option to extend the term for an additional year at the same rent.
Eric Tang, who is the husband of our Vice President, Secretary and director, Ms. Yang, has provided us with consulting services since 2013 primarily in sales and marketing, including playing a critical role providing consulting services in connection with our transition from receiving purchase orders from Ford Glory to receiving purchase orders directly from VF Corporation. On December 1, 2016, Mr. Tang entered into an employment agreement with our wholly owned subsidiary, Treasure Success International Limited, to serve as our Administration Manager providing marketing advice. Mr. Tang is entitled to receive monthly compensation of HK$39,000 (approximately US$5,000). We do not consider Mr. Tang to be an executive officer of our company. Mr. Tang received aggregate compensation in the amount of HK$390,000 (approximately US$50,000) and HK$155,059 (approximately US$19,880) during the nine months ended December 31, 2017 and two-year period ended March 31, 2017 in exchange for such consulting services and his employment, respectively.
In order to induce the investors in the Private Placement to waive the condition precedent to enter into the Secured Credit Facility and to consummate the initial closing and subsequent closings of the Private Placement, Mr. Choi Lin Hung, our chairman, chief executive officer, chairman and a significant stockholder, together with Merlotte, his wholly owned entity, agreed, jointly and severally, to fund, in the aggregate amount of up to US$5,000,000, the working capital, maintenance and capital costs necessary to maintain the business of Jerash Garments as currently conducted from and after the closing of the Private Placement until such time as Jerash Garments or Treasure Success obtained the Secured Credit Facility. Treasure Success entered into the Secured Credit Facility to finance the working capital needs of the Company. Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with HSBC. In addition, pursuant to an offer letter dated June 5, 2017, HSBC agreed to provide Treasure Success with a $12,000,000 invoice discounting/factoring facility. On August 21, 2017, Treasure Success and HSBC entered into the Invoice Discounting/Factoring Agreement. The Secured Credit Facility is guaranteed by our significant stockholders, Mr. Choi Lin Hung and Mr. Ng Tsze Lun, whose interests may differ from the other stockholders of the Company as a result of their personal guarantees.
Timothy Murphy, the former president, treasurer, secretary and director of Jerash Holdings (US), Inc., is the chief financial officer of Maxim Group LLC (“Maxim”). We engaged Maxim as the placement agent for the Private Placement. Pursuant to the terms of an engagement letter between Maxim and us, Maxim received commissions on the proceeds raised in the Private Placement in the aggregate amount of  $243,000 and warrants (the “Maxim Warrants”). Pursuant to the terms of the engagement letter, Maxim was entitled to, and did elect to, have the Maxim Warrants issued into the names of its affiliates. In connection with the Private Placement, we issued Maxim Warrants to purchase 71,100 units, with each unit consisting of one share of our common stock and one warrant (with each such warrant being immediately exercisable for one-tenth (1∕10th) of one share of common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date), at an exercise price of  $5.50 per unit. The Maxim Warrants include “piggy-back” registration rights, which give the holder of the Maxim Warrants the right to include the shares underlying the Maxim Warrants in a registration statement filed by the Company to register the Company’s securities for its own account or for the account of any security holder other than the holder of the Maxim Warrants. The holders of the Maxim Warrants have waived their rights to register shares of common stock in the registration statement of which this prospectus is a part. In addition to its service as our placement agent, Maxim also provided merger advisory services to us in connection with the Merger, for which we paid Maxim aggregate fees of  $100,000.
We entered into a consulting agreement effective May 26, 2017 with LogiCore, pursuant to which Richard J. Shaw serves as the Company’s Chief Financial Officer. The Company compensates LogiCore for Mr. Shaw’s time at a rate of  $5,000 per month. Mr. Shaw wholly owns LogiCore.
Effective January 12, 2018, Treasure Success, our wholly owned subsidiary, entered into a consulting agreement with Yukwise Limited, pursuant to which Mr. Choi is compensated for his services as the principal executive officer of the Company. Treasure Success compensates Yukwise Limited for Mr. Choi’s time at a rate of  $25,000 per month. Mr. Choi wholly owns Yukwise Limited.
Effective January 16, 2018, Treasure Success, our wholly owned subsidiary, entered into a consulting agreement with Multi-Glory Corporation Ltd., pursuant to which Ng Tsze Lun, a significant stockholder of the Company, will provide consulting services to the Company as Head of Marketing. In exchange for such services, Treasure Success will compensate Multi-Glory Corporation Ltd. at a rate of  $300,000 annually. Mr. Ng wholly owns Multi-Glory Corporation Ltd.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information as of March 9, 2018, concerning beneficial ownership of our common stock known to us to be held by (1) our named executive officers, (2) our directors, (3) our named executive officers and directors as a group and (4) each person or entity we know to beneficially own more than five percent of our common stock. The percentages of shares owned shown in the table below are based on 9,895,000 shares of our common stock outstanding as of March 9, 2018. The address for our executive officers is 147 W. 35th Street, Room #1603, New York, New York 10001.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Owned(1)
Named Executive Officers and Directors:
Choi Lin Hung(2) Chairman, Chief Executive Officer, President and Treasurer	4,305,875	43.52%
Kitty Yang Vice President, Secretary and Director	241,350(3)	2.43%
Richard J. Shaw Chief Financial Officer	•	•
All directors and executive officers as a group (3 persons)	4,547,225	45.95%
5% Stockholders:
Merlotte Enterprise Limited 19/F, Ford Glory Plaza 37 – 39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong	4,305,875	43.52%
Lee Kian Tjiauw Flat A, 9/F, Block 3, Regency Park 3 Wah King Road Kwai Chung, Hong Kong	2,798,031	28.28%
Ng Tsze Lun 19/F, Ford Glory Plaza 37 – 39 Wing Hong Street Cheung Sha Wan, Kowloon, Hong Kong	988,594	9.99%

(1)
Applicable percentages are based on 9,895,000 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)
As the sole member of Merlotte Enterprise Limited, Mr. Choi may be deemed to be the beneficial owner of the 4,305,875 shares held by Merlotte.

(3)
Includes 200,000 shares of common stock held by Ms. Yang’s husband, Eric Tang.

DESCRIPTION OF SECURITIES
The following description includes the material attributes of our capital stock. This description is not complete, and we qualify it by referring to our certificate of incorporation, as amended, and our bylaws.
Our certificate of incorporation authorizes us to issue 15,500,000 shares of capital stock, divided into two classes:
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15,000,000 shares of common stock, $0.001 par value per share; and

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500,000 shares of preferred stock, $0.001 par value per share.

Common Stock
Our common stock has one vote per share. The holders of our common stock are entitled to vote on all matters to be voted on by stockholders. The holders of our common stock do not have cumulative voting rights.
Directors are elected by a plurality vote of the shares represented in person or by proxy. All other actions by stockholders will be approved by a majority of votes cast except as otherwise required by law. Our bylaws do not provide for cumulative voting.
The holders of common stock are entitled to receive dividends ratably when, as and if declared by the board of directors out of funds legally available therefor. Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.
In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund, or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.
Amendment of Bylaws
Our certificate of incorporation grants our board of directors the power to adopt, amend or repeal our bylaws, except as otherwise set forth in the bylaws.
Effects on our Common Stock if we Issue Preferred Stock
Our board of directors has authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock in one or more series. Our board of directors has the authority to determine the terms of each series of preferred stock, within the limits of the certificate of incorporation and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.
The issuance of any preferred stock may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
Preferred Stock
We believe that the availability of the preferred stock under our certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-prevailing market price of the stock.
Exclusive Forum of Certain Actions
Our certificate of incorporation provides that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery of the State of Delaware. Although we believe this provision benefits the Company and its stockholders by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against us or our directors, officers and employees.
Anti-Takeover Effects of Delaware Law
Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:
•
prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The restrictions described above also do not apply to specified business combinations with a person who is an “interested stockholder” prior to the time when the corporation’s common stock is listed on a national securities exchange, so these restrictions would not apply to a business combination with any person who is one of our stockholders prior to this offering.
Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:
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any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•
the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Warrants
In connection with this offering, we will issue up to 57,200 shares of common stock issuable pursuant to the Underwriter Warrants to the Underwriter. The Underwriter Warrants will have an exercise price of $8.75 per share, subject to adjustments as set forth therein and will expire five years from the closing date of this offering. The Underwriter Warrants are non-exercisable for a period of 6 months following the closing date of this offering.
In connection with the Private Placement, we issued to the investors participating in the Private Placement five-year warrants to purchase up to an aggregate of 79,000 shares of common stock at an exercise price of  $6.25 per share. If at any time after six months following the issuance date of the warrants and prior to the expiration date there is not an effective registration statement on file with the SEC covering the resale of the shares underlying the warrants, the warrants may be exercised by means of a “cashless exercise.”
Registration Rights
On May 15, 2017, in connection with the Private Placement, we entered into a registration rights agreement with the investors participating in the Private Placement. Pursuant to the registration rights agreement, we filed the Resale Registration Statement to register the securities sold in the Private Placement, which Resale Registration Statement was declared effective by the SEC on October 27, 2017. 1,591,750 shares of common stock and up to 74,000 shares of common stock underlying warrants are eligible to be sold under the Resale Registration Statement. Additionally, the investors will be entitled to certain piggyback registration rights for the securities in the event they are not otherwise registered for resale, which registration rights require us to notify the investors if we propose to register any shares of common stock under the Securities Act, and to include the securities for which we receive timely requests from such investors for inclusion in connection with such offering.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Lock-Up Agreements
The Company intends to enter into, with each of the Company’s directors, officers and beneficial owners of 5% or more of the outstanding shares of common stock of the Company as of the closing date of this offering, customary “lock-up” agreements in favor of the Underwriter pursuant to which such persons and entities will agree that, for a period of 180 days after this offering is completed, they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriter’s prior written consent, including the issuance of shares of Common Stock upon the exercise of currently outstanding options approved by the Underwriter. The Company intends to enter into lock-up agreements with the beneficial owners of less than 5% of the outstanding shares of the common stock of the Company, with similar restrictions in place for a period of 90 days after the date this offering is completed.
Nasdaq Listing
On January 26, 2018, we applied to list our common stock on the Nasdaq under the symbol “JRSH”. Listing of our securities on the Nasdaq is a condition to consummating this offering.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is V Stock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

UNDERWRITING
We have entered into an Underwriting Agreement with Network 1 Financial Securities, Inc. (the “Underwriter”) to conduct this offering on a “best efforts” minimum/maximum basis. The offering is being made without a firm commitment by the Underwriter, which has no obligation or commitment to purchase any of our shares. Accordingly, pursuant to the Underwriting Agreement, we will sell to investors that complete a subscription agreement with us 715,000 to up to the 1,430,000 shares of common stock offered hereby. All monies collected for subscriptions will be held in a separate escrowed bank account at JP Morgan Chase. Continental Stock Transfer & Trust Company shall serve as escrow agent (the “Escrow Agent”). The monies shall remain in the bank account until the minimum amount of 715,000 shares of common stock have been sold. Any checks for the purchase of shares should be made payable to “Continental Stock Transfer & Trust Co aaf Jerash Holdings (US), Inc. Escrow Account 2018”. The Underwriter will instruct their customers to transfer funds from their respective accounts directly to the Escrow Agent by wire transfer and will instruct other purchasers of the shares to make checks payable to “Continental Stock Transfer & Trust Co aaf Jerash Holdings (US), Inc. Escrow Account 2018”. Upon receipt, the Escrow Agent shall promptly deposit funds in the escrowed bank account. Upon receipt of funds sufficient for the sale of at least 715,000 shares and satisfaction of all other closing conditions, the funds may be transferred to our business account. In the event the minimum total of 715,000 shares is not sold prior to May 31, 2018, all monies will be immediately returned to investors, without interest or deduction, within one business day.
The Underwriter is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal would be deemed to be underwriting discounts or commissions under the Securities Act. The Underwriter is required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by the Underwriter. Under these rules and regulations, the Underwriter may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.
The Underwriting Agreement provides that the obligation of the Underwriter to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (i) receipt of a listing approval letter from the Nasdaq, (ii) delivery of legal opinions, and (iii) delivery of auditor comfort letters. The Underwriter is under no obligation to purchase any shares of our common stock for its own account. Since this offering is being conducted by the Underwriter on a “best efforts” basis, there can be no assurance that the minimum offering contemplated hereby will ultimately be completed. The Underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc., or FINRA. The Underwriter proposes to offer the shares to investors at the offering price, and will receive the underwriting commissions, set forth on the cover of this prospectus. The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company in an interest-bearing escrow account established by us, until we have sold a minimum of 715,000 shares of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq. Once we satisfy the minimum stock sale and Nasdaq listing conditions, the funds will be released to us. In the event subscriptions are rejected or if sufficient subscriptions are not received to close the offering, all funds in escrow from such rejected or insufficient subscriptions will be returned immediately to the subscriber by the Escrow Agent, without interest or deductions.
Commissions and Expenses
The Underwriter proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus. The Underwriter may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Affiliates of the company and affiliates and associated persons of the Underwriter may invest in this offering on the same terms and conditions as the public investors participating in this offering, and any common stock purchased will make up a portion of the minimum offering needed to complete this offering.

After this offering, the initial public offering price, concession and reallowance to dealers may be changed by us and the Underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the Underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.
We have agreed to pay a non-accountable expense allowance to the Underwriter equal to 2% of the gross proceeds received at the closing of this offering.
The following table shows the public offering price, underwriting commission, non-accountable expense allowance and proceeds before expenses to us. The information assumes either no exercise of the Underwriter Warrants.
	Price	Commission (7.5) %	Non-Accountable Expense Allowance (2) %	Proceeds to the Company
Per Share	$7.00	$0.53	$0.14	$6.34
Minimum Offering (715,000 shares)	$5,005,000	$375,375	$100,100	$4,529,525
Maximum Offering (1,430,000 shares)	$10,010,000	$750,750	$200,200	$9,059,050
We have also agreed to reimburse the Underwriter for expenses incurred relating to the offering, including all actual fees and expenses incurred by the Underwriter in connection with, among other things, due diligence costs, the Underwriter’s “road show” expenses, and the fees and expenses of the Underwriter’s counsel which, in the aggregate, shall not exceed $75,000, $50,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).
We estimate that the total expenses of this offering, excluding underwriting commissions described above, will be approximately $618,979 if a total of  $10,010,000 is raised in the offering.
Underwriter Warrants
We have also agreed to issue to the Underwriter the Underwriter Warrants to purchase a number of common shares equal to an aggregate of 4% of the Shares sold in this offering. The Underwriter Warrants will have an exercise price equal to $8.75 per share (125% of the initial public offering price in this offering). The Underwriter Warrants may be exercised on a cashless basis. The Underwriter Warrants will be exercisable six months following the closing date until the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The Underwriter Warrants are not redeemable by us. The Underwriter Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying common shares during the five-year period commencing on the closing date of the offering. The Underwriter Warrants will provide for adjustment in the number and exercise price of such warrants (and the common shares underlying such warrants) in the event of recapitalization, merger or other fundamental transaction. The Underwriter Warrants and the shares issuable upon the exercise of the Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), none of such securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of six months immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the Underwriter Warrants are being issued, except the transfer of any security:
•
by operation of law or by reason of our reorganization;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•
if the aggregate amount of our securities held by either an underwriter or a related person does not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•
the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the Underwriter Warrants may not contain certain terms.
Escrow Agent and Deposit of Offering Proceeds
We and the Underwriter have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Underwriter for the sale of the common stock to be promptly deposited in a non-interest-bearing escrow account (“Escrow Account”) maintained by the Escrow Agent, who will deposit the funds received in the Escrow Account into a special bank account established by JP Morgan Chase. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the Underwriter from prospective purchasers of our offered common stock and are delivered by the Underwriter to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from us and the Underwriter. On the closing date of the offering, and presuming that all conditions to closing have been satisfied (such as Nasdaq approval and other conditions described herein), proceeds in the bank account maintained will be delivered to us.
The Underwriter shall promptly deliver to the Escrow Agent all funds in the form of checks or wire transfers which it receives from prospective purchasers of our common stock by noon of the next business day following receipt. Simultaneously with each deposit to the Escrow Account, the Underwriter shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account and then deposited to the bank account at JP Morgan Chase. All checks delivered to the Escrow Agent shall be made payable to “Continental Stock Transfer & Trust Co aaf Jerash Holdings (US), Inc. Escrow Account 2018.” The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.
No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest-bearing account). All subscription funds will be held in trust pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the Escrow Agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. In event that the offering is terminated, all subscription funds from the escrow account will be returned to investors.
If we terminate this offering, all amounts will be promptly returned to the investors as described below. In the event of any dispute between us and the Underwriter, including whether and how funds are to be reimbursed, the Escrow Agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.
Investors must pay in full for the common stock at the time of investment. Payment for the shares may be made (i) by check, bank draft or money order made payable to “Continental Stock Transfer & Trust Co aaf Jerash Holdings (US), Inc. Escrow Account 2018” and delivered to the Underwriter no less than four business days before the date of closing, or (ii) by wire made payable to “Continental Stock Transfer &

Trust Co aaf Jerash Holdings (US), Inc. Escrow Account 2018.” The checks, bank drafts and money orders will be forwarded/returned by the Underwriter and their dealers to the Escrow Agent by noon of the following business day. The Underwriter will inform prospective purchasers of the anticipated date of closing.
Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the date the offering is terminated. If the offering is withdrawn or canceled or terminated and proceeds therefrom are not received by us on or prior to the date the offering is terminated, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest-bearing account pending such time.
Electronic Offer, Sale and Distribution of Common Stock
A prospectus in electronic format may be made available on the websites maintained by the Underwriter. In addition, the common stock may be sold by the Underwriter to securities dealers who resell the common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the Underwriter’s website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriter in its capacity as Underwriter and should not be relied upon by investors.
Lock-up Agreements
We, each of our directors and officers and beneficial owners of five percent (5%) or more of our common stock immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days after the closing date of this offering, without the prior written consent of the Underwriter not to directly or indirectly:
•
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

•
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.
Beneficial owners of less than 5% of our common stock have also agreed to foregoing restrictions for a period of 90 days after the closing date of this offering.
There are no existing agreements between the Underwriter and any person who will execute a lock-up agreement in connection with this offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or the conversion of any of our preferred convertible stock.

Procedures and Requirements for Subscription
If you decide to subscribe for any shares in this offering, you must:
•
execute and deliver a subscription agreement; and

•
deliver the subscription price to the Escrow Agent by cashier’s check or wire transfer of immediately available funds.

The subscription agreement requires you to disclose your name, address, social security number, telephone number, email address, number of shares you are purchasing, and the price you are paying for your shares.
Upon acceptance of a subscription and receipt of full payment, and subject to the timing qualification set forth above, we will countersign the subscription agreement and issue an electronic stock certificate along with a copy of the subscription agreement.
We and the Underwriter have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by the Escrow Agent to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within three (3) business days after we receive them.

U.S. TAX MATTERS
THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE SECURITIES, THE SHARES AND WARRANTS THAT COMPRISE SUCH SECURITIES AND ANY SHARES OF OUR COMMON STOCK UNDERLYING THE SECURITIES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.
The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership and disposition of our common stock and warrants, and the shares of common stock underlying the warrants. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below.
The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of our common stock and warrants, and the shares of common stock underlying the warrants, by particular investors, and does not address state, local or non-U.S. tax laws, or any aspect of U.S. federal tax law other than income taxation (such as the estate and gift tax). In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, regulated investment companies, real estate investment trusts, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, partnerships and other pass-through entities, dealers or traders in securities or currencies, investors that will hold securities as part of straddles, hedging transactions, conversion transactions or other integrated transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar). This discussion is limited to holders who purchase securities pursuant to this prospectus and who hold our common stock and warrants, and the shares of common stock underlying the warrants, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).
If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds the securities, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding the securities and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of securities who, for United States federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.
General Principles Related to Taxation of U.S. Holders
Distributions on Shares of our Common Stock.    A distribution of cash or other property (other than certain pro rata distributions of our capital stock) in respect of our common stock owned by a U.S. Holder generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of such U.S. Holder’s adjusted tax basis in such shares of our common stock, and then as capital gain (which will be treated in the manner described below under “—  Sale or Other Taxable Dispositions of Securities”). In the case of certain non-corporate U.S. Holders, any distribution on shares of our common stock treated as a dividend generally will be eligible for a reduced tax rate so long as certain holding period and other requirements are met. In general, dividends paid on our common stock will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.
Sale or Other Taxable Dispositions of Securities.   Upon a sale, exchange or other disposition of the securities or the common stock underlying the securities, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in such security. Any gain or loss so recognized on such security generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such security for more than one year at the time of such sale, exchange or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting.   Information reporting will generally apply to non-corporate U.S. Holders with respect to payments of dividends on our common stock or the shares of common stock underlying the securities and to certain payments of proceeds on the sale or other disposition of the common stock or the shares of common stock underlying the securities. Certain non-corporate U.S. Holders may be subject to U.S. backup withholding on payments of dividends on the common stock or the shares of common stock underlying the securities and certain payments of proceeds on the sale or other disposition of the common stock or the shares of common stock underlying the securities unless the beneficial owner furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.
U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s United States federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the IRS.
Medicare Tax.   A U.S. person that is an individual or estate, or a trust that does not fall into the special classes of trusts that are exempt from such tax, will be subject to a 3.8% tax on the lesser of  (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest, “S Corporation” flow through income, dividends, and net gains from the disposition of the Securities or the securities underlying the Securities, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our securities.

LEGAL MATTERS
The validity of the securities in this offering will be passed upon for us by our counsel, Harter Secrest & Emery LLP (“HSE”), Rochester, New York. An affiliate of HSE is a stockholder of the Company and owns 57,000 shares of our common stock. Magri Law LLC, Fort Lauderdale, FL, is acting as counsel to the Underwriter in connection with this offering.
EXPERTS
Friedman LLP, our independent registered public accounting firm, has audited our financial statements for the years ended March 31, 2017 and 2016, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our securities offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.
A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.
We file required periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.jerashholdings.com. You will be able to access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information to be filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material will be electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

JERASH HOLDINGS (US), INC.
SUBSIDIARIES AND AFFILIATE

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2017 AND 2016

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Jerash Holdings (US), Inc.
We have audited the accompanying consolidated balance sheets of Jerash Holdings (US), Inc. and Subsidiaries (collectively, the “Company”) as of March 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2017. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
/s/ Friedman LLP

New York, NY
August 18, 2017

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE
CONSOLIDATED BALANCE SHEETS
	March 31,
	2017	2016
ASSETS
Current Assets:
Cash	$3,654,373	$2,823,974
Accounts receivable	2,776,314	—
Accounts receivable – related party	2,343,892	—
Other receivable – related party	336,746	—
Due from shareholders	692,500	—
Inventories	19,151,609	16,510,702
Prepaid expenses and other current assets	1,303,230	1,221,273
Total Current Assets	30,258,664	20,555,949
Restricted cash	478,388	479,609
Property, plant and equipment, net	3,160,242	3,985,388
Total Assets	$33,897,294	$25,020,946
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$10,253,053	$274,621
Accounts payable – related parties	—	5,882,673
Accrued expenses	464,476	465,599
Other payables	1,161,975	1,334,081
Due to related parties	—	346,485
Total Current Liabilities	11,879,504	8,303,459
Total Liabilities	11,879,504	8,303,459
Commitments and Contingencies
Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 15,000,000 shares authorized; 8,787,500 shares issued and outstanding	8,788	8,788
Additional paid-in capital	1,091,212	1,091,212
Statutory reserve	71,699	71,699
Retained earnings	20,537,889	15,153,000
Accumulated other comprehensive income (loss)	(8,395)	30,686
Total Jerash Holdings (US), Inc.’s Shareholders’ Equity	21,701,193	16,355,385
Noncontrolling interest	316,597	362,102
Total Equity	22,017,790	16,717,487
Total Liabilities and Equity	$33,897,294	$25,020,946

The accompanying notes are an integral part of these consolidated financial statements.

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	For the Years Ended March 31,
	2017	2016
Revenue, net from related party	$23,350,919	$50,195,342
Revenue, net from third parties	38,689,670	2,361,908
Revenue, net	62,040,589	52,557,250
Cost of goods sold	46,636,992	39,912,094
Gross Profit	15,403,597	12,645,156
Selling, general and administrative expenses	4,705,498	3,570,172
Total Operating Expenses	4,705,498	3,570,172
Income from Operations	10,698,099	9,074,984
Other Expense:
Other expense, net	50,318	65,372
Total other expense, net	50,318	65,372
Net Income	10,647,781	9,009,612
Net loss attributable to noncontrolling interest	44,608	66,197
Net income attributable to Jerash Holdings (US), Inc.’s Common Shareholders	$10,692,389	$9,075,809
Net Income	$10,647,781	$9,009,612
Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	(39,978)	34,476
Total Comprehensive Income	10,607,803	9,044,088
Comprehensive loss attributable to noncontrolling interest	45,505	65,524
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Shareholders	$10,653,308	$9,109,612
Earnings Per Share Attributable to Common Shareholders:
Basic and diluted	$1.22	$1.03
Weighted Average Number of Shares:
Basic and diluted	8,787,500	8,787,500

The accompanying notes are an integral part of these consolidated financial statements.

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED MARCH 31, 2017
	Preferred Stock		Common Stock		Additional Paid-in Capital	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
	Shares	Amount	Shares	Amount
Balance at March 31, 2015	—	$—	8,787,500	$8,788	$1,091,212	$71,699	$6,077,191	$(3,117)	$427,626	$7,673,399
Net income	—	—	—	—	—	—	9,075,809	—	(66,197)	9,009,612
Foreign currency translation gain	—	—	—	—	—	—	—	33,803	673	34,476
Balance at March 31, 2016	—	$—	8,787,500	$8,788	$1,091,212	$71,699	$15,153,000	$30,686	$362,102	$16,717,487
Net income	—	—	—	—	—	—	10,692,389	—	(44,608)	10,647,781
Dividend distribution	—	—	—	—	—	—	(5,307,500)	—	—	(5,307,500)
Foreign currency translation loss	—	—	—	—	—	—	—	(39,081)	(897)	(39,978)
Balance at March 31, 2017	—	$—	8,787,500	$8,788	$1,091,212	$71,699	$20,537,889	$(8,395)	$316,597	$22,017,790

The accompanying notes are an integral part of these consolidated financial statements.

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	10,647,781	9,009,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,322,946	1,009,205
Loss on abandonment of property, plant and equipment	—	52,288
Changes in operating assets:
Accounts receivable	(2,778,320)	25,567
Account receivable – related party	(2,345,221)	—
Inventories	(2,684,465)	(2,856,274)
Prepaid expenses and other current assets	(84,682)	(294,833)
Changes in operating liabilities:
Accounts payable	9,984,792	155,080
Accounts payable – related parties	(5,871,024)	(4,799,942)
Accrued expenses	61	(119,331)
Due to related parties	(345,799)	—
Other payables	(168,807)	132,904
Net cash provided by operating activities	7,677,262	2,314,276
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(491,633)	(2,362,944)
Other receivable – related party	(336,937)	—
Net cash used in investing activities	(828,570)	(2,362,944)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend distribution	(5,307,500)	—
Due from shareholders	(692,500)
Net cash used in financing activities	(6,000,000)	—
EFFECT OF EXCHANGE RATES CHANGES ON CASH	(18,293)	5,380
NET INCREASE (DECREASE) IN CASH	830,399	(43,288)
CASH, BEGINNING OF THE YEAR	2,823,974	2,867,262
CASH, ENDING OF THE YEAR	$3,654,373	$2,823,974

The accompanying notes are an integral part of these consolidated financial statements.

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.   ORGANIZATION AND DESCRIPTION OF BUSINESS
Jerash Holdings (US), Inc. (“Jerash Holdings”) is a corporation established under the laws of the State of Delaware on January 20, 2016. Jerash Holdings is a parent holding company with no operations.
Global Trend Investment Limited (“GTI”) is a limited company that was incorporated in the British Virgin Islands (“BVI”) on July 5, 2000, and is owned by two individuals and a BVI corporation, Merlotte Enterprise Limited, which is wholly owned by the Chairman of the Board of GTI and Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”). Wealth Choice Limited (“WCL”), a BVI corporation, was the former sole shareholder of GTI and the Chairman of the Board of Jerash Garments is also one of the ultimate shareholders of WCL and its subsidiaries. In September 2016, WCL transferred its ownership in GTI and its subsidiaries to Merlotte Enterprise Limited and an individual shareholder, and in October 2016, the individual shareholder transferred approximately 22% of its shares to another individual shareholder.
Jerash Garments is a wholly owned subsidiary of Jerash Holdings and was the wholly owned subsidiary of GTI prior to the Merger described below. Jerash Garments was established in Amman, the Hashemite Kingdom of Jordan (“Jordan”) as a limited liability company on November 26, 2000 with declared capital of 50,000 Jordanian Dinar (“JOD”) (approximately US$70,500).
Jerash for Industrial Embroidery Company (“Jerash Embroidery”) and Chinese Garments and Fashions Manufacturing Company Limited (“Chinese Garments”) were both incorporated in Amman, Jordan as limited liability companies on March 11, 2013 and June 13, 2013, respectively, with declared capital of JOD 50,000 each. Jerash Embroidery and Chinese Garments were initially established under the name of Jerash Garments’ nominated agent but were in fact controlled and fully funded by Jerash Garments. On January 1, 2015, the nominated agent entered into an equity transfer agreement with Jerash Garments, in which the nominated agent agreed to transfer 100% ownership interests of Jerash Embroidery and Chinese Garments to Jerash Garments (the “Equity Transfer”). Subsequent to the Equity Transfer, Jerash Embroidery and Chinese Garments became wholly owned subsidiaries of Jerash Garments. Jerash Garments, Jerash Embroidery and Chinese Garments were effectively controlled by the same Controlling Shareholders before and after the Equity Transfer. Thus, this transaction is considered as reorganization of entities under common control. The consolidations of Jerash Embroidery and Chinese Garments have been accounted for at their carrying amounts as of the beginning of the first period presented in the accompanying consolidated financial statements.
Victory Apparel (Jordan) Manufacturing Company Limited (“Victory Apparel”) was incorporated as a limited liability company in Amman, Jordan on September 18, 2005 with declared capital of JOD 50,000, as a wholly owned subsidiary of WCL. Jerash Garments is the sole user of the land, building and equipment being held by Victory Apparel and had a lease agreement with Victory Apparel related to the use of these assets before GTI and its subsidiaries were acquired by WCL in March 2012. The land and building was not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel has no other operating activities of its own.
Although Jerash Garments doesn’t own the equity interest of Victory Apparel, the Board of Directors of Jerash Garments controls all decision-makings for Victory Apparel and has the ability to control Victory Apparel’s financial affairs. In addition, Victory Apparel’s equity at risk is not sufficient to permit it to operate without additional subordinated financial support from Jerash Garments. Based on these facts, Jerash Garments has effective control over Victory Apparel and Victory Apparel should be considered a Variable Interest Entity (“VIE”) under Accounting Standards Codification (“ASC”) 810-10-05-08A. Accordingly, Jerash Garments consolidates Victory Apparel’s operating results, assets and liabilities.

Treasure Success International Limited (“Treasure Success”) was incorporated on July 5, 2016 in Hong Kong, China, whose 100% equity interest is registered under the name of the Chairman of the Board of Jerash Garments, with the primary purpose to employ staff from China to support Jerash Garments’ operations. On October 31, 2016, the Chairman of the Board of Jerash Garments transferred his 100% equity interest of Treasure Success to GTI. Treasure Success was inactive until October 2016. Treasure Success was consolidated as a VIE before October 31, 2016. The transfer was accounted for as a transfer between entities under common control.
On May 11, 2017, the shareholders of GTI contributed 100% of their outstanding capital stock in GTI to Jerash Holdings in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings. Immediately prior to this transaction, Jerash Holdings had 712,500 shares of common stock outstanding with a par value of  $0.001 per share. Immediately following this transaction, GTI merged with and into Jerash Holdings, with Jerash Holdings being the surviving entity, as a result of which Jerash Holdings became the direct parent of GTI’s wholly owned subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success. The transactions described above are collectively referred to as the “Merger”.
The Merger was accounted for as a reverse recapitalization. Under reverse capitalization accounting, GTI is recognized as the accounting acquirer, and Jerash Holdings is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of GTI and its subsidiaries are treated as the historical financial statements of the combined company.
Consequently, the consolidated financial statements of Jerash Holdings reflect the operations of the accounting acquirer and a recapitalization of the equity of the accounting acquirer. These consolidated financial statements include the accounts of GTI, its subsidiaries and its VIE, Victory Apparel since inception.
Jerash Holdings, GTI, its subsidiaries and VIE (herein collectively referred to as the “Company”) are engaged in manufacturing and exporting customized ready-made apparel for large brand-name retailers.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of GTI and its subsidiaries and VIE. All significant intercompany balances and transactions have been eliminated in consolidation.
In accordance with accounting standards regarding the consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIEs. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.
As described in Note 1, management of the Company has concluded that Victory Apparel is a VIE, and that Jerash Garments is considered the primary beneficiary because it absorbs the risks and rewards of Victory Apparel; therefore, GTI consolidates Victory Apparel for financial reporting purposes. Noncontrolling interests result from the consolidation of Victory Apparel, which is 100% owned by WCL.

The following table sets forth the carrying amounts of the assets and liabilities of the VIE, Victory Apparel, which was included in the Company’s consolidated balance sheets:
	March 31, 2017	March 31, 2016
Current assets	$2,096	$2,135
Intercompany receivables*	321,317	471,662
Non-current assets	—	205,850
Total assets	323,413	679,647
Third party current liabilities	(6,815)	(8,270)
Due to related party – Ford Glory Holdings Limited	—	(309,275)
Total liabilities	(6,815)	(317,545)
Net assets	$316,598	$362,102

*
Receivables from Jerash Garments are eliminated upon consolidation.

Victory Apparel did not generate any income but incurred certain expenses for each of the years ended March 31, 2017 and 2016. The loss was $44,608 and $66,197 for the fiscal years ended March 31, 2017 and 2016, respectively.
Use of Estimates
The preparation of the consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates include allowance for doubtful accounts, valuation of inventory reserve and useful lives of buildings and other property. Actual results could differ from these estimates.
Cash
The Company considers all highly liquid investment instruments with an original maturity of three months or less from the date of purchase to be cash equivalents. As of March 31, 2017 and 2016, the Company had no cash equivalents.
Restricted Cash
Restricted cash consists of cash used as security deposits to open its bank accounts and to secure custom clearance under the requirements of local regulations. The Company is required to keep certain amounts on deposit that are subject to withdrawal restrictions. These security deposits at the bank are refundable only when the bank accounts are closed. The restricted cash is classified as a non-current asset since the Company has no intention to close these bank accounts within one year.
Accounts Receivable
Accounts receivable are recognized and carried at original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing with a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was considered necessary as of March 31, 2017 and 2016.

Inventories
Inventories are stated at the lower of cost or market value. Inventories include cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is determined using the First-in, First-out (“FIFO”) method. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost, reduced by accumulated depreciation and amortization. Depreciation and amortization expense related to property, plant and equipment is computed using the straight-line method based on estimated useful lives of the assets, or in the case of leasehold improvements, the shorter of the initial lease term or the estimated useful life of the improvements. The useful life and depreciation method are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from items of property, plant and equipment. The estimated useful lives of depreciation and amortization of the principal classes of assets are as follows:
Useful life
Land	Infinite
Property and buildings	15 years
Equipment and machinery	3 – 5 years
Office and electronic equipment	3 – 5 years
Automobiles	5 years
Leasehold improvements	Lesser of useful life and lease term
Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and comprehensive income.
Impairment of Long-Lived Assets
The Company assesses its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset. The fair value is estimated based on the discounted future cash flows or comparable market values, if available. The Company did not record any impairment loss during the years ended March 31, 2017 and 2016.
Revenue Recognition
Revenue from product sales is recognized, net of estimated provisions for sales allowances and returns, when the merchandise is shipped and title is transferred. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); (ii) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; (iii) the sales price is both fixed and determinable, and (iv) collectability is reasonably assured. Most of the Company’s products are custom-made for large brand-name retailers. Historically, sales returns have been minimal.
Advertising Costs
Advertising costs are expensed as incurred and totaled $598 and $3,848 for the years ended March 31, 2017 and 2016, respectively.

Shipping and Handling
Proceeds collected from customers for shipping and handling costs are included in revenues. Shipping and handling costs are expensed as incurred and are included in operating expenses, as a part of selling, general and administrative expenses, in the Company’s consolidated statements of income and comprehensive income. Total shipping and handling expenses were $503,818 and $407,293 for the years ended March 31, 2017 and 2016, respectively.
Income Taxes
The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. Jerash Holdings was incorporated in the State of Delaware and is subject to federal income tax in the United States of America. GTI was incorporated in the BVI and is not subject to income taxes under the current laws of BVI. Treasure Success was registered in Hong Kong and has no operating profit for current tax liabilities. Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are subject to the regulations of Income Tax Department in Jordan. The corporate income tax rate is 14% for the industrial sector. In accordance with the Investment Encouragement Law, Jerash Garments’ export sales to overseas customers is entitled to a 100% income tax exemption for a period of 10 years commencing at the first day of production, and the exemption have been extended for 5 years until December 31, 2018. Jerash Garments can apply for further extension of the tax exemption upon expiration. Income tax expenses of Jerash Garments totaling $1,536,474 and $1,261,539 were exempted for the years ended March 31, 2017 and 2016, respectively. Per share effect of the tax exemption were $0.17 and $0.14 for the years ended March 31, 2017 and 2016, respectively.
Local sales of Jerash Garments are subject to income tax at a fixed rate of 14%. No tax provision was provided for the years ended March 31, 2017 and 2016 since there was no net income generated from local sales.
The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires the Company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carry forwards. Under this accounting standard, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. Deferred income taxes were immaterial, and accordingly, no deferred tax assets or liabilities were recognized as of March 31, 2017 and 2016.
ASC 740 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income and comprehensive income. Jordan income tax returns prior to 2013 are not subject to examination by any applicable tax authorities.
Foreign Currency Translation
The reporting currency of the Company is the U.S. dollar and the Company uses the Jordanian Dinar (“JOD”) as its functional currency, except Treasure Success, which uses the Hong Kong Dollar (“HKD”) as its functional currency. The assets and liabilities of the Company have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date, equity accounts have been translated at historical rates, and revenue and expenses have been translated into U.S. dollars using average exchange rates in effect during the reporting period. Cash flows are also translated at average translation rates for the periods, therefore, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred, and were immaterial for the years ended March 31, 2017 and 2016.
The value of JOD against US$ and other currencies may fluctuate and is affected by, among other things, changes in the Jordan’s political and economic conditions. Any significant revaluation of JOD may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:
	March 31, 2017	March 31, 2016
Year-end spot rate	US$1=JOD 0.7090	US$1=JOD 0.7072
	US$1=HKD 0.1287	US$1=HKD 0.1289
Average rate	US$1=JOD 0.7086	US$1=JOD 0.7088
	US$1=HKD 0.1289	US$1=HKD 0.1290
Earnings per Share
The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There is no anti-dilutive effect for the years ended March 31, 2017 and 2016.
Comprehensive Income
Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in JOD or HKD to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.
Fair Value of Financial Instruments
ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets and liabilities.

•
Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, including restricted cash, accounts receivable, due from shareholders, accounts payable, accrued expenses, other payables and due to related parties to approximate the fair value of the respective assets and liabilities at March 31, 2017 and 2016 based upon the short-term nature of these assets and liabilities.
Concentrations and Credit Risk
Credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of March 31, 2017 and 2016, $3,654,373 and $2,823,974 of the Company’s cash were on deposit at financial institutions in the JOD where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.
Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.
Customer and vendor concentration risk
Prior to August 2016, substantially all of the Company’s sales were made to end-customers through its affiliate (see Note 7) that are located primarily in the United States (see Note 8). Thereafter, the Company began to sell directly to the end-customers. The Company’s operating results could be adversely affected by the government policy on exporting business, foreign exchange rate fluctuations, and change of local market conditions. The Company has a concentration of its revenues and purchases with specific customers and suppliers. For the fiscal years ended March 31, 2017 and 2016, one end-customer accounted for 79% and 85% of total revenue. However, for the fiscal year ended March 31, 2016, a significant amount of the Company’s sales and purchases were made through its related parties (see Note 7). As of March 31, 2017, one customer accounted for 94% of total accounts receivable balance, respectively.
For the fiscal year ended March 31, 2017, the Company purchased approximately 64% and 24% of its raw materials from two major suppliers, Onset Time Limited (“ONSET”) and Value Plus (Macao Commercial Offshore) Limited (“VPMCO”). VPMCO and Ford Glory International Limited (“FGIL”) are related parties of the Company (see Note 7). For the fiscal year ended March 31, 2016, the Company purchased approximately 77% and 23% of its raw materials from these two related major suppliers, VPMCO and FGIL, respectively. As of March 31, 2017, accounts payable to one major supplier accounted for 96% of the total accounts payable balance.
A loss of either of these customers or suppliers could adversely affect the operating results or cash flows of the Company.
Risks and Uncertainties
The principal operations of the Company are located in Jordan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Jordan, as well as by the general state of the Jordanian economy. The Company’s operations in Jordan are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Jordan. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”).

ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), and for all other entities, ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. Preliminarily, the Company plans to adopt Topic 606 using the retrospective transition method, and is continuing to evaluate the impact its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.
In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations: Simplifying the Accounting for Measurement Period Adjustments”. ASU No. 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2015, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. The amendments in this ASU should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU. Earlier application is permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements and related disclosures.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. ASU No. 2015-17 requires that deferred income tax liabilities and assets be classified as noncurrent in the balance sheet. For public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods. For all other entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after

December 15, 2018. Earlier application is permitted. The amendments in this ASU may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU No. 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 creates a new ASC 842 “Leases” to replace the previous ASC 840 “Leases.” ASU 2016-02 affects both lessees and lessors, although for the latter the provisions are similar to the previous model, but updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASU 2014-09. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim reporting periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its consolidated financial statements and related disclosures.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows”. The amendments provide guidance on the following eight specific cash flow issues: (1) Debt Prepayment or Debt Extinguishment Costs; (2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing; (3) Contingent Consideration Payments Made after a Business Combination; (4)Proceeds from the Settlement of Insurance Claims; (5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned; (6) Life Insurance Policies; (7) Distributions Received from Equity Method Investees; (8) Beneficial Interests in Securitization Transactions; and Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim reporting periods within fiscal years beginning after December 15, 2019. The amendments should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory”, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. For public business entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. For all other entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The amendments in this ASU should be adopted on a modified retrospective basis. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In October 2016, the FASB issued ASU No. 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control”. The amendments affect reporting entities that are required to evaluate whether they should consolidate a variable interest entity in certain situations involving entities under common control. Specifically, the amendments change the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim reporting periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The adoption of this guidance will increase cash and cash equivalents by the amount of the restricted cash on the Company’s consolidated statement of cash flows.
In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In February 2017, the FASB issued ASU No. 2017-05, “Other Income — Gains and Losses from the Derecognition of Nonfinancial Assets” to clarify the scope of Subtopic 610-20 and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.
In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting”, which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its consolidated financial statements and related disclosures.

3.   INVENTORIES
Inventories consisted of the following:
	As of March 31, 2017	As of March 31, 2016
Raw materials	$4,884,583	$2,704,906
Raw materials in transit	4,380,618	3,411,070
Work-in-progress	1,493,258	1,012,901
Finished goods	8,393,150	9,381,825
Total inventory	$19,151,609	$16,510,702

An inventory allowance was not considered necessary as of March 31, 2017 and 2016.
4.   PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consisted of the following:
	As of March 31, 2017	As of March 31, 2016
Land	$61,078	$61,234
Property and buildings	432,562	433,666
Equipment and machinery	4,370,095	4,516,145
Office and electric equipment	472,918	702,261
Automobiles	302,174	320,583
Leasehold improvements	1,358,639	1,120,225
Subtotal	6,998,016	7,154,114
Construction in progress	206,246	186,224
Less: Accumulated Depreciation and Amortization	(4,044,020)	(3,354,950)
Property and Equipment, Net	$3,160,242	$3,985,388

Depreciation and amortization expense was $1,322,946 and $1,009,205 for the fiscal years ended March 31, 2017 and 2016, respectively.
Construction in progress represents costs of construction incurred for the Company’s new project, which is expected to be completed before the end of calendar year 2017.
5.   EQUITY
Preferred Stock
The Company has 500,000 authorized shares of preferred stock with a par value of  $0.001 per share, and with none issued and outstanding as of March 31, 2017 and 2016. The preferred stock shall be issued by the Board of Directors of Jerash Holdings in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors may determine from time to time.
Statutory Reserve
In accordance with the Corporate Law in Jordan, Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As of both March 31, 2017 and 2016, the consolidated balance of the statutory reserve was $71,699.

6.   CASH DIVIDEND
On November 29, 2016, the Board of Directors of Jerash Garments declared and approved a cash dividend of  $6,000,000 to its parent company, GTI. On November 30, 2016, the Board of Directors of GTI declared and approved a cash dividend of  $5,307,500 to its shareholders. Jerash Garments paid the dividend of  $6,000,000 directly to GTI’s shareholders on December 14, 2016. The overpaid amount had been treated as due form shareholders (see Note 7) and was fully collected from shareholders on May 8, 2017. The amount due from shareholders was interest-free.
7.   RELATED PARTY TRANSACTIONS
The relationship and the nature of related party transactions are summarized as follow:
Name of Related Party	Relationship to the Company	Nature of Transactions
Ford Glory Holdings Limited (“FGH”)	Intermediate Shareholder of GTI	Working Capital Advances
Ford Glory International Limited, or FGIL	Affiliate, subsidiary of FGH	Sales/Purchases
Value Plus (Macao Commercial Offshore) Limited, or VPMCO	Affiliate, subsidiary of FGH	Purchases
Jiangmen V-Apparel Manufacturing Limited	Affiliate, subsidiary of FGH	Working Capital Advances
Wealth Choice Limited, or WCL	Shareholder of Victory Apparel	Working Capital Advances
Pursuant to the terms of a sale and purchase agreement between one of the Company’s current individual shareholders and Victory City Investments Limited, the ultimate 51% shareholder of FGIL, dated July 13, 2016 (the “Sale and Purchase Agreement”), and effective since August 1, 2016, all rights, interests and benefits of any contracts that FGIL had at that time with any of the Company’s customers for products manufactured or to be manufactured by the Company, together with the costs and obligations relating to those contracts were transferred to the Company. Thereafter, the Company began to sell directly to the end-customers and no longer through its affiliate, FGIL.
Related party balances:
a.
Accounts receivable — related party:

Accounts receivable from related party in connection with the collection of accounts receivable from end-customers on behalf of the Company due to the support arrangement during the transition period as described below (see a. Sales to related party) consisted of the following:
	As of March 31, 2017	As of March 31, 2016
FGIL	$2,343,892	$—

b.
Other receivable — related party:

	As of March 31, 2017	As of March 31, 2016
WCL	$336,746	$—

The balance due from WCL is interest-free and due upon demand. The balance as of March 31, 2017 has been fully collected from WCL on June 15, 2017.

c.
Due from shareholders:

	As of March 31, 2017	As of March 31, 2016
Two individual shareholders	$353,175	$—
Merlotte Enterprise Limited	339,325	—
	$692,500	$—

The balance as of March 31, 2017 has been fully collected from shareholders on May 8, 2017.
d.
Accounts payable — related party:

Accounts payable to related party in connection with purchase transactions consisted of the following:
	As of March 31, 2017	As of March 31, 2016
FGIL	$—	$5,882,673

e.
Due to related parties:

Amounts due to related parties for working capital advances consisted of the followings:
	As of March 31, 2017	As of March 31, 2016
FGH	$—	$309,276
Jiangmen V-Apparel Manufacturing Ltd.	—	37,209
	$—	$346,485

The balances due to related parties are interest-free and due upon demand.
Related party transactions:
a.
Sales to related party:

Before August 2016, the Company sold merchandise to end-customers through its affiliate during the ordinary course of business. The sales made to related party consists of the following:
	For the years ended March 31,
	2017	2016
FGIL	$23,350,919	$50,195,342

Pursuant to the Sale and Purchase Agreement the Company has all rights, interests and benefits of the sales agreements signed with end-customers since August 2016, together with the costs and obligations of those shall all belong to the Company. During the transition period, the Company’s affiliate supports the Company to complete the transition with no additional fees charged. For the year ended March 31, 2017, $32,646,365 of sales was made with the support from FGIL with no profit earned and no fee charged by FGIL.
b.
Purchases from related parties:

Before August 2016, the Company periodically purchased merchandise or raw materials from its affiliates during the ordinary course of business. The purchases from related parties consist of the following:
	For the years ended March 31,
	2017	2016
VPMCO	$5,161,134	$20,350,780
FGIL	919,459	6,010,149
	$6,061,202	$26,360,929

For the year ended March 31, 2017, $2,162,525 and $562,644 of purchases were made with the support from VPMCO and FGIL with no profit earned and no fee charged, respectively.

8.   SEGMENT REPORTING
ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of the Company’s products. The Company’s major product is outerwear. For the years ended March 31, 2017 and 2016, outerwear accounted for approximately 90.4% and 95.1% of total revenue. Based on management’s assessment, the Company has determined that it has only one operating segment as defined by ASC 280.
The following table summarizes sales by geographic areas for the years ended March 31, 2017 and 2016, respectively.
	For the years ended
	March 31, 2017	March 31, 2016
United States	$55,778,784	$49,989,326
Jordan	5,968,607	2,361,908
Other countries	293,198	206,016
Total	$62,040,589	$52,557,250

All long-lived assets were located in Jordan as of March 31, 2017 and 2016.
9.   COMMITMENTS AND CONTINGENCIES
Rent Commitment
The Company leases two manufacturing facilities under operating leases. Operating lease expense amounted to $1,143,252 and $936,094 for the fiscal years ended March 31, 2017 and 2016, respectively.
Future minimum lease payments under non-cancelable operating leases are as follows:
Twelve months ended March 31,
2018	$782,574
2019	81,419
2020 and thereafter	—
Total	$863,993

The Company has seventeen operating leases for its facilities that require monthly payments ranging between $247 and $28,695, and are renewable on an annual basis.
Contingencies
From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would not have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

10.   SUBSEQUENT EVENTS
On May 15, 2017, we conducted the initial closing of a private placement for the sale of an aggregate of 540,000 shares of common stock and warrants exercisable for up to 54,000 shares of common stock to ten accredited investors. Fifty percent of the shares (270,000 shares) purchased in the initial closing were sold by one of our shareholders at $4.99 per share, the remaining fifty percent of the shares (270,000 shares) were issued by us. Each share was sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 540,000 five-year warrants were issued at $0.01 per warrant to purchase up to 54,000 shares of our common stock at an exercise price per full share equal to $6.25. We received aggregate gross proceeds of  $1,352,700 for the shares and warrants issued and sold in the initial closing of private placement.
On May 15, 2017, Jerash Holdings issued warrants to the designees of the placement agent in the above private placement to purchase 48,600 units, with each unit consisting of one share of Jerash Holdings common stock and one warrant (with each such warrant being immediately exercisable for one-tenth of one share of its common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date), at an exercise price of  $5.50 per unit.
On May 15, 2017, Jerash Holdings also issued a five-year warrant to purchase up to 50,000 shares of its common stock pursuant to a letter agreement with one of its director observers. The warrant has an exercise price of  $5.00 per share, and may be converted by means of  “cashless” exercise during the term of the warrant. This warrant may be exercised any time after issuance through and including the five year anniversary of the issuance date.
Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with Hong Kong and Shanghai Banking Corporation (“HSBC”). In addition, pursuant to an offer letter dated June 5, 2017, HSBC offered to provide Treasure Success with a $12,000,000 factoring facility, subject to completion of final documentation. The import credit and factoring facilities are collectively referred to as the “Senior Credit Facility.” The Senior Credit Facility is guaranteed by Jerash Holdings, Jerash Garments, as well as the Company’s two individual shareholders. In addition, the Senior Credit Facility requires cash and other investment security collateral of  $3,000,000. HSBC provided that drawings under the Senior Credit Facility would be charged interest at the Hong Kong Interbank Offered Rate (“HIBOR”) plus 1.5% for drawings in Hong Kong dollars, and the London Interbank Offered Rate (“LIBOR”) plus 1.5% for drawings in other currencies. The Senior Credit Facility will also contain certain service charges and other commissions and fees.
On August 1, 2017, the Company entered into a securities purchase agreement to sell in a private placement an aggregate of 200,000 shares of common stock and warrants exercisable for up to 20,000 shares of common stock to one accredited investor. Fifty percent of the shares (100,000 shares) purchased in the closing will be sold by one of the Company’s shareholders at $4.99 per share, the remaining fifty percent of the shares (100,000 shares) will be issued by Jerash Holdings. Each share is being sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 200,000 five-year warrants will be issued at $0.01 per warrant to purchase up to 20,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company expects to receive net proceeds of  $451,000 for the shares and warrants issued and sold in the closing of this private placement. The private placement is expected to close on August 18, 2017, subject to customary closing conditions.
These consolidated financial statements were approved by management and available for issuance on August 18, 2017. The Company evaluated subsequent events through this date.

JERASH HOLDINGS (US), INC.,
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31, 2017	March 31, 2017
ASSETS
Current Assets:
Cash	$14,345,454	$3,654,373
Accounts receivable	6,755,128	2,776,314
Accounts receivable – related party	90,751	2,343,892
Other receivable – related party	—	336,746
Due from shareholders	—	692,500
Inventories	6,721,888	19,151,609
Advance to suppliers	3,363,783	—
Prepaid expenses and other current assets	1,206,103	1,303,230
Total Current Assets	32,483,107	30,258,664
Restricted cash	3,472,374	478,388
Property, plant and equipment, net	2,988,418	3,160,242
Total Assets	$38,943,899	$33,897,294
LIABILITIES AND EQUITY
Current Liabilities:
Credit facilities	$947,655	$—
Accounts payable	1,472,041	10,253,053
Accrued expenses	534,148	464,476
Other payables	962,531	1,161,975
Total Current Liabilities	3,916,375	11,879,504
Total Liabilities	3,916,375	11,879,504
Commitments and Contingencies
Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 15,000,000 shares authorized; 9,895,000 shares and 8,787,500 shares issued and outstanding as of December 31, 2017 and March 31, 2017	9,895	8,788
Additional paid-in capital	2,742,158	1,091,212
Statutory reserve	71,699	71,699
Retained earnings	31,928,688	20,537,889
Accumulated other comprehensive loss	(38,378)	(8,395)
Total Shareholder’s Equity	34,714,062	21,701,193
Noncontrolling interest	313,462	316,597
Total Equity	35,027,524	22,017,790
Total Liabilities and Equity	$38,943,899	$33,897,294

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JERASH HOLDINGS (US), INC.,
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2017	2016	2017	2016
Revenue, net from related party	$—	$—	$—	$23,350,919
Revenue, net from third parties	11,543,763	12,615,762	60,443,400	26,517,719
Revenue, net	11,543,763	12,615,762	60,443,400	49,868,638
Cost of goods sold	7,791,407	8,873,825	44,623,660	38,672,902
Gross Profit	3,752,356	3,741,937	15,819,740	11,195,736
Selling, general and administrative expenses	1,557,449	1,347,946	4,433,102	3,294,057
Total Operating Expenses	1,557,449	1,347,946	4,433,102	3,294,057
Income from Operations	2,194,907	2,393,991	11,386,638	7,901,679
Other Expense (Income):
Other expense (income), net	(12,244)	4,032	(1,316)	28,463
Total other expense (income), net	(12,244)	4,032	(1,316)	28,463
Net Income	2,207,151	2,389,959	11,387,954	7,873,216
Net loss attributable to noncontrolling interest	26	8,929	2,845	32,016
Net income attributable to Jerash Holdings (US), Inc.’s Common Shareholders	$2,207,177	$2,398,888	$11,390,799	$7,905,232
Net Income	$2,207,151	$2,389,959	$11,387,954	$7,873,216
Other Comprehensive Income (Loss):
Foreign currency translation loss	(53,817)	(14,659)	(30,273)	(54,065)
Total Comprehensive Income	2,153,334	2,375,300	11,357,681	7,819,151
Comprehensive loss attributable to noncontrolling interest	515	9,846	3,135	33,746
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Shareholders	$2,153,849	$2,385,146	$11,360,816	$7,852,897
Earnings Per Share Attributable to Common Shareholders:
Basic and diluted	$0.23	$0.27	$1.18	$0.90
Weighted Average Number of Shares:
Basic and diluted	9,683,500	8,787,500	9,683,500	8,787,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JERASH HOLDINGS (US), INC.,
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2017 AND 2016
(UNAUDITED)
	Preferred Stock		Common Stock		Additional Paid-in Capital	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Equity
	Shares	Amount	Shares	Amount
Balance at March 31, 2017	—	$—	8,787,500	$8,788	$1,091,212	$71,699	$20,537,889	$(8,395)	$316,597	$22,017,790
Reverse recapitalization	—	—	712,500	712	288	—	—	—	—	1,000
Private placement – common stock and warrants issued, net of stock issuance costs of $444,475	—	—	395,000	395	1,534,080	—	—	—	—	1,534,475
Stock-based compensation expense for the warrant issued to the board observer	—	—	—	—	116,578	—	—	—	—	116,578
Net income (loss)	—	—	—	—	—	—	11,390,799	—	(2,845)	11,387,954
Foreign currency translation loss	—	—	—	—	—	—	—	(29,983)	(290)	(30,273)
Balance at December 31, 2017 (unaudited)	—	$—	9,895,000	$9,895	$2,742,158	$71,699	$31,928,688	$(38,378)	$313,462	$35,027,524
Balance at March 31, 2016	—	$—	8,787,500	$8,788	$1,091,212	$71,699	$15,153,000	$30,686	$362,102	$16,717,487
Net income (loss)	—	—	—	—	—	—	7,905,232	—	(32,016)	7,873,216
Dividend Distribution							(5,307,500)			(5,307,500)
Foreign currency translation loss	—	—	—	—	—	—	—	(52,335)	(1,730)	(54,065)
Balance at December 31, 2016 (unaudited)	—	$—	8,787,500	$8,788	$1,091,212	$71,699	$17,750,732	$(21,649)	$328,356	$19,229,138

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JERASH HOLDINGS (US), INC.,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Nine Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,387,954	$7,873,216
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	899,277	1,034,414
Stock-based compensation expense	116,578	—
Changes in operating assets:
Accounts receivable	(3,983,634)	(9,020,668)
Accounts receivable – related party	2,252,257	—
Inventories	12,419,117	8,063,746
Advance to suppliers	(3,604,797)	—
Prepaid expenses and other current assets	95,979	(113,561)
Changes in operating liabilities:
Accounts payable	(8,776,539)	5,298,243
Accounts payable – related parties	—	(5,852,302)
Accrued expenses	70,138	(22,793)
Due to related parties	—	(344,696)
Other payables	(198,487)	(370,503)
Net cash provided by operating activities	10,677,843	6,545,096
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(730,269)	(373,055)
Other receivable – related party	336,746	—
Net cash used in investing activities	(393,523)	(373,055)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend distribution		(5,307,500)
Proceeds from short-term loan	948,193	—
Due from shareholders	692,500	(692,500)
Change in restricted cash	(2,996,128)	—
Net proceeds from private placement	1,772,845	—
Net cash provided by (used in) investing activities	417,410	(6,000,000)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(10,649)	11,041
NET INCREASE IN CASH	10,691,081	183,082
CASH, BEGINNING OF THE PERIOD	3,654,373	2,823,974
CASH, END OF THE PERIOD	$14,345,454	$3,007,056
Non-cash financing activities
Warrants issued to placement agent in connection with the private placement	$161,926	$—
Prepaid stock issuance cost netted with proceeds from private placement	$239,105	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JERASH HOLDINGS (US), INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Jerash Holdings (US), Inc. (“Jerash Holdings”) is a corporation established under the laws of the State of Delaware on January 20, 2016. Jerash Holdings is a parent holding company with no operations.
Global Trend Investment Limited (“GTI”) was a limited company that was incorporated in the British Virgin Islands (“BVI”) on July 5, 2000, and was owned by two individuals and a BVI corporation, Merlotte Enterprise Limited, which was wholly owned by the Chairman of the Board of GTI and Jerash Garments and Fashions Manufacturing Company Limited (“Jerash Garments”). Previously, GTI was wholly-owned by Wealth Choice Limited (“WCL”), a BVI corporation, and the Chairman of the Board of Jerash Garments is also one of the beneficial owners of WCL and its subsidiaries. In September 2016, WCL transferred its ownership in GTI and its subsidiaries to Merlotte Enterprise Limited and an individual shareholder, and in October 2016, the individual shareholder transferred approximately 22% of its shares to another individual shareholder.
Jerash Garments is a wholly owned subsidiary of Jerash Holdings and was the wholly owned subsidiary of GTI prior to the Merger described below. Jerash Garments was established in Amman, the Hashemite Kingdom of Jordan (“Jordan”) as a limited liability company on November 26, 2000 with declared capital of 50,000 Jordanian Dinar (“JOD”) (approximately US $70,500).
Jerash for Industrial Embroidery Company (“Jerash Embroidery”) and Chinese Garments and Fashions Manufacturing Company Limited (“Chinese Garments”) were both incorporated in Amman, Jordan as limited liability companies on March 11, 2013 and June 13, 2013, respectively, with declared capital of JOD 50,000 each. Jerash Embroidery and Chinese Garments were initially established under the name of Jerash Garments’ nominated agent but were in fact controlled and fully funded by Jerash Garments. On January 1, 2015, the nominated agent entered into an equity transfer agreement with Jerash Garments, in which the nominated agent agreed to transfer 100% ownership interests of Jerash Embroidery and Chinese Garments to Jerash Garments (the “Equity Transfer”). Subsequent to the Equity Transfer, Jerash Embroidery and Chinese Garments became wholly owned subsidiaries of Jerash Garments. Jerash Garments, Jerash Embroidery and Chinese Garments were effectively controlled by the same controlling shareholders before and after the Equity Transfer. Thus, this transaction is considered a reorganization of entities under common control. The consolidations of Jerash Embroidery and Chinese Garments have been accounted for at their carrying amounts as of the beginning of the first period presented in the accompanying consolidated financial statements.
Victory Apparel (Jordan) Manufacturing Company Limited (“Victory Apparel”) was incorporated as a limited liability company in Amman, Jordan on September 18, 2005 with declared capital of JOD 50,000, as a wholly owned subsidiary of WCL. Jerash Garments is the sole user of the land, building and equipment being held by Victory Apparel and had a lease agreement with Victory Apparel related to the use of these assets before GTI and its subsidiaries were acquired by WCL in March 2012. The land and building were not registered in Victory Apparel’s name, and Jerash Garments continued to hold the land and building in its name in trust for Victory Apparel. The declaration of trust was never registered with the Land Registry of Jordan, and on June 30, 2016, Victory Apparel and Jerash Garments dissolved the sale agreement, resulting in the property and equipment being owned free and clear by Jerash Garments. Victory Apparel has no other operating activities of its own and WCL intends to dissolve the entity.
Although Jerash Garments does not own the equity interest of Victory Apparel, our chairman, chief executive officer, president, and significant shareholder, Mr. Choi, is also a director of Victory Apparel and controls all decision-making for Victory Apparel along with our other significant shareholder, Mr. Lee Kian Tjiauw, who has the ability to control Victory Apparel’s financial affairs. In addition, Victory Apparel’s equity at risk is not sufficient to permit it to operate without additional subordinated financial support from Mr. Choi. Based on these facts, we concluded that Jerash Garments has effective control over Victory Apparel due to Mr. Choi’s roles at both organizations, and therefore, Victory Apparel is considered a Variable Interest Entity (“VIE”) under Accounting Standards Codification (“ASC”) 810-10-05-08A. Accordingly, Jerash Garments consolidates Victory Apparel’s operating results, assets and liabilities.

Treasure Success International Limited (“Treasure Success”) was incorporated on July 5, 2016 in Hong Kong, China, whose 100% equity interest was registered under the name of the Chairman of the Board of Jerash Garments, with the primary purpose to employ staff from China to support Jerash Garments’ operations. On October 31, 2016, the Chairman of the Board of Jerash Garments transferred his 100% equity interest in Treasure Success to GTI. Treasure Success was inactive until October 2016. Treasure Success was consolidated as a VIE before October 31, 2016. The transfer was accounted for as a transfer between entities under common control.
On May 11, 2017, the shareholders of GTI contributed 100% of their outstanding capital stock in GTI to Jerash Holdings in exchange for an aggregate of 8,787,500 shares of common stock of Jerash Holdings. Immediately prior to this transaction, Jerash Holdings had 712,500 shares of common stock outstanding with a par value of  $0.001 per share. Immediately following this transaction, GTI merged with and into Jerash Holdings, with Jerash Holdings being the surviving entity, as a result of which Jerash Holdings became the direct parent of GTI’s wholly owned subsidiaries, Jerash Garments, including its wholly owned subsidiaries, and Treasure Success. The transactions described above are collectively referred to as the “Merger.”
The Merger was accounted for as a reverse recapitalization. Under reverse capitalization accounting, GTI is recognized as the accounting acquirer, and Jerash Holdings is the legal acquirer or accounting acquiree. As such, following the Merger, the historical financial statements of GTI and its subsidiaries are treated as the historical financial statements of the combined company.
Consequently, the consolidated financial statements of Jerash Holdings reflect the operations of the accounting acquirer and a recapitalization of the equity of the accounting acquirer.
Jerash Holdings, its subsidiaries and VIE (herein collectively referred to as the “Company”) are engaged in manufacturing customized ready-made outerwear from knitted fabric and exporting produced apparel for large brand-name retailers. The Company is diversifying its range of products to include additional pieces such as trousers and urban styling outerwear and different types of natural and synthetic materials. The Company is also expanding its workforce in Jordan with workers from other countries, including Bangladesh, Sri Lanka, India, Myanmar and Nepal.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted pursuant to those rules and regulations. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the fiscal year ended March 31, 2017, included with the Company’s prospectus dated October 27, 2017 (File No. 333-218991).
In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position as of December 31, 2017, its results of operations and its cash flows for the nine months ended December 31, 2017 and 2016, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.
Principles of Consolidation
The unaudited condensed consolidated financial statements include the financial statements of Jerash Holdings, its subsidiaries and VIEs. All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with accounting standards regarding consolidation of variable interest entities, VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.
As described in Note 1, management of the Company has concluded that Victory Apparel is a VIE, and that Jerash Garments is considered the primary beneficiary because Mr. Choi, our chairman, chief executive officer, president, and significant shareholder, absorbs the risks and rewards of Victory Apparel; therefore, we consolidate Victory Apparel for financial reporting purposes. Noncontrolling interests result from the consolidation of Victory Apparel, which is 100% owned by WCL.
The following table sets forth the carrying amounts of the assets and liabilities of the VIE, Victory Apparel, which was included in the Company’s consolidated balance sheets:
	December 31, 2017	March 31, 2017
Current assets	$2,069	$2,096
Intercompany receivables*	311,393	321,317
Total assets	313,462	323,413
Third party current liabilities	—	(6,815)
Total liabilities	—	(6,815)
Net assets	$313,462	$316,598

*
Receivables from Jerash Garments are eliminated upon consolidation.

Victory Apparel did not generate any income but incurred certain expenses for each of the nine-month periods ended December 31, 2017 and 2016. The loss was $26 and $8,929 for the three months ended December 31, 2017 and 2016, respectively. The loss was $2,845 and $32,016 for the nine months ended December 31, 2017 and 2016, respectively.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates include allowance for doubtful accounts, valuation of inventory reserve and useful lives of buildings and other property. Actual results could differ from these estimates.
Cash
The Company considers all highly liquid investment instruments with an original maturity of three months or less from the original date of purchase to be cash equivalents. As of December 31, 2017 and March 31, 2017, the Company had no cash equivalents.
Restricted Cash
Restricted cash consists of cash used as security deposits to obtain credit facilities of the Company from a bank and to secure custom clearance under the requirements of local regulations. The Company is required to keep certain amounts on deposit that are subject to withdrawal restrictions. These security deposits at the bank are refundable only when the bank facilities are terminated. The restricted cash is classified as a non-current asset since the Company has no intention to terminate these bank facilities within one year.

Accounts Receivable
Accounts receivable are recognized and carried at the original invoiced amount less an estimated allowance for uncollectible accounts. The Company usually grants credit to customers with good credit standing for a maximum of 90 days and determines the adequacy of reserves for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was considered necessary as of December 31, 2017 and March 31, 2017.
Inventories
Inventories are stated at the lower of cost or net realizable value. Inventories include cost of raw materials, freight, direct labor and related production overhead. The cost of inventories is determined using the First in, First-out (“FIFO”) method. The Company periodically reviews its inventories for excess or slow-moving items and makes provisions as necessary to properly reflect inventory value.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost, reduced by accumulated depreciation and amortization. Depreciation and amortization expense related to property, plant and equipment is computed using the straight-line method based on estimated useful lives of the assets, or in the case of leasehold improvements, the shorter of the initial lease term or the estimated useful life of the improvements. The useful life and depreciation method are reviewed periodically to ensure that the method and period of depreciation are consistent with the expected pattern of economic benefits from items of property, plant and equipment. The estimated useful lives of depreciation and amortization of the principal classes of assets are as follows:
Useful life
Land	Infinite
Property and buildings	15 years
Equipment and machinery	3 – 5 years
Office and electronic equipment	3 – 5 years
Automobiles	5 years
Leasehold improvements	Lesser of useful life and lease term
Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of income and comprehensive income.
Impairment of Long-Lived Assets
The Company assesses its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Factors which may indicate potential impairment include a significant underperformance relative to the historical or projected future operating results or a significant negative industry or economic trend. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by that asset. If impairment is indicated, a loss is recognized for any excess of the carrying value over the estimated fair value of the asset. The fair value is estimated based on the discounted future cash flows or comparable market values, if available. The Company did not record any impairment loss during the three and nine months ended December 31, 2017 and 2016.

Revenue Recognition
Revenue from product sales is recognized, net of estimated provisions for sales allowances and returns, when the merchandise is shipped and title is transferred. Revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists (sales agreements and customer purchase orders are used to determine the existence of an arrangement); (ii) delivery of goods has occurred and risks and benefits of ownership have been transferred, which is when the goods are received by the customer at its designated location in accordance with the sales terms; (iii) the sales price is both fixed and determinable; and (iv) collectability is reasonably assured. Most of the Company’s products are custom-made for large brand-name retailers. Historically, sales returns have been minimal.
Shipping and Handling
Proceeds collected from customers for shipping and handling costs are included in revenues. Shipping and handling costs are expensed as incurred and are included in operating expenses, as a part of selling, general and administrative expenses. Total shipping and handling expenses were $111,205 and $117,387 for the three months ended December 31, 2017 and 2016, respectively. Total shipping and handling expenses were $508,204 and $420,820 for the nine months ended December 31, 2017 and 2016, respectively.
Income Taxes
The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled. Jerash Holdings was incorporated in the State of Delaware and is subject to Federal income tax in the United States of America. GTI was incorporated in the BVI and is not subject to income taxes under the current laws of BVI. Treasure Success was registered in Hong Kong and has no operating profit for current tax liabilities. Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are subject to the regulations of the Income Tax Department in Jordan. The corporate income tax rate is 14% for the industrial sector. In accordance with the Investment Encouragement Law, Jerash Garments’ export sales to overseas customers are entitled to a 100% income tax exemption for a period of 10 years commencing on the first day of production. This exemption has been extended for 5 years until December 31, 2018. Jerash Garments can apply for further extension of the tax exemption upon expiration. The exempted income tax expense for Jerash Garments totaled $342,254 and $341,349 for the three months ended December 31, 2017 and 2016, respectively. The per share effect of the tax exemption was $0.04 and $0.04 for the three months ended December 31, 2017 and 2016, respectively.
The exempted income tax expense for Jerash Garments totaled $1,675,086 and $1,118,768 for the nine months ended December 31, 2017 and 2016, respectively. The per share effect of the tax exemption was $0.17 and $0.13 for the nine months ended December 31, 2017 and 2016, respectively.
Local sales of Jerash Garments are subject to income tax at a fixed rate of 14%. No tax provision was provided for the three and nine months ended December 31, 2017 and 2016 since there was no net income generated from local sales.
The Company accounts for income taxes in accordance with ASC 740, “Income Taxes,” which requires the Company to use the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carry forwards. Under this accounting standard, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. Deferred income taxes were immaterial, and accordingly, no deferred tax assets or liabilities were recognized as of December 31, 2017 and March 31, 2017.
ASC 740 clarifies the accounting for uncertainty in tax positions. This interpretation requires that an entity recognize in its financial statements the impact of a tax position if that position is more likely than not to be sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The

Company has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income and comprehensive income. Jordan income tax returns prior to 2013 are not subject to examination by any applicable tax authorities. No significant uncertainty in tax positions relating to income taxes have been incurred during the periods ended December 31, 2017 and 2016.
Foreign Currency Translation
The reporting currency of the Company is the U.S. dollar and the Company uses the JOD as its functional currency, except for Treasure Success, which uses the Hong Kong Dollar (“HKD”) as its functional currency. The assets and liabilities of the Company have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date, equity accounts have been translated into U.S. dollars at historical rates, and revenue and expenses have been translated into U.S. dollars using average exchange rates in effect during the reporting period. Cash flows are also translated into U.S. dollars at average translation rates for the periods; therefore, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.
The value of the JOD against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Jordan’s political and economic conditions. Any significant revaluation of the JOD may materially affect the Company’s financial condition in terms of reporting in U.S. dollars. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:
	December 31, 2017	March 31, 2017	December 31, 2016
Period-end spot rate	US$1=JOD 0.7097	US$1=JOD 0.7090	US$1=JOD 0.7106
	US$1=HKD 0.1282	US$1=HKD 0.1287	US$1=HKD 0.1289
Average rate	US$1=JOD 0.7093	US$1=JOD 0.7086	US$1=JOD 0.7109
	US$1=HKD 0.1280	US$1=HKD 0.1289	US$1=HKD 0.1289
Stock-Based Compensation
The Company measures compensation expense for stock-based awards to non-employee contractors and directors based upon the awards’ initial grant date fair value. The estimated grant date fair value of the award is recognized as expense over the requisite service period using the straight-line method. The fair value of awards to non-employees is then marked-to-market each reporting period until vesting criteria are satisfied.
The Company estimates the fair value of stock warrants using the Black-Scholes model. This model is affected by the Company’s stock price on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the warrant, the expected risk-free rates of return, the expected volatility of the Company’s common stock, and the expected dividend yield, each of which is more fully described below. The assumptions for the expected term and the expected volatility are the two assumptions that significantly affect the grant date fair value.
•
Expected Term: the expected term of a warrant is the period of time that the warrant is expected to be outstanding.

•
Risk-free Interest Rate: the Company bases the risk-free interest rate used in the Black-Scholes model on the implied yield at the grant date of the U.S. Treasury zero coupon issue with an equivalent term to the stock-based award being valued. Where the expected term of a stock-based award does not correspond with the term for which a zero coupon interest rate is quoted, the Company uses the nearest interest rate from the available maturities.

•
Expected Stock Price Volatility: the Company utilizes comparable public company volatility over the same period of time as the life of the warrant.

•
Dividend Yield: because the Company does not expect to pay a dividend in the foreseeable future, a 0% dividend yield was used in valuing the stock-based awards.

Earnings per Share
The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect of potential common shares (e.g., convertible securities, options and warrants) on a per share basis as if the convertible securities had been converted at the beginning of the period presented, or the issuance date, if later. For the three and nine months ended December 31, 2017 and 2016, the basic weighted average shares outstanding and diluted weighted average shares were the same since the warrants issued by the Company were anti-dilutive.
Comprehensive Income
Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from the translation of the financial statements expressed in JOD or HKD to U.S. dollars is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.
Fair Value of Financial Instruments
ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets and liabilities.

•
Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considered the recorded value of its financial assets and liabilities, which consist primarily of cash, including restricted cash, accounts receivable, other receivables, due from related parties, due from shareholders, accounts payable, accrued expenses, other payables and short-term loans, to approximate the fair value of the respective assets and liabilities at December 31, 2017 and March 31, 2017 based upon the short-term nature of these assets and liabilities.
Concentrations and Credit Risk
Credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of December 31, 2017 and March 31, 2017, $5,355,745 and $3,404,508, respectively, of the Company’s cash were on deposit at financial institutions in Jordan, where there currently is no rule or regulation requiring such financial institutions to maintain insurance to cover bank deposits in the event of bank failure. As of December 31, 2017 and March 31, 2017, $8,988,963 and $249,865,

respectively, of the Company’s cash were on deposit at financial institutions in Hong Kong and are insured by the Hong Kong Deposit Protection Board subject to certain limitations. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness. As of December 31, 2017 and March 31, 2017, $746 and $0, respectively, of the Company’s cash was on deposit in the United States and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.
Accounts receivable are typically unsecured and derived from revenue earned from customers and therefore, are exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.
Customer and vendor concentration risk
Prior to August 2016, substantially all of the Company’s sales were made to its customers through its affiliates (see Note 7) that are located primarily in the United States (see Note 9). Thereafter, the Company began selling directly to its customers. The Company’s operating results could be adversely affected by U.S. government policy on exporting business, foreign exchange rate fluctuations, and change of local market conditions. The Company has a concentration of its revenues and purchases with specific customers and suppliers. For the three months ended December 31, 2017, two customers accounted for 72% and 12%, respectively, of total revenue. For the nine months ended December 31, 2017, two customers accounted for 81% and 8%, respectively, of total revenue. For the three months ended December 31, 2016, a significant amount of the Company’s sales and purchases were made through its related parties (see Note 7), and two customers accounted for 80% and 10%, respectively, of total revenue. For the nine months ended December 31, 2016, one customer accounted for 81% of total revenue. As of December 31, 2017, two customers accounted for 77% and 11%, respectively, of the total accounts receivable balance. As of March 31, 2017, one customer accounted for 94% of the total accounts receivable balance.
For the three months ended December 31, 2017, the Company purchased approximately 62% and 12%, respectively, of its raw materials from two major suppliers, Onset Time Limited (“ONSET”) and Duck San Enterprise Co., Ltd. For the nine months ended December 31, 2017, the Company purchased approximately 87% of its raw materials from one major supplier, ONSET. For the three months ended December 31, 2016, the Company purchased approximately 83% of its raw materials from one major supplier, ONSET. For the nine months ended December 31, 2016, the Company purchased approximately 44%, 9% and 45% of its raw materials from Value Plus (Macao Commercial Offshore) Limited (“VPMCO”), Ford Glory International Limited (“FGIL”) and ONSET, respectively (see Note 7). As of December 31, 2017, we had a net prepaid balance to the major supplier. As of March 31, 2017, accounts payable to one major supplier accounted for 96% of the total accounts payable balance.
A loss of any of these customers or suppliers could adversely affect the operating results or cash flows of the Company.
Risks and Uncertainties
The principal operations of the Company are located in Jordan. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in Jordan, as well as by the general state of the Jordanian economy. The Company’s operations in Jordan are subject to special considerations and significant risks that are not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in Jordan. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note 1, this may not be indicative of future results.

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS
The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.
New Accounting Pronouncements Recently Adopted
In July 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” ASU No. 2015-11 changes the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business; less reasonably predictable costs of completion, disposal and transportation. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2016, including interim reporting periods within those fiscal years. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018 using a prospective application. The adoption of this guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” This update addresses several aspects of the accounting for share-based compensation transactions including: (a) income tax consequences when awards vest or are settled, (b) classification of awards as either equity or liabilities, (c) a policy election to account for forfeitures as they occur rather than on an estimated basis and (d) classification of excess tax impacts on the statement of cash flows. The Company adopted this guidance in the first quarter of its fiscal year ended March 31, 2018, which did not have a material impact to the unaudited condensed consolidated financial statements and related disclosures. The amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement will be applied prospectively. The Company does not expect the impact to be material to the unaudited condensed consolidated results of operations; however, such determination is subject to change based on facts and circumstances at the time when awards vest or settle.
New Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date for ASU 2014-09 by one year. The guidance in ASU 2014-09 will be effective for the Company for fiscal years beginning after December 15, 2017, including interim reporting periods within those fiscal years. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. Preliminarily, the Company plans to adopt Topic 606 using the retrospective transition method, and is continuing to evaluate the impact its pending adoption of Topic 606 will have on its consolidated financial statements. The Company believes that its current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing leased assets on the balance sheet with a corresponding liability and disclosing key information about leasing arrangements. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and interim reporting periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is evaluating the impact of the adoption of this revised guidance on its unaudited condensed consolidated financial statements and related disclosures.
In May 2017, the FASB issued ASU 2017-09, “Scope of Modification Accounting,” which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not expect that adoption of this guidance will have a material impact on its unaudited condensed consolidated financial statements and related disclosures.
NOTE 4 — INVENTORIES
Inventories consisted of the following:
	As of December 31, 2017	As of March 31, 2017
Raw materials	$3,205,286	$9,265,201
Work-in-progress	213,114	1,493,258
Finished goods	3,303,488	8,393,150
Total inventory	$6,721,888	$19,151,609

An inventory allowance was not considered necessary as of December 31, 2017 and March 31, 2017.
NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consisted of the following:
	As of December 31, 2017	As of March 31, 2017
Land	$61,022	$61,078
Property and buildings	432,163	432,562
Equipment and machinery	4,829,290	4,370,095
Office and electric equipment	503,953	472,918
Automobiles	358,116	302,714
Leasehold improvements	1,492,842	1,358,649
Subtotal	7,677,386	6,998,016
Construction in progress	230,363	206,246
Less: Accumulated Depreciation and Amortization	(4,919,331)	(4,044,020)
Property and Equipment, Net	$2,988,418	$3,160,242

Depreciation and amortization expense was $310,953 and $338,798 for the three months ended December 31, 2017 and 2016, respectively. Depreciation and amortization expense was $899,277 and $1,034,414 for the nine months ended December 31, 2017 and 2016, respectively.
Construction in progress represents costs of construction incurred for the Company’s new sewing workshop, a 450 square meter workshop in the Tafilah Governorate of Jordan, which we expect to be completed by the middle of calendar year 2018.

NOTE 6 — EQUITY
Preferred Stock
The Company has 500,000 authorized shares of preferred stock with a par value of  $0.001 per share, and with none issued and outstanding as of December 31, 2017 and March 31, 2017. The preferred stock can be issued by the Board of Directors of Jerash Holdings in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors may determine from time to time.
Statutory Reserve
In accordance with the Corporate Law in Jordan, Jerash Garments, Jerash Embroidery, Chinese Garments and Victory Apparel are required to make appropriations to certain reserve funds, based on net income determined in accordance with generally accepted accounting principles of Jordan. Appropriations to the statutory reserve are required to be 10% of net income until the reserve is equal to 100% of the entity’s share capital. This reserve is not available for dividend distribution. As of both December 31, 2017 and March 31, 2017, the consolidated balance of the statutory reserve was $71,699.
Private placement
On May 15, 2017, the Company conducted the initial closing of a private placement for the sale of an aggregate of 540,000 shares of common stock and warrants exercisable for up to 54,000 shares of common stock to ten accredited investors. Fifty percent of the shares (270,000 shares) purchased in the initial closing were sold by one of the Company’s shareholders at $4.99 per share, the remaining fifty percent of the shares (270,000 shares) were issued by Jerash Holdings. Each share was sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 540,000 five-year warrants were issued at $0.01 per warrant to purchase up to 54,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company received aggregate gross proceeds of $1,352,700 for the shares and warrants issued and sold in the initial closing of a private placement and incurred direct expenses related to the offering of  $379,828.
On August 18, 2017, the Company conducted the second closing of a private placement, pursuant to which an aggregate of 200,000 shares of common stock and warrants exercisable for up to 20,000 shares of common stock were sold to one accredited investor. Fifty percent of the shares (100,000 shares) purchased in the closing were sold by one of the Company’s shareholders at $4.99 per share and the remaining fifty percent of the shares (100,000 shares) were issued by Jerash Holdings. Each share was sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 200,000 five-year warrants were issued at $0.01 per warrant to purchase up to 20,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company received net proceeds of  $450,910 for the shares and warrants issued and sold in the closing of this private placement.
On September 27, 2017, the Company conducted the third and final closing of a private placement, pursuant to which an aggregate of 50,000 shares of common stock and warrants exercisable for up to 5,000 shares of common stock were sold to two accredited investors. Fifty percent of the shares (25,000 shares) purchased in the closing were sold by one of the Company’s shareholders at $4.99 per share and the remaining fifty percent of the shares (25,000 shares) were issued by Jerash Holdings. Each share was sold together with one warrant, with each such warrant being immediately exercisable for one-tenth of one share of common stock. 50,000 five-year warrants were issued at $0.01 per warrant to purchase up to 5,000 shares of Jerash Holdings’ common stock at an exercise price per full share equal to $6.25. The Company received net proceeds of  $110,179 for the shares and warrants issued and sold in the closing of this private placement.

Warrants issued for services
From time to time, the Company issues warrants to purchase its common stock. These warrants are valued using a Black-Scholes model and using the volatility, market price, exercise price, risk-free interest rate and dividend yield appropriate at the date the warrants were issued.
On May 15, 2017, Jerash Holdings issued warrants to the designees of the placement agent in the above private placement to purchase 48,600 units, with each unit consisting of one share of Jerash Holdings common stock and one warrant (with each such warrant being immediately exercisable for one-tenth of one share of its common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date), at an exercise price of  $5.50 per unit. The fair value of these units was $107,990 and was included in offering costs of the private placement in May 2017.
On May 15, 2017, Jerash Holdings also issued a five-year warrant to purchase up to 50,000 shares of its common stock pursuant to a letter agreement with one of its board advisors. The warrant has an exercise price of  $5.00 per share and may be converted by means of  “cashless” exercise during the term of the warrant. This warrant may be exercised any time after issuance through and including the five year anniversary of the issuance date. Stock-based compensation expense recognized for the quarters ended June 30, 2017 and 2016 was $116,578 and $0 respectively, for this warrant.
On August 1, 2017, warrants to purchase 18,000 units became issuable by Jerash Holdings to the designees of the placement agent in the above private placement, with each unit consisting of one share of Jerash Holdings common stock and one warrant (with each such warrant being immediately exercisable for one-tenth of one share of its common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date), at an exercise price of  $5.50 per unit. The fair value of these units was $43,122 and was included in offering costs of the private placement in August 2017. All of such warrants have been issued by the Company.
On September 27, 2017, warrants to purchase 4,500 units became issuable by Jerash Holdings to the designees of the placement agent in the above private placement, with each unit consisting of one share of Jerash Holdings common stock and one warrant (with each such warrant being immediately exercisable for one-tenth of one share of its common stock at an exercise price of  $6.25 per share for a period of five years from the issuance date), at an exercise price of  $5.50 per unit. The fair value of these units was $10,814 and was included in offering costs of the private placement in September 2017. All of such warrants have been issued by the Company.
During the quarter ended December 31, 2017, all of the outstanding warrants were fully vested and exercisable.
The fair value of these warrants granted was estimated as of the grant date using the Black-Scholes model with the following assumptions:
Common Stock Warrants December 31, 2017
Expected term (in years)	5.0
Risk-free interest rate (%)	1.86%
Expected volatility (%)	52.2%
Dividend yield (%)	0.0%
Warrant activity is summarized as follows:
	Shares	Weighted Average Exercise Price
Warrants outstanding at March 31, 2017	—	—
Granted	207,210	$5.69
Exercised	—	—
Cancelled	—	—
Warrants outstanding at December 31, 2017	207,210	$5.69

NOTE 7 — RELATED PARTY TRANSACTIONS
The relationship and the nature of related party transactions are summarized as follow:
Name of Related Party	Relationship to the Company	Nature of Transactions
Ford Glory Holdings Limited (“FGH”)	Intermediate Shareholder of GTI	Working Capital Advances
Ford Glory International Limited, or FGIL	Affiliate, subsidiary of FGH	Sales/Purchases
Value Plus (Macao Commercial Offshore) Limited (“VPMCO”)	Affiliate, subsidiary of FGH	Purchases
Jiangmen V-Apparel Manufacturing Limited	Affiliate, subsidiary of FGH	Working Capital Advances
Wealth Choice Limited, or WCL	Shareholder of Victory Apparel	Working Capital Advances
Pursuant to the terms of a sale and purchase agreement between one of the Company’s current individual shareholders and Victory City Investments Limited, the ultimate 51% shareholder of FGIL, dated July 13, 2016 (the “Sale and Purchase Agreement”), and effective since August 1, 2016, all rights, interests and benefits of any contracts that FGIL had at that time with any of the Company’s customers for products manufactured or to be manufactured by the Company, together with the costs and obligations relating to those contracts, were transferred to the Company. Thereafter, the Company began selling directly to its customers and no longer through its affiliate, FGIL.
Related party balances:
a.
Accounts receivable — related party:

Accounts receivable from a related party in connection with the collection of accounts receivable from its customers on behalf of the Company due to the support arrangement during the transition period as described below (see a. Sales to a related party) consisted of the following:
	As of December 31, 2017	As of March 31, 2017
FGIL	$90,751	$2,343,892

b.
Other receivables — related party:

	As of December 31, 2017	As of March 31, 2017
WCL	$—	$336,746

The balance due from WCL was interest-free and due upon demand. The balance as of March 31, 2017 was fully collected from WCL on June 15, 2017.
c.
Due from shareholders:

	As of December 31, 2017	As of March 31, 2017
Two individual shareholders	$—	$353,175
Merlotte Enterprise Limited	—	339,325
	$—	$692,500

The balance as of March 31, 2017 was fully collected from shareholders on May 8, 2017.

Related party transactions:
a.
Sales to a related party:

Prior to August 2016, the Company sold merchandise to its customers through its affiliate during the ordinary course of business. The sales made to the related party consist of the following:
	For the three months ended December 31,
	2017	2016
FGIL	$—	$—

	For the nine months ended December 31,
	2017	2016
FGIL	$—	$23,350,919

Pursuant to the Sale and Purchase Agreement, the Company has all rights, interests and benefits of the sales agreements signed with customers since August 2016, together with the costs and obligations of those agreements. During the transition period, the Company’s affiliate supported the Company to complete the transition with no additional fees charged. For the three months ended December 31, 2017, $1,809,475 of sales was made with the support from FGIL. For the nine months ended December 31, 2017, $43,994,497 of sales was made with the support from FGIL.
b.
Purchases from related parties:

Prior to August 2016, the Company periodically purchased merchandise or raw materials from its affiliates during the ordinary course of business. The purchases from related parties consist of the following:
For the three months ended December 31,
	2017	2016
VPMCO	$—	$—
FGIL	—	—
	$—	$—

	For the nine months ended December 31,
	2017	2016
VPMCO	$—	$5,144,675
FGIL	—	916,527
	$—	$6,061,202

NOTE 8 — CREDIT FACILITIES
Pursuant to a letter agreement dated May 29, 2017, Treasure Success entered into an $8,000,000 import credit facility with Hong Kong and Shanghai Banking Corporation (“HSBC”). In addition, pursuant to an offer letter dated June 5, 2017, HSBC offered to provide Treasure Success with a $12,000,000 factoring facility. The import credit and factoring facilities are collectively referred to as the “Senior Credit Facility.” The Senior Credit Facility is guaranteed by Jerash Holdings, Jerash Garments, as well as the Company’s two individual shareholders. In addition, the Senior Credit Facility requires cash and other investment security collateral of  $3,000,000. HSBC provided that drawings under the Senior Credit Facility would be charged interest at the Hong Kong Interbank Offered Rate (“HIBOR”) plus 1.5% for drawings in Hong Kong dollars, and the London Interbank Offered Rate (“LIBOR”) plus 1.5% for drawings in other currencies. The Senior Credit Facility will also contain certain service charges and other commissions and fees. As of December 31, 2017, the Company has made $947,655 withdrawals under the Senior Credit Facility, which are due within 120 days of each borrowing date or upon demand by HSBC.

NOTE 9 — SEGMENT REPORTING
ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operation results by the revenue of the Company’s products. The Company’s major product is outerwear. For the three months ended December 31, 2017 and 2016, outerwear accounted for approximately 78.2% and 92.5%, respectively, of total revenue. For the nine months ended December 31, 2017 and 2016, outerwear accounted for approximately 92% and 94.1%, respectively, of total revenue. Based on management’s assessment, the Company determined that it has only one operating segment as defined by ASC 280.
The following table summarizes sales by geographic areas for the three months ended December 31, 2017 and 2016.
	For the three months ended
	December 31, 2017	December 31, 2016
United States	$8,495,713	$11,452,005
Jordan	2,518,993	949,031
Other countries	529,057	214,726
Total	$11,543,763	$12,615,762

The following table summarizes sales by geographic areas for the nine months ended December 31, 2017 and 2016.
	For the nine months ended
	December 31, 2017	December 31, 2016
United States	$54,835,203	$46,617,843
Jordan	4,826,158	2,958,579
Other countries	782,039	292,216
Total	$60,443,400	$49,868,638

All long-lived assets were located in Jordan as of December 31, 2017 and March 31, 2017.
The Company manufactures outerwear for all seasons. Products for Fall/Winter normally have higher fabric and accessories costs, and some of the styles are more complicated compared to products for Spring/Summer. The higher production costs for Fall/Winter typically result in higher sales and profit margins in the period from May to October in which products for Fall/Winter are primarily shipped.
NOTE 10 — COMMITMENTS AND CONTINGENCIES
Rent Commitment
The Company leases two manufacturing facilities under operating leases. Operating lease expense amounted to $319,156 and $281,589 for the three months ended December 31, 2017 and 2016, respectively, and amounted to $949,120 and $846,089 for the nine months ended December 31, 2017 and 2016, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows:
Twelve months ended December 31,
2018	$814,139
2019	11,079
2020 and thereafter	—
Total	$825,218

The Company has nineteen operating leases for its facilities that require monthly payments ranging between $247 and $26,943 and are renewable on an annual basis.
Contingencies
From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would not have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

Jerash Holdings (US), Inc.
Up to 1,430,000 Shares of Common Stock

PROSPECTUS

Network 1 Financial Securities, Inc.
March 14, 2018
Until and including April 8, 2018 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.